EXHIBIT 10.1

$100,000,000

CREDIT AGREEMENT

Dated as of July 12, 2010

Among

COLUMBIA LAKE ACQUISITION HOLDINGS, INC.,
as Holdings,

COLUMBIA LAKE ACQUISITION CORP.,
(to be merged on the Closing Date with and into CKE Restaurants, Inc.), as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent,

CITICORP NORTH AMERICA, INC.
and
ROYAL BANK OF CANADA,
as Co-Syndication Agents,

MORGAN STANLEY SENIOR FUNDING, INC.,
CITIGROUP GLOBAL MARKETS INC.
and
RBC CAPITAL MARKETS,
as Joint Bookrunners and Joint-Lead Arrangers

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

SECTION 1.01.	Defined Terms
SECTION 1.02.	Terms Generally
SECTION 1.03.	Effectuation of Transactions
SECTION 1.04.	Exchange Rates; Currency Equivalents
SECTION 1.05.	Alternative Currencies
SECTION 1.06.	Change of Currency
SECTION 1.07.	Times of Day
SECTION 1.08.	Letter of Credit Amounts

ARTICLE II

THE CREDITS

SECTION 2.01.	Commitments
SECTION 2.02.	Loans and Borrowings
SECTION 2.03.	Requests for Borrowings
SECTION 2.04.	Swingline Loans
SECTION 2.05.	The Letter of Credit Commitment
SECTION 2.06.	[Reserved]
SECTION 2.07.	Funding of Borrowings
SECTION 2.08.	Interest Elections
SECTION 2.09.	Termination and Reduction of Commitments
SECTION 2.10.	Repayment of Loans; Evidence of Debt
SECTION 2.11.	Repayment of Loans
SECTION 2.12.	Prepayment of Loans
SECTION 2.13.	Fees
SECTION 2.14.	Interest
SECTION 2.15.	Alternate Rate of Interest
SECTION 2.16.	Increased Costs
SECTION 2.17.	Break Funding Payments
SECTION 2.18.	Taxes
SECTION 2.19.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs
SECTION 2.20.	Mitigation Obligations; Replacement of Lenders
SECTION 2.21.	Illegality
SECTION 2.22.	Incremental Commitments
SECTION 2.23.	Replacement Revolving Facility Commitments

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.	Organization; Powers
SECTION 3.02.	Authorization; No Violation
SECTION 3.03.	Enforceability
SECTION 3.04.	Governmental Approvals
SECTION 3.05.	Financial Statements
SECTION 3.06.	No Material Adverse Effect
SECTION 3.07.	Title to Properties; Possession Under Leases
SECTION 3.08.	Subsidiaries
SECTION 3.09.	Litigation; Compliance with Laws
SECTION 3.10.	Federal Reserve Regulations
SECTION 3.11.	Investment Company Act
SECTION 3.12.	Use of Proceeds
SECTION 3.13.	Tax Returns
SECTION 3.14.	No Material Misstatements
SECTION 3.15.	Employee Benefit Plans
SECTION 3.16.	Environmental Matters
SECTION 3.17.	Security Documents
SECTION 3.18.	Location of Real Property and Leased Premises
SECTION 3.19.	Solvency
SECTION 3.20.	Labor Matters
SECTION 3.21.	No Default
SECTION 3.22.	Intellectual Property; Licenses, Etc
SECTION 3.23.	Insurance

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01.	All Credit Events
SECTION 4.02.	First Credit Event

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01.	Existence; Businesses and Properties; Payment of Obligations
SECTION 5.02.	Insurance
SECTION 5.03.	Taxes
SECTION 5.04.	Financial Statements, Reports, etc
SECTION 5.05.	Litigation and Other Notices
SECTION 5.06.	Compliance with Laws
SECTION 5.07.	Maintaining Records; Access to Properties and Inspections
SECTION 5.08.	Use of Proceeds
SECTION 5.09.	Compliance with Environmental Laws
SECTION 5.10.	Further Assurances; Additional Security
SECTION 5.11.	Rating

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01.	Indebtedness
SECTION 6.02.	Liens
SECTION 6.03.	Sale and Lease-Back Transactions
SECTION 6.04.	Investments, Loans and Advances
SECTION 6.05.	Mergers, Consolidations, Sales of Assets and Acquisitions
SECTION 6.06.	Restricted Payments
SECTION 6.07.	Transactions with Affiliates
SECTION 6.08.	Business of the Borrower and the Subsidiaries
SECTION 6.09.	Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc
SECTION 6.10.	Financial Performance Covenants
SECTION 6.11.	Capital Expenditures

ARTICLE VIA

HOLDINGS COVENANT

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.	Events of Default
SECTION 7.02.	Right to Cure

ARTICLE VIII

THE AGENTS

SECTION 8.01.	Appointment
SECTION 8.02.	Delegation of Duties
SECTION 8.03.	Exculpatory Provisions
SECTION 8.04.	Reliance by Agents
SECTION 8.05.	Notice of Default
SECTION 8.06.	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders
SECTION 8.07.	Indemnification
SECTION 8.08.	Agents in Their Individual Capacity
SECTION 8.09.	Successor Agents
SECTION 8.10.	Payments Set Aside
SECTION 8.11.	Administrative Agent May File Proofs of Claim
SECTION 8.12.	Collateral and Guaranty Matters
SECTION 8.13.	Agents and Arrangers
SECTION 8.14.	Withholding Taxes

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.	Notices; Communications
SECTION 9.02.	Survival of Agreement
SECTION 9.03.	Binding Effect
SECTION 9.04.	Successors and Assigns
SECTION 9.05.	Expenses; Indemnity
SECTION 9.06.	Right of Set-off
SECTION 9.07.	Applicable Law
SECTION 9.08.	Waivers; Amendment
SECTION 9.09.	Interest Rate Limitation
SECTION 9.10.	Entire Agreement
SECTION 9.11.	WAIVER OF JURY TRIAL
SECTION 9.12.	Severability
SECTION 9.13.	Counterparts
SECTION 9.14.	Headings
SECTION 9.15.	Jurisdiction; Consent to Service of Process
SECTION 9.16.	Confidentiality
SECTION 9.17.	Platform; Borrower Materials
SECTION 9.18.	Release of Liens, Guarantees and Pledges
SECTION 9.19.	USA PATRIOT Act Notice
SECTION 9.20.	No Advisory or Fiduciary Responsibility
SECTION 9.21.	Affiliate Lenders

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Swingline Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E-1	Form of Non-Bank Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2	Form of Non-Bank Tax Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	Form of Non-Bank Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	Form of Non-Bank Tax Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	Form of Intercreditor Agreement
Schedule 1.01A	Certain Subsidiaries
Schedule 1.01B	Mortgaged Properties
Schedule 1.01C	EBITDA Scheduled Adjustments
Schedule 1.01D	Subsidiary Loan Parties
Schedule 2.01	Commitments
Schedule 3.04	Filings and Other Actions
Schedule 3.07(e)	Options on Mortgaged Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.20	Labor Matters
Schedule 3.22	Intellectual Property
Schedule 4.02(b)	Local Counsel
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

CREDIT AGREEMENT dated as of July 12, 2010 (this “Agreement”), among COLUMBIA LAKE ACQUISITION HOLDINGS, INC., a Delaware corporation (“Holdings”), COLUMBIA LAKE ACQUISITION CORP., a Delaware corporation (“Merger Sub”, with references to the “Borrower” herein being to Merger Sub, prior to the Merger, and to the Company, following the Merger), the Lenders party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent and collateral agent for the Lenders and the other parties party hereto.

WHEREAS, Holdings, Merger Sub and CKE Restaurants, Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger effective as of April 18, 2010 (as amended or supplemented as of the date hereof, the “Merger Agreement”), pursuant to which Merger Sub will merge (the “Merger”), effective as of the Closing Date, with and into the Company, with (i) the Company surviving as a Wholly-Owned Subsidiary of Holdings and (ii) the Company assuming by operation of law all of the Obligations of Merger Sub under this Agreement and the other Loan Documents; and

WHEREAS, in connection with the consummation of the Merger, the Borrower has requested the Lenders to extend credit in the form of Revolving Facility Loans, Swingline Loans and Letters of Credit at any time and from time to time prior to the Revolving Facility Maturity Date, in an aggregate Outstanding Amount at any time not in excess of $100,000,000;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as announced from time to time by Morgan Stanley as its “prime rate” at its principal office in New York, New York.  Any change in such rate announced by Morgan Stanley shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Incremental Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Accepting Lender” shall have the meaning assigned to such term in Section 2.12(c).

“Acquired Assets” shall mean, for any Fiscal Year, the total purchase price of assets acquired pursuant to Permitted Business Acquisitions after the Closing Date through the end of such Fiscal Year determined in accordance with GAAP; provided that if a Permitted Business Acquisition is not consummated during the first quarter of a Fiscal Year, Acquired Assets for such Fiscal Year shall be determined by multiplying the amount attributable to such Permitted Business Acquisition by (i) 0.75 if such Permitted Business Acquisition is consummated during the second quarter of such Fiscal Year, (ii) 0.50 if such Permitted Business Acquisition is consummated during the third quarter of such Fiscal Year and (iii) 0.25 if such Permitted Business Acquisition is consummated during the fourth quarter of such Fiscal Year.

“Acquired Assets Amount” shall have the meaning assigned to such term in Section 6.11(a).

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall mean Morgan Stanley in its capacity as administrative agent under the Loan Documents or any successor administrative agent.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.13(d).

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.22(a).

“Agent Parties” shall have the meaning assigned to such term in Section 9.17.

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Syndication Agents.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternative Currency” shall mean each currency (other than Dollars) that is approved in accordance with Section 1.05.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Commitment Fee Rate” shall mean for any day 0.75% per annum.

“Applicable Margin” shall mean for any day (i) with respect to any Revolving Facility Loan, (A) 3.75% per annum in the case of any Eurocurrency Loan and (B) 2.75% per annum in the case of any ABR Loan  and (ii) with respect to Swingline Loans, 2.75% per annum; provided, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04(a) or (b) covering a period of at least six (6) full months after the Closing Date, the Applicable Margin with respect to Revolving Facility Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).

“Auto-Reinstatement Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, the amount by which (a) the aggregate Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the aggregate Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bankruptcy Code” shall mean Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the preamble of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrower Qualified IPO” shall mean an underwritten public offering of Equity Interests of the Borrower constituting a Qualified IPO.

“Borrowing” shall mean a group of Loans of a single Type in a single currency under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $1,000,000 except, in the case of Swingline Loans, $500,000.

“Borrowing Multiple” shall mean $500,000 except, in the case of Swingline Loans, $100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a)           expenditures to the extent made with proceeds of the issuance of Equity Interests of Holdings (prior to a Qualified IPO) or any Parent Entity after the Closing Date that are contributed to the common equity of the Borrower or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but for the application of the last proviso to such clause (a)); provided, that this clause (a) shall exclude expenditures made with the proceeds of Permitted Cure Securities, proceeds from sales of Equity Interests financed as contemplated by Section 6.04(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(p), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(c) and any proceeds used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C) and proceeds are included in any determination of the Cumulative Credit;

(b)           expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 12 months of receipt of such proceeds (or, if not made within such period of 12 months, are committed to be made during such 12 month period and actually made within 18 months of receipt of such proceeds);

(c)           interest capitalized during such period;

(d)           expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings (prior to a Qualified IPO) or any Subsidiary) and for which none of Holdings (prior to a Qualified IPO) or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e)           the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f)           the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g)           a Permitted Business Acquisition;

(h)           the purchase of property, plant or equipment made with proceeds within 12 months of the sale of any asset (other than inventory) to the extent purchased with the proceeds of such sale (or, if not made within such period of 12 months, to the extent committed to be made during such period and actually made within the 18 month period from such sale); or

(i)           the Transactions.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof accounted for as a liability at such time determined in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Cash Collateral” shall have the meaning assigned to such term in Section 2.05(g).

“Cash Collateralize” shall have the meaning assigned to such term in Section 2.05(g).

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period (excluding, without duplication, in any event (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any debt issuance costs, commissions or financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, any such fees paid in connection with a Permitted Business Acquisition and the expensing of any bridge, commitment or other financing fees, including those paid in connection with the Transactions, upon entering into a Permitted Business Acquisition or any amendment of this Agreement, (c) the amortization of debt discounts, if any, or upfront fees and amendment fees, in respect of Swap Agreements and (d) any other expenses included in Interest Expense not paid in cash) less cash interest income of the Borrower and the Subsidiaries for such period.  For the avoidance of doubt, “Cash Interest Expense” shall not include any Interest Expense of Unrestricted Subsidiaries.

A “Change in Control” shall be deemed to occur if:

(a)           at any time, a “change of control” (or similar event) shall occur under the Secured Notes Indenture or any Permitted Refinancing Indebtedness in respect thereof that constitutes Material Indebtedness; or

(b)           any combination of Permitted Holders in the aggregate shall fail to have the power, directly or indirectly, to vote or direct the voting of Equity Interests representing at least a majority of the ordinary voting power for the election of directors of the Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change in Control if,

(i)          prior to a Qualified IPO, (A) any combination of Permitted Holders in the aggregate otherwise have the right, directly or indirectly, to designate a majority of the Board of Directors of the Borrower at such time or (B) any combination of Permitted Holders in the aggregate own, directly or indirectly, a majority of the ordinary voting Equity Interests of the Borrower at such time, or

(ii)          upon or after a Qualified IPO, (A) no person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of more than the greater of (x) 35% on a fully diluted basis of the voting Equity Interests of the Borrower and (y) the percentage owned, directly or indirectly, in the aggregate by the Permitted Holders on a fully diluted basis of the voting Equity Interests of the Borrower and (B) during each period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall be occupied by persons who were either (1) nominated by the Board of Directors of the Borrower or a Permitted Holder, (2) appointed by directors so nominated or (3) appointed by a Permitted Holder.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 2.16(b), by any Lending Office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Citi” shall mean Citigroup Global Markets Inc., together with Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates.

“Class” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are  Revolving Facility Loans, Incremental Term Loans, Incremental Revolving Loans, Swingline Loans or Replacement Revolving Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Facility Commitment, an Incremental Term Loan Commitment, an Incremental Revolving Facility Commitment, a Swingline Commitment, or a Replacement Revolving Facility Commitment.

“Closing Date” shall mean July 12, 2010.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean the “Collateral” (or equivalent term) as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is now or hereafter subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Documents and which has not been released from such Lien in accordance with the Loan Documents at the time of determination.

“Collateral Agent” shall mean, with respect to references to such term in this Agreement, Morgan Stanley in its capacity as collateral agent for the Secured Parties under this Agreement in accordance with the terms of this Agreement, and with respect to references to such term in the Security Documents, Morgan Stanley in its capacity as collateral agent for the First Lien Secured Parties under the Security Documents in accordance with the terms of the Security Documents, or any successor collateral agent pursuant to any such document.

“Collateral Requirement” shall mean the requirement that (in each case subject to Section 5.10(g)):

(a)           on the Closing Date, the Collateral Agent shall have received (i) from the Borrower and each Subsidiary Loan Party, a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such person and (ii) from Holdings, a counterpart of the Guarantee and Pledge Agreement duly executed and delivered on behalf of Holdings;

(b)           on the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of (x) Borrower and (y) each Domestic Subsidiary (other than Subsidiaries listed on Schedule 1.01A) owned on the Closing Date directly by the Borrower or any Subsidiary Loan Party and (B) a pledge of 65% of the outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of each “first tier” Wholly-Owned Foreign Subsidiary directly owned by the Borrower or any Subsidiary Loan Party on the Closing Date (other than Subsidiaries listed on Schedule 1.01A) and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)           (i) on the Closing Date and at all times thereafter, all Indebtedness of the Borrower and each Subsidiary Loan Party having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5,000,000 (other than (A) intercompany current liabilities in connection with the cash management operations of Holdings and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to Holdings, the Borrower or a Subsidiary Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Guarantee and Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d)           in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, subject to Section 5.10(g), the Collateral Agent shall have received a supplement to the Guarantee and Collateral Agreement in the form specified therein or otherwise reasonably acceptable to the Administrative Agent, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e)           after the Closing Date, (i) all the outstanding Equity Interests of (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(g), all the Equity Interests that are acquired by the Borrower or a Subsidiary Loan Party after the Closing Date, shall have been pledged pursuant to the Guarantee and Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent); provided, that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary directly owned by the Borrower or such Subsidiary Loan Party be pledged to secure the Obligations, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of the Borrower or a Subsidiary Loan Party be pledged to secure the Obligations, and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(f)           on the Closing Date and at all times thereafter, except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g)           after the Closing Date (solely to the extent required by Sections 5.10(c) or 5.10(d)), the Collateral Agent shall have received counterparts of each Mortgage to be entered into with respect to each Mortgaged Property set forth on Schedule 1.01B and each Mortgaged Property acquired after the Closing Date and mortgaged pursuant to Sections 5.10(c) and 5.10(d) duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing and in either case, evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably acceptable to the Collateral Agent;

(h)           after the Closing Date (solely to the extent required by Sections 5.10(c) or 5.10(d)), the Collateral Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States (together with a notice about special flood hazard area status and flood disaster assistance) duly executed by the Borrower and/or each Subsidiary Loan Party relating thereto;

(i)           on the Closing Date and after the Closing Date (solely to the extent required by Sections 5.10(c) or 5.10(d)), the Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 including, without limitation, flood insurance policies and any applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement or other similar endorsement in each applicable jurisdiction (to the extent applicable) and shall name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent;

(j)           after the Closing Date (solely to the extent required by Sections 5.10(c) and (d)) the Collateral Agent shall have received legal opinions addressed to the Collateral Agent and the Lenders as to such matters as the Collateral Agent shall reasonably request;

(k)           after the Closing Date (solely to the extent required by Sections 5.10(c) and (d)) the Collateral Agent shall have received the results of lien searches conducted against each Mortgaged Property;

(l)           except as otherwise contemplated by this Agreement or any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(m)           after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.13(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment, Incremental Revolving Facility Commitment, Replacement Revolving Facility Commitment and/or Incremental Term Loan Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Company” shall have the meaning assigned to such term in the preamble of this Agreement.

“Conduit Lender” shall mean any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that a Conduit Lender shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05 (subject to the limitations and requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) but no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed) and the Conduit Lender complies with the requirements those Sections or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money and Disqualified Stock of the Borrower and the Subsidiaries as would be shown on a consolidated balance sheet prepared as of such date in accordance with GAAP.  For the avoidance of doubt, “Consolidated Debt” shall not include any Indebtedness of Unrestricted Subsidiaries or any other entity which is not the Borrower or a Subsidiary (except to the extent the holders of such Indebtedness have direct recourse to the Borrower or a Subsidiary, in each case, without regard to the classification of such Indebtedness under GAAP).

“Consolidated Gross Total Tangible Assets” shall mean, as of any date, the total assets (including Intellectual Property Rights, but excluding goodwill and any other intangible assets) of the Borrower and the consolidated Subsidiaries without giving effect to any depreciation and amortization or impairment of any assets since the Closing Date (or with respect to assets acquired after the Closing Date, the date such assets were acquired by the Borrower or a consolidated Subsidiary) determined in accordance with GAAP, based on the consolidated balance sheet of the Borrower as of such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i)          any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded,

(ii)          any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded,

(iii)          (A) the Net Income for such period of any person that is not a Subsidiary of such person, or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(iv)          Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(v)          effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries and including, without limitation, the effects of adjustments to (A) deferred rent, (B) deferred franchise fees, (C) Capital Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (D) any other deferrals of income) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(vi)          any impairment charges or asset write-offs (other than write-offs of inventory and accounts receivable in the ordinary course of business), in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,

(vii)          any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(viii)          accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded to the extent such accruals or reserves either (x) will not require any increased cash outlays in such period or any future period or (y) relate to events occurring prior to the Closing Date,

(ix)          non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded,

(x)          any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from changes to the value of Swap Agreements for currency exchange risk, shall be excluded,

(xi)          (A) the non-cash portion of “straight-line” rent expense shall be excluded, (B) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (C) the non-cash amortization of tenant allowances shall be excluded, (D) franchise development fees and cash received from landlords for tenant allowances shall be included and (E) to the extent not already included in Net Income, the cash portion of sublease rentals received shall be included (for the avoidance of doubt, the net effect of the adjustments in this clause (xi) as well as any adjustments pursuant to clause (v) above shall be to compute rent expense and rental income on a cash basis for purposes of determining Consolidated Net Income),

(xii)          to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded,

(xiii)          without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06(b)(y) shall be included as though such amounts had been paid as income taxes directly by such person for such period,

(xiv)          non-cash charges for deferred tax asset valuation allowances shall be excluded, and

(xv)           to the extent not resulting in a cash outlay in such period or an accrual for a cash outlay in any future period, any charges of the type set forth in clause (a)(x) or (a)(xii) of the definition of EBITDA shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries without giving effect to any amortization or impairment of the amount of intangible assets since the Closing Date (or with respect to assets acquired after the Closing Date, the date such assets were acquired by the Borrower or a consolidated Subsidiary), determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)           $25,000,000, plus

(b)           50% of cumulative Consolidated Net Income for the period, taken as a whole from the Closing Date to the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to clause (a) or (b) of Section 5.04 (or, if Consolidated Net Income for such period is negative, 100% of such loss); plus

(c)           other than for purposes of Section 6.06, to the extent not applied pursuant to Section 6.09(b)(F), the sum of (i) the aggregate amount of Net Proceeds received after the Closing Date and prior to such time, excluding any amounts applied pursuant to Section 2.12(b) hereof, but including an amount equal to the excess of (x) the aggregate amount of Net Proceeds with respect to which the Borrower has made a tender offer pursuant to Section 2.12(b) hereof over (y) the aggregate principal amount of Secured Notes tendered pursuant to any such offer and (ii) the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x) or (y) of the second proviso thereof; plus

(d)           100% of the aggregate net proceeds, including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash, received by the Borrower after the Closing Date from the issue or sale of Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower, including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Borrower or a Subsidiary Loan Party); provided, that this clause (d) shall exclude the Cure Amount, sales of Equity Interests financed as contemplated by Section 6.04(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(p), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(c), any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C) and the proceeds of Equity Interests that are used to make expenditures as contemplated in clause (a) of the definition of “Capital Expenditures”; plus

(e)           100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Borrower or any Subsidiary Loan Party issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to the Company or a Subsidiary) which has been converted into or exchanged for Equity Interests in the Borrower (other than Disqualified Stock) or any direct or indirect parent of the Borrower (provided in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished); plus

(f)           without duplication of amounts that otherwise increased the amount available to make Investments pursuant to Section 6.04(j), 100% of the amount received by the Borrower upon the sale or disposition of any Investment made in reliance on Section 6.04(j)(ii) (including upon the sale of any Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made in reliance on Section 6.04(j)(ii)) or from distributions or upon liquidation of any such Investment and 100% of the fair market value of the Borrower’s equity interest in any Subsidiary that was designated as an Unrestricted Subsidiary in reliance on Section 6.04(j)(ii) at the time it is subject to a subsequent Subsidiary Redesignation; plus

(g)           in the event any Unrestricted Subsidiary has undergone a Subsidiary Redesignation or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Subsidiary Loan Party, the fair market value (as determined in good faith by the Borrower) of the Investment of the Borrower or the Subsidiary Loan Parties in such Unrestricted Subsidiary (which, if the fair market value of such investment shall exceed $25.0 million, shall be determined by the Board of Directors of the Borrower, a copy of the resolution of which with respect thereto shall be delivered to the Administrative Agent) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); minus

(h)           100% of the amount applied to make Investments in reliance on Section 6.04(j)(ii); minus

(i)           100% of the amount applied to make Restricted Payments pursuant to Section 6.06(e) and (h); minus

(j)           100% of the amount applied to repay Junior Financing (other than the Secured Notes) pursuant to Section 6.09(b)(i)(E); minus

(k)           100% of the amount applied to make Capital Expenditures pursuant to Section 6.11(d).

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.12(c).

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Revolving Facility Maturity Date and (y) the date on which the Loans and all other Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Distressed Person” shall have the meaning assigned to such term in the definition of “Lender-Related Distress Event.”

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (x) of this clause (a) were deducted in determining (or otherwise had the effect of reducing) Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)          provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii)          Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

(iii)          depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including, without limitation, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv)          any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (w) such fees, expenses or charges related to the offering of the Secured Notes and the Obligations, (x) any amendment or other modification of the Obligations or other Indebtedness, (y) any “additional interest” with respect to the Secured Notes and (z) commissions, discounts, yield and other fees and charges,

(v)          restructuring charges or reserves,

(vi)          the amount of management, consulting, monitoring, transaction and advisory fees (including, without limitation, any Management Termination Fee) and related expenses paid to Sponsor (or any accruals related to such fees and related expenses) during such period,

(vii)          any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the common equity of the Borrower or a Subsidiary Loan Party solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit (including any payment of dividend equivalent rights to option holders),

(viii)          any deductions (less any additions) attributable to minority interests except, in each case, to the extent of cash paid or received,

(ix)          EBITDA Scheduled Adjustments and adjustments of a similar nature,

(x)          any net extraordinary, nonrecurring or unusual losses or expenses or charges including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, business optimization costs, signing, retention or completion bonuses, and expenses or charges related to any offering of Equity Interests or debt securities of Holdings or any Parent Entity, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including (a) any transition-related expenses incurred before, on or after the Closing Date and (b) any expenses or charges attributable to any payments made (or any agreement or commitment to make any payment) to employees of the Borrower or any Subsidiary in lieu of stock options, restricted stock units or similar items or in satisfaction of any obligation or commitment to grant or issue any such items),

(xi)          any net loss from disposed, abandoned, transferred, closed or discontinued operations and any net loss on disposal of disposed, abandoned, transferred, closed or discontinued operations, and

(xii)          any other costs, expenses or charges resulting from restaurant closures or sales, including income (or losses) from such restaurant closures or sales (including, for the avoidance of doubt, restaurant closures and other items of the type described as “Facility Action Charges” in the Company’s annual report on Form 10-K for the Fiscal Year ended January 25, 2010), minus, without duplication, (b) (i) non-cash items increasing Net Income for such period (excluding (w) the recognition of deferred revenue and deferred credits, (x) the reversal or amortization of Capital Lease Obligations or other obligations or deferrals attributable to capital spending, incentive or other funds with suppliers, (y) any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period for which EBITDA was calculated and reported to the Lenders pursuant to this Agreement and (z) any items for which cash or other assets were received in any prior period or will be received in a future period ), (ii) any net after-tax extraordinary, nonrecurring or unusual gains or income and (iii) any net after-tax gain or income from disposed, abandoned, transferred, closed or discontinued operations.

For purposes of determining EBITDA under this Agreement, subject to adjustment as provided in the definition of Pro Forma Basis for events occurring following the Closing Date which are required to be given effect to in accordance with such definition, EBITDA for the Fiscal Quarter ended May 17, 2010 shall be deemed to be $47,100,000, EBITDA for the Fiscal Quarter ended January 25, 2010 shall be deemed to be $32,800,000, EBITDA for the Fiscal Quarter ended November 2, 2009 shall be deemed to be $35,900,000 and EBITDA for the Fiscal Quarter ended August 10, 2009 shall be deemed to be $43,300,000.

“EBITDA Scheduled Adjustments” shall mean the adjustments to EBITDA set forth on Schedule 1.01C.

“EBITDAR” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, EBITDA of the Borrower and the Subsidiaries for such period plus Net Rent for such period.  For purposes of determining EBITDAR under this Agreement, subject to adjustment as provided in the definition of Pro Forma Basis for events occurring following the Closing Date which are required to be given effect to in accordance with such definition, EBITDAR for the Fiscal Quarter ended May 17, 2010 shall be deemed to be $62,000,000, EBITDAR for the Fiscal Quarter ended January 25, 2010 shall be deemed to be $44,200,000, EBITDAR for the Fiscal Quarter ended November 2, 2009 shall be deemed to be $46,700,000 and EBITDAR for the Fiscal Quarter ended August 10, 2009 shall be deemed to be $53,600,000.

“EMU” shall mean the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient air, indoor air, surface water, ground water, drinking water, land surface and sub-surface strata.

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, the common law, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of any Hazardous Material, and human health (to the extent related to exposure to Hazardous Materials).

“Equity Contribution” shall mean, in connection with the consummation of the Merger, the purchase or contribution by the Permitted Holders and the Investors, directly or indirectly, of cash common equity or preferred equity to or of Holdings or any Parent Entity in an aggregate amount of not less than 35% of the pro forma total consolidated capitalization of Holdings on the Closing Date (excluding for purpose of this determination increased levels of debt as a result of all OID and/or upfront fees in respect of the Revolving Facility and/or the Secured Notes to the extent in excess of 1% of the principal amount thereof).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by Holdings, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Holdings, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA (as in effect prior to the effective date of the Pension Act).

“Euro” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), appearing on page BBAM 1 of the Bloomberg Service (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Morgan Stanley and with a term equivalent to such Interest Period would be offered by Morgan Stanley’s London Branch (or other Morgan Stanley branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Incremental Term Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Proceeds” shall have the meaning assigned to such term in Section 2.12(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Resale” shall have the meaning ascribed to it in Section 6.05(n).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Swingline Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, the following Taxes:

(a)           Taxes imposed on (or measured by) its net income or franchise Taxes imposed on (or measured by) its overall gross income or net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or as a result of any other present or former connection with such jurisdiction (including as a result of such Lender engaging in a trade or business in (or being resident in) such jurisdiction for tax purposes but excluding any connection with such jurisdiction arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Loan Document), in each case including any political subdivision thereof,

(b)           any Taxes in the nature of the branch profits tax imposed by Section 884(a) of the Code that is imposed by any other jurisdiction described in clause (a) above,

(c)           any withholding Tax that is attributable to a Lender’s, Swingline Lender’s or L/C Issuer’s failure to comply with Section 2.18(e), and

(d)           in the case of a Foreign Lender, any U.S. federal withholding Tax on any amounts payable to such Foreign Lender that is imposed pursuant to any laws in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any such withholding Tax pursuant to Section 2.18.

“Existing Credit Agreement” shall mean the Seventh Amended and Restated Credit Agreement, dated as of March 27, 2007, among the Company, the several banks and other financial institutions or entities from time to time parties thereto and BNP Paribas, as administrative agent (as amended by the Additional Loan and First Amendment dated as of May 3, 2007, the Additional Loan and Second Amendment dated as of August 27, 2007 and the Third Amendment dated as of March 7, 2008).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there is one Facility, i.e., the Revolving Facility (and no Incremental Term Facility or Incremental Revolving Facility), and thereafter, may include any Incremental Term Facility, any Incremental Revolving Facility and any Replacement Revolving Facility.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Morgan Stanley on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter dated April 17, 2010 by and among Holdings, Merger Sub, Morgan Stanley, Citi and RBC.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the L/C Issuer Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 6.10.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Fiscal Quarter” shall mean, with respect to any Fiscal Year, the four Fiscal Month period beginning with the first Fiscal Month of such Fiscal Year.

“Fiscal Month” shall mean a four consecutive week period, from and including the applicable Tuesday through and including the fourth Monday thereafter.  The first Fiscal Month of each Fiscal Year shall commence with the first Tuesday after the last Monday in January.

“Fiscal Quarter” shall mean, with respect to any Fiscal Year, the First Fiscal Quarter, Second Fiscal Quarter, Third Fiscal Quarter or Fourth Fiscal Quarter of such Fiscal Year, as applicable.

“Fiscal Year” shall mean a consecutive period beginning on the first day of the First Fiscal Quarter of such period and ending on the last day of the Fourth Fiscal Quarter of such Period.  A Fiscal Year shall be designated by the calendar year in which such Fiscal Year ends (e.g., “Fiscal Year 2011” shall end on the last Monday in January 2011).

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean with respect to any Loan or Swingline Loan made to, or any Letter of Credit issued for the account of, any Borrower that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) or any Borrower that is treated for U.S. federal income tax purposes as a disregarded entity owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code), any Lender, Swingline Lender or L/C Issuer, as the case may be, that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code).

“Foreign Subsidiary” shall mean any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or any Subsidiary of a “controlled foreign corporation.”

“Fourth Fiscal Quarter” shall mean, with respect to any Fiscal Year, the three Fiscal Month period beginning with the first Tuesday after the Third Fiscal Quarter of such Fiscal Year.

“Franchisee Construction Debt” shall have the meaning assigned to such term in Section 6.01(aa).

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(a), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, dated as of the Closing Date, among the Borrower, each Subsidiary Loan Party and the Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Guarantee and Pledge Agreement” shall mean the Guarantee and Pledge Agreement, dated as of the Closing Date, between Holdings and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, asbestos, asbestos containing materials, polychlorinated biphenyls, radon gas, toxic mold, and any other chemicals, materials, pollutants, contaminants, substances or wastes in any amount or concentration and in any form which are regulated under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its permitted successors and assigns.

“Honor Date” shall have the meaning assigned to such term in Section 2.05(c)(i).

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the Fiscal Quarter of the Borrower most recently ended, have assets with a value in excess of 1.0% of the Consolidated Total Assets or EBITDA (on an individual basis) representing in excess of 1.0% of EBITDA (for the Borrower and its Subsidiaries on a consolidated basis) as of such date for the Test Period most recently ended and (b) taken together with all Immaterial Subsidiaries as of the last day of the Fiscal Quarter of the Borrower most recently ended, did not have assets with a value in excess of 3.0% of Consolidated Total Assets or EBITDA representing in excess of 3.0% of EBITDA (for the Borrower and its Subsidiaries on a consolidated basis) as of such date for the Test Period most recently ended.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) $50,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.22.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders entered into pursuant to Section 2.22.

“Incremental Revolving Facility” shall mean the Incremental Revolving Facility Commitments and the Incremental Revolving Loans made thereunder.

“Incremental Revolving Facility Commitment” shall mean any increased or incremental Revolving Facility Commitment provided pursuant to Section 2.22.

“Incremental Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or an outstanding Revolving Facility Loan as a result of an Incremental Revolving Facility Commitment.

“Incremental Revolving Loans” shall mean Revolving Facility Loans made by one or more Lenders to the Borrower pursuant to Section 2.22.  Incremental Revolving Loans may be made in the form of additional Revolving Facility Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans.

“Incremental Term Facility” shall mean the Incremental Term Loan Commitments and the Incremental Term Loans made hereunder.

“Incremental Term Facility Maturity Date” shall mean, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for such series or tranche as set forth in such Incremental Assumption Agreement.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.22, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.11(a).

“Incremental Term Loans” shall mean term loans made by one or more Lenders to the Borrower pursuant to Section 2.22 and provided for in the relevant Incremental Assumption Agreement.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (h) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capital Lease Obligations of such person, (e) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, (h) all Guarantees by such person of Indebtedness described in clauses (a) to (g) above and (i) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables and accrued expenses arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean the persons identified in writing to the Joint-Lead Arrangers by the Sponsor and/or Borrower on May 4, 2010.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Intellectual Property Right” shall have the meaning assigned to such term in Section 3.22.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, substantially in the form of Exhibit F, among (i) the Collateral Agent for the benefit of the Secured Parties, (ii) Wells Fargo Bank, National Association for the benefit of the holders of the Secured Notes, (iii) the Borrower and (iv) each Subsidiary Loan Party.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA to (b) Cash Interest Expense, in each case, for the Test Period most recently ended as of such date, all determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that the Interest Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Interest Election Request” shall mean request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.08.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) as to any Loan other than an ABR Loan, the last day of each Interest Period applicable to such Loan and the scheduled maturity date of such Loan; provided, however, that if any Interest Period for a Eurocurrency Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the scheduled maturity date of such Loan.

“Interest Period” shall mean, as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, two, three or six months (or nine or twelve months if agreed to by each applicable Lender or such period of shorter than one month (i) if agreed to by each applicable Lender in the case of any Revolving Facility Loan or (ii) as may be consented to by the Administrative Agent in the case of any Incremental Term Loans) thereafter, as selected by the Borrower; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period for any Loan shall extend beyond the maturity date of such Loan.

Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Investor” shall mean each investor arranged by the Sponsor for the purpose of providing a portion of the Equity Contribution in connection with the Transactions.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint-Lead Arrangers” shall mean Morgan Stanley, Citi and RBC, in their capacities as joint lead arrangers and joint bookrunners.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Junior Liens” shall mean Liens (other than Liens securing the Obligations or Second-Priority Liens) that are subordinated to the Liens granted under the Loan Documents on customary terms pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“L/C Advance” shall mean, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.  All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an ABR Revolving Loan.  All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” shall mean Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association, each other L/C Issuer designated pursuant to Section 2.05(k) and any Replacement L/C Issuer, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 8.06; provided that, in the case of any Existing Letter of Credit, the L/C Issuer with respect thereto shall be as is indicated on Schedule 1.01D.  An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer Fees” shall have the meaning assigned to such term in Section 2.13(b).

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.13(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Sections 9.04, 2.22 or 2.23.

“Lender Default” shall mean (i) the refusal (which has not been retracted), or failure, of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04(c) or to fund its portion of any unreimbursed payment under Section 2.05(c), (ii) a Lender having notified in writing to the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.07, (iii) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event, (iv) any Lender has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Credit Agreement relating to its obligations to fund prospective Borrowings and participations in then outstanding Letters of Credit and/or Swingline Loans, provided that a Lender Default shall cease to exist under this clause (iv) upon receipt of such confirmation and (v) any Lender has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within five (5) Business Days of the date when due.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lending Office” shall mean, as to any Lender or Swingline Lender, the applicable branch, office or Affiliate of such Lender or Swingline Lender designated by such Lender or Swingline Lender to make Loans or Swingline Loans to the Borrower.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.  A Letter of Credit may be a standby letter of credit or a commercial letter of credit; provided that Morgan Stanley Bank, N.A., as an L/C Issuer shall not be required to issue any commercial letter of credit without its written consent.  Letters of Credit shall be issued in Dollars or an Alternative Currency.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Commitment” shall mean, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Expiration Date” shall mean the day that is five (5) days prior to the Revolving Facility Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement, the Letters of Credit, each Issuer Document, the Guarantee and Collateral Agreement, the Security Documents, and any Note issued under Section 2.10(e) and, prior to a Borrower Qualified IPO, the Guarantee and Pledge Agreement.

“Loan Parties” shall mean Holdings (prior to a Borrower Qualified IPO), the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Incremental Term Loans (if any), the Revolving Facility Loans, the Incremental Revolving Loans (if any), the Replacement Revolving Loans (if any) and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time.

 “Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Holdings and the Subsidiaries, as the case may be, on the Closing Date or who became officers, directors or management personnel of Holdings and the Subsidiaries following the Closing Date (other than in connection with a transaction that would otherwise be a Change in Control if such persons were not included in the definition of “Permitted Holders”).

“Management Termination Fee” shall have the meaning specified in Section 6.07(b)(xiii).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or the validity and enforceability of any of the material Loan Documents or the rights and remedies of the Agents and the Lenders thereunder; provided, however, that solely for purposes of determining whether the condition in Section 4.01(b) has been satisfied in connection with the first Credit Event on the Closing Date, any reference to “Material Adverse Effect” in any of the representations and warranties referred to in Section 4.01(b) shall mean “Material Adverse Effect” as defined in the Merger Agreement.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $20,000,000.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall have the meaning assigned to such term in the first recital hereto.

“Merger Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Merger Documents” shall mean the collective reference to the Merger Agreement, all material exhibits and schedules thereto and all agreements expressly contemplated thereby.

“Merger Sub” shall have the meaning assigned to such term in the preamble to this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morgan Stanley” shall mean Morgan Stanley Senior Funding, Inc., together with its successors and permitted assigns.

“Mortgaged Properties” shall mean the Owned Real Properties owned by the Borrower or any Subsidiary Loan Party that are set forth on Schedule 1.01B and each additional Owned Real Property encumbered by a Mortgage or Additional Mortgage pursuant to Section 5.10(c) or 5.10(d).

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt and other security documents delivered with respect to Mortgaged Properties in a form and substance reasonably acceptable to the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)           100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than those pursuant to clause (a) of the proviso to Section 6.03 and Section 6.05(a), (b), (d), (e), (g), (h), (i) or (j)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset which Lien ranks prior to the Liens under the Loan Documents, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used; provided that if contractually committed, such proceeds are actually used within 18 months of such receipt (it being understood that if any portion of such proceeds are not so used or contractually committed to be used within the relevant period, then such remaining portion not so used or committed shall constitute Net Proceeds as of the last Business Day of the relevant period without giving effect to this proviso); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in any Fiscal Year shall constitute Net Proceeds in such Fiscal Year until the aggregate amount of all such net cash proceeds in such Fiscal Year shall exceed $10,000,000 and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds and (y) in any event, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds either (A) shall exceed $1,000,000 or (B) are from the sale of a fee interest in real property; and

 (b)           100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Net Rent” shall mean, for the Borrower and the Subsidiaries for any period, the aggregate rent expense (excluding common area maintenance charges and taxes) for the Borrower and the Subsidiaries for such period other than (i) rent expense under vehicle, machinery, airplane and other equipment leases, (ii) Capital Lease Obligations and (iii) synthetic lease obligations, minus rental income received from franchisees and third parties during such period including, without limitation, pursuant to (x) leases of owned Real Property to franchisees and/or third parties, (y) subleases to such franchisees or third parties, as the case may be, and (z) leases that have been assigned to such franchisees or third parties, as the case may be, in which the Borrower or any Subsidiary, as applicable, remains liable for the payment of rent under such lease to the extent that rent payments are actually made all as determined on a consolidated basis in accordance with GAAP plus or minus any book to cash rent adjustment as specified in clause (xi) of the definition of Consolidated Net Income.

“New Restaurants” shall mean (i) newly constructed, acquired or equipped restaurants and (ii) existing restaurants which are undergoing or will undergo a substantial modernization.

“New York Courts” shall have the meaning assigned to such term in Section 9.15.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(b).

“Non-Reinstatement Deadline” shall have the meaning assigned to such term in Section 2.05(b).

“Note” shall have the meaning assigned to such term in Section 2.10(e).

“Obligations” shall mean the “Loan Document Obligations” as defined in the Guarantee and Collateral Agreement, including any interest accruing after commencement of any bankruptcy or insolvency proceeding with respect to any Loan Party whether or not allowed in such proceeding.

“Offering Memorandum” shall mean the Company’s Offering Memorandum dated July 6, 2010 related to the Secured Notes.

“OID” shall have the meaning assigned to such term in Section 2.22(b).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to the Loan Documents.

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Outstanding Amount” shall mean (i) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Morgan Stanley in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Owned Real Property” shall mean each parcel of Real Property that is owned in fee by the Borrower or any Subsidiary Loan Party; provided, however, that “Owned Real Property” shall not include (i) any Real Property in respect of which the Borrower or a Subsidiary Loan Party does not own the land in fee simple or (ii) any Real Property which the Borrower or a Subsidiary Loan Party leases to a third party or franchisee.

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended.

“Percentage” shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) in, or merger, consolidation or amalgamation with, a person or division or line of business of a person, if immediately after giving effect thereto:  (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value (as determined in good faith by the Borrower) in excess of $10,000,000, after giving effect to such acquisition or investment and any related transactions, the Borrower shall be in Pro Forma Compliance; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Subsidiary Loan Party, shall be merged into the Borrower or a Subsidiary Loan Party or become, following the consummation of such acquisition in accordance with Section 5.10, a Subsidiary Loan Party; and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties following the consummation of such acquisition shall not exceed the greater of (x) 4.5% of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of such acquisition or investment for which financial statements have been delivered pursuant to Section 5.04 and (y) $50,000,000.

“Permitted Cure Securities” shall mean any equity securities of Holdings or a Parent Entity issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Holder” shall mean each of (i) the Sponsor, (ii) the Management Group, (iii) any person that has no material assets other than the capital stock of the Borrower and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrower, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) on a fully diluted basis of the voting Equity Interests thereof and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) and (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Change in Control would have occurred in accordance with the definition thereof if the members of such Permitted Holder Group were not a “group” (as defined above).

“Permitted Investments” shall mean:

(a)           direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b)           time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)           repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)           commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e)           securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)           shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)           money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(h)           time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed Fiscal Year; and

(i)           instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) (and, in the case of revolving Indebtedness being Refinanced, to effect a corresponding reduction in the commitments with respect to such revolving Indebtedness being Refinanced); provided, that with respect to any Indebtedness being Refinanced:  (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is Indebtedness of the Borrower or a Subsidiary Loan Party, such Permitted Refinancing Indebtedness shall not be incurred by Subsidiaries that are not Loan Parties and (e) no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Indebtedness being Refinanced; provided, further, that (y) the Secured Notes may be Refinanced with Indebtedness that is secured by Second-Priority Liens and (z) any Indebtedness secured by a Junior Lien may be Refinanced with Indebtedness that is secured by other Junior Liens that are senior in priority to the Junior Liens securing such Indebtedness being Refinanced, so long as the Liens securing such refinancing Indebtedness are subject to intercreditor terms that, vis-à-vis the Loans, are no less favorable to the Lenders than those set forth in the intercreditor agreement governing such Indebtedness being Refinanced.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower or any ERISA Affiliate, and (iii) in respect of which Holdings, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Pricing Grid” shall mean the table set forth below:

Secured Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans (other than Swingline Loans)	Applicable Margin for Swingline Loans
Greater than 4.00 to 1.00	3.75%	2.75%	2.75%
Less than or equal to 4.00 to 1.00	3.50%	2.50%	2.50%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) of delivery of the relevant financial statements pursuant to Section 5.04(a) or (b) covering a period of at least six (6) full months after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the highest pricing level shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered.  Each determination of the Secured Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Secured Leverage Ratio set forth in any compliance certificate delivered to the Administrative Agent pursuant to Section 5.04(c) is inaccurate and the result is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Secured Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such compliance certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Secured Leverage Ratio for such period, but any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to this Agreement as a result of the miscalculation of the Secured Leverage Ratio shall be deemed to be (and shall be) due and payable ten (10) Business Days after the date of such determination (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.14, in accordance with the terms of this Agreement).

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive Fiscal Quarter period ended on or before the occurrence of such event (the “Reference Period”):  (i) in making any determination of EBITDA or EBITDAR, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any operational changes or restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith based on actions already taken and for which such EBITDA improvement is expected to be realized within 12 months of such action, which adjustments the Borrower determines are reasonable as set forth in a certificate of the Chief Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, except in the case of the definition of “Pricing Grid” or Section 6.10, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, (but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes), issued, incurred, assumed or permanently repaid during the Reference Period (or, except in the case of the definition of “Pricing Grid” or Section 6.10, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions) based on actions already taken and for which such EBITDA improvement is expected to be realized within 12 months of such action and (2) all adjustments of the type and to the full extent used in connection with the calculation of Adjusted EBITDA as set forth in the “Offering Memorandum Summary — Summary Historical and Unaudited Pro Forma Consolidated Financial Data” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable.  The Borrower shall deliver to the Administrative Agent a certificate of the Chief Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

 “Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenants recomputed as at the last day of the most recently ended Fiscal Quarter of the Borrower and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been or were required to have been delivered (provided, that prior to delivery of financial statements for the first full Fiscal Quarter ended after the Closing Date, such covenant shall be deemed to have applied to the Borrower’s most recently completed Fiscal Quarter).

“Pro Forma Financial Statements” shall have the meaning assigned to such term in Section 3.05(a).

“Projections” shall mean the projections of the Borrower and the Subsidiaries furnished to the Joint-Lead Arrangers on May 17, 2010.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Qualified Equity Interests” shall mean any Equity Interests of Holdings, a Parent Entity or the Borrower, in each case, other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of the Borrower, Holdings or any direct or indirect parent of Holdings which generates cash proceeds of at least $200,000,000.

“RBC” shall mean RBC Capital Markets, which is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

“Real Property” shall mean all right, title and interest in and to any and all parcels of or interests in real property, whether owned in fee or held under leasehold, easement or otherwise, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinancing” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing into the Environment, or any building or structure.

“Replacement L/C Issuer” shall mean, with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Borrower as the Replacement L/C Issuer under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement L/C Obligations” shall mean, at any time with respect to any Replacement Revolving Facility, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Replacement Letters of Credit under such Replacement Revolving Facility and (b) the aggregate amount of drawings under the Replacement Letters of Credit under such Replacement Revolving Facility that have not then been reimbursed.

“Replacement Letters of Credit” shall mean any letter of credit issued pursuant to a Replacement Revolving Facility.

“Replacement Revolving Commitment Series” shall have the meaning assigned to such term in Section 2.23(b).

“Replacement Revolving Credit Percentage” shall mean, as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, the percentage which such Lender’s Replacement Revolving Facility Commitment under such Replacement Revolving Facility then constitutes of the aggregate Replacement Revolving Facility Commitments under such Replacement Revolving Facility (or, at any time after such Replacement Revolving Facility Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility constitutes of the amount of the aggregate Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility).

“Replacement Revolving Extensions of Credit” shall mean, as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, an amount equal to the sum of (a) the aggregate principal amount of all Replacement Revolving Loans made by such Lender pursuant to such Replacement Revolving Facility then outstanding, (b) such Lender’s Replacement Revolving Credit Percentage of the outstanding Replacement L/C Obligations under any Replacement Letters of Credit under such Replacement Revolving Facility and (c) such Lender’s Replacement Revolving Credit Percentage of the Replacement Swingline Loans then outstanding under such Replacement Revolving Facility.

“Replacement Revolving Facility” shall mean each Replacement Revolving Commitment Series of Replacement Revolving Facility Commitments and the Replacement Revolving Extensions of Credit made hereunder.

“Replacement Revolving Facility Amendment” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Replacement Revolving Lender” shall have the meaning assigned to such term in Section 2.23(b).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Replacement Swingline Lender” shall mean, with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Borrower as the Replacement Swingline Lender under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement Swingline Loans” shall mean any swingline loan made to the Borrower pursuant to a Replacement Revolving Facility.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Incremental Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) that, taken together, represent more than 50% of the sum of all Incremental Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) at such time.  The Loans, Commitments and Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and the Loans, Commitments and Revolving Facility Credit Exposure of all Sponsor Debt Funds that is included for purposes of determining whether the Required Lenders have consented to any action shall be limited to 5% of the aggregate Loans, Commitments and Revolving Facility Credit Exposure of all Lenders.

“Required Payment Date” shall have the meaning assigned to such term in Section 2.12(c).

“Requirement of Law” shall mean, as to any person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restaurant EBITDA” shall mean (i) the revenue of restaurants operated by the Company less (ii) the operating costs of such restaurants plus (iii) depreciation and amortization expense attributable to such restaurants less (iv) advertising expense attributable to such restaurants; provided that “Restaurant EBITDA” shall exclude general and administrative expenses and facility action charges.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in an Alternative Currency, each of the following:  (i) each date of a Borrowing of a Eurocurrency Revolving Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Revolving Loan denominated in an Alternative Currency pursuant to Section 2.08, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following:  (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any such Letter of Credit, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Facility” shall mean the Revolving Facility Commitments (including any Incremental Revolving Facility Commitments that are Revolving Facility Commitments) and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased as provided under Section 2.22.  The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Facility Commitments (prior to any Incremental Revolving Facility Commitments) is $100,000,000.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of the Revolving Facility Loans at such time, (b) the Outstanding Amount of Swingline Loans at such time and (c) the Outstanding Amount of the L/C Obligations at such time.  The Revolving Facility Credit Exposure of any Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loans” shall mean loans made by a Lender pursuant to Section 2.01, together with any Incremental Revolving Loans made pursuant to any Revolving Facility Commitments.  Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Revolving Facility Maturity Date” shall mean the date that is five years after the Closing Date.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Fiscal Quarter” shall mean, with respect to any Fiscal Year, the three Fiscal Month period beginning with the first Tuesday after the First Fiscal Quarter of such Fiscal Year.

“Second-Priority Liens” shall mean Liens (other than Liens securing the Obligations and Junior Liens) that are second-in-priority to the Liens granted under the Loan Documents pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent (it being understood that Second-Priority Liens are not required to be pari passu with other Second-Priority Liens, and that Indebtedness secured by Second-Priority Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Second-Priority Liens).

“Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Secured Debt as of such date plus 8 x Net Rent for the Test Period most recently ended as of such date minus Unrestricted Cash and Permitted Investments of the Borrower and the Subsidiaries on such date to (b) EBITDAR for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Secured Leverage Ratio shall be determined on a Pro Forma Basis.

“Secured Note Documents” shall mean the Secured Notes and the Secured Notes Indenture.

“Secured Notes” shall mean the $600,000,000 aggregate principal amount of 11.375% Senior Secured Second Lien Notes due 2018 issued by the Borrower pursuant to the Secured Notes Indenture and any registered notes issued by the Borrower in exchange therefor, as contemplated by the Secured Notes Indenture and the related registration rights agreement with substantially identical terms as the Secured Notes.

“Secured Notes Indenture” shall mean the Secured Notes Indenture, dated the Closing Date, governing the Secured Notes, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Secured Parties” shall have the meaning provided in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean collectively, the Guarantee and Collateral Agreement, the Guarantee and Pledge Agreement, the Mortgages granted by the Borrower or any Subsidiary Loan Party that is a Domestic Subsidiary and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Sections 4.02 or 5.10.

“Sponsor” shall mean Apollo Management, LLP and its Affiliates (but not including, however, any of its portfolio companies).

“Sponsor Debt Fund” shall mean any person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by the Sponsor or an Affiliate of the Sponsor.

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned or held; provided that, for the avoidance of doubt, in the event that the parent does not own or hold equity interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests of a person, such person shall not be deemed to be a subsidiary of parent for purposes of this Agreement notwithstanding that such person is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower.  Notwithstanding the foregoing (and except for purposes of the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean each Wholly-Owned Domestic Subsidiary of Holdings (other than the Borrower) other than at the Borrower’s option, any Immaterial Subsidiary.  The Subsidiary Loan Parties on the Closing Date are set forth on Schedule 1.01D.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04.  The aggregate amount of the Swingline Commitments on the Closing Date is $15,000,000.

“Swingline Lender” shall mean Morgan Stanley, in its capacity as a lender of Swingline Loans and its successors in such capacity.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agents” shall mean Citicorp North America, Inc. and Royal Bank of Canada.

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Test Period” shall mean, on any date of determination, the period of four consecutive Fiscal Quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) and, initially, the four Fiscal Quarter period ending May 17, 2010.

“Third Fiscal Quarter” shall mean, with respect to any Fiscal Year, the three Fiscal Month period beginning with the first Tuesday after the Second Fiscal Quarter of such Fiscal Year.

“Total Debt” at any date shall mean the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, (i) Capital Lease Obligations and (ii) all other Indebtedness.

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Total Debt as of such date plus 8 x Net Rent for the Test Period most recently ended as of such date minus Unrestricted Cash and Permitted Investments of the Borrower and the Subsidiaries on such date to (b) EBITDAR for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, (i) Capital Lease Obligations and (ii) other Indebtedness that in each case is then secured by Liens on property or assets of the Borrower or its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Transaction Documents” shall mean the Merger Documents, the Secured Note Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to or in connection with the Transaction Documents, including (a) the consummation of the Merger; (b) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (c) the Equity Contribution; (d) the sale and issuance of the Secured Notes; (e) repayment of the Existing Credit Agreement; (f) the transactions described under “The Transactions” in the Offering Memorandum; and (g) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Eurocurrency Rate and the ABR Rate.

“Unfunded Pension Liability” shall mean, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” shall have the meaning specified in Section 2.05(c).

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of the Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of the Subsidiaries.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Holdings or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04(j), (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04(j), and (e) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the Secured Notes Indenture and all Permitted Refinancing Indebtedness in respect thereof and (2) any subsidiary of an Unrestricted Subsidiary.  The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in Pro Forma Compliance and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii), and containing the calculations and information required by the preceding clause (ii).  Unrestricted Subsidiaries shall not be subject to the affirmative or negative covenants, or Event of Default provisions contained in this Agreement.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.12(c).

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, shall mean the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Foreign Subsidiary” of any person shall mean a Foreign Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03. Effectuation of Transactions.  Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.  No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the Fiscal Quarter in which such determination occurs or in respect of which such determination is being made.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

SECTION 1.05. Alternative Currencies.

(a) The Borrower may from time to time request that Eurocurrency Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Revolving Loans, such request shall be subject to the approval of the Administrative Agent and each Revolving Facility Lender and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify the Revolving Facility Lenders thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof.  Each Revolving Facility Lender (in the case of any such request pertaining to Eurocurrency Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Facility Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Facility Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all Revolving Facility Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Revolving Loans, and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower.  Any specified currency of an Existing Letter of Credit other than Dollars shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

SECTION 1.06. Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of an Alternative Currency and any relevant market conventions or practices relating to the change in currency of an Alternative Currency.

SECTION 1.07. Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Local Time.

SECTION 1.08. Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the maximum Dollar Equivalent of such Letter of Credit after giving effect to any automatic increase in the amount of such Letter of Credit pursuant to its terms.

ARTICLE II

The Credits

SECTION 2.01. Commitments.  Subject to the terms and conditions set forth herein each Lender agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in Dollars in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that not more than $5,000,000 of Revolving Facility Loans may be drawn on the Closing Date.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.  Each Swingline Borrowing shall be an ABR Borrowing.  Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.16 or 2.18 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount not less than the Borrowing Minimum and that is an integral multiple of the Borrowing Multiple.  Subject to Section 2.04(c) and Section 2.05(c), at the time that each Term Borrowing or Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and that is an integral multiple of the Borrowing Multiple; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(c).  Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of (i) 10 Eurocurrency Borrowings outstanding under any Incremental Term Facility and (ii) 10 Eurocurrency Borrowings outstanding under any Revolving Facility.

SECTION 2.03. Requests for Borrowings.  To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, (x) three Business Days before the date of any proposed Borrowing denominated in Dollars and (y) four Business Days before the date of any proposed Borrowing denominated in an Alternative Currency or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans, Incremental Term Loans or Other Revolving Loans;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the currency of any Revolving Facility Borrowing is made, then the requested Borrowing shall be made in Dollars.  If no election as to the Type of Revolving Facility Borrowing or Term Borrowing is specified, then the requested Borrowing shall be (y) an ABR Borrowing in the case of Loans denominated in Dollars, and (z) a Eurocurrency Borrowing with an Interest Period of one month’s duration in the case of Revolving Facility Loans denominated in an Alternative Currency.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) The Swingline.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans in Dollars (each such loan, a “Swingline Loan”) to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments.  The Swingline Lender may, in its sole discretion, agree, in reliance upon the agreements of the other Revolving Facility Lenders set forth in this Section 2.04, to make Swingline Loans that, when aggregated with the Percentage of the Outstanding Amount of Revolving Facility Loans and L/C Obligations of the Revolving Facility Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Facility Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments, and (ii) the Percentage of the Revolving Facility Credit Exposure of any Revolving Facility Lender shall not exceed such Revolving Facility Lender’s Revolving Facility Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.12, and reborrow under this Section 2.04.  Each Swingline Loan shall be an ABR Loan.  Immediately upon the making of a Swingline Loan, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures.  Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be in an aggregate amount not less than the Borrowing Minimum and that is an integral multiple of the Borrowing Multiple, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Borrowing Request containing the information required by this Section 2.04(b) and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan request, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan request and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Borrowing Request, make the amount of its Swingline Loan available to the Borrower at the account of the Borrower specified in such Swingline Borrowing Request.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Facility Lender make an ABR Revolving Loan in an amount equal to such Revolving Facility Lender’s Percentage of the amount of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the Borrowing Minimum and Borrowing Multiples, but subject to the unutilized portion of the Revolving Facility Commitments and the conditions set forth in Section 4.01.  The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent.  Each Revolving Facility Lender shall make an amount equal to its Revolving Facility Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such an ABR Revolving Facility Borrowing in accordance with Section 2.04(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Facility Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Facility Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Facility Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Facility Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Revolving Facility Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant ABR Revolving Facility Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Facility Lender’s obligation to make ABR Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to Section 2.04(c)(i) is subject to the conditions set forth in Section 4.01.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Facility Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Facility Lender its Revolving Facility Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Facility Lender shall pay to the Swingline Lender its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans.  Until each Revolving Facility Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Facility Lender’s Revolving Facility Percentage of any Swingline Loan, interest in respect of such Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender.  The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

SECTION 2.05. The Letter of Credit Commitment.

(a) General.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from and including the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit, as requested by the Borrower, denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or any Subsidiary (provided that the Borrower shall, at the L/C Issuer’s request, appear as a co-applicant for any Letter of Credit issued for a Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with clause (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit (y) the Outstanding Amount of all L/C Obligations shall not exceed $60,000,000, and (z) no Lender’s Revolving Facility Credit Exposure shall exceed such Lender’s Revolving Facility Commitment.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower or any Subsidiary may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Majority Lenders under the Revolving Facility have approved such expiry date (such approval not to be unreasonably withheld or delayed); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Facility Lenders have approved such expiry date (such approval not to be unreasonably withheld or delayed).

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(D) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency (other than with respect to Letters of Credit requested to be in Dollars);

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Revolving Facility Lender’s obligations to fund under Section 2.05(c) exists or any Revolving Facility Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Facility Lender to address the L/C Issuer’s risk with respect to such Revolving Facility Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Facility Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, containing the information required hereby and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., Local Time, at least three Business Days (or such shorter period as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the amount and currency of each Letter of Credit that is, to the Borrower’s knowledge, outstanding immediately prior to such request; and (H) such other matters as the L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Facility Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.01 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Percentage times the amount of such Letter of Credit.  Following such Issuance the Administrative Agent shall notify each Revolving Facility Lender of the amount of its respective risk participation; provided that any failure to give or delay in giving such notice shall not relieve the Revolving Facility Lenders from the purchase of such risk participations in accordance with the foregoing requirements.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders under the Revolving Facility have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Facility Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Majority Lenders under the Revolving Facility have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Facility Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt by the applicable L/C Issuer of any notice of a drawing under a Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in Dollars, unless the L/C Issuer shall have specified in such notice that it will accept reimbursement in the Alternative Currency in which such Letter of Credit was so denominated.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 2:00 p.m., Local Time (or the Applicable Time) on the Business Day after such notice is provided to the Borrower (each such applicable date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer (and the L/C Issuer shall promptly notify the Administrative Agent of any failure by the Borrower to so reimburse the L/C Issuer by such time) in an amount equal to the amount of such drawing and in the applicable currency.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Facility Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum Borrowing Minimums or Borrowing Multiples, but subject to the amount of the unutilized portion of the applicable Revolving Facility Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request) and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  The amount of any drawing under any Letter of Credit shall bear interest at the rate of interest applicable to ABR Revolving Loans until reimbursed.

(ii) Each Revolving Facility Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Revolving Loans because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.14(c).  In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Facility Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Revolving Facility Lender funds its ABR Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Facility Lender’s obligation to make ABR Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Facility Lender may have against the L/C Issuer, the Borrower, any Subsidiary, or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Revolving Facility Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent in accordance with the terms of this Agreement), the Administrative Agent will distribute to such Revolving Facility Lender its Percentage in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Facility Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Percentage on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Facility Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit that appears on its face to be valid proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a discharge of the Borrower’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.

(f) Role of L/C Issuer.  Each Revolving Facility Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Majority Facility Lenders under the Revolving Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to their use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not (i) allocate responsibility or liability to the Borrower for acts or omissions of any beneficiary or transferee or (ii) preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of this Section 2.05(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that are determined by a decision of a court of competent jurisdiction to have been caused by such L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) Section 7.01 sets forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.05 and Section 7.01, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Facility Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of the term “Cash Collateralize” have corresponding meanings to the foregoing.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Facility Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Except as otherwise agreed to by the Administrative Agent, Cash Collateral shall be maintained in blocked deposit accounts at Morgan Stanley.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h) Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(k) Additional L/C Issuers.  From time to time, the Borrower may by notice to the Administrative Agent with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Revolving Facility Lender designate such Revolving Facility Lender (in addition to any then existing L/C Issuer) to act as an L/C Issuer hereunder.  In the event that there shall be more than one L/C Issuer hereunder, each reference to “the L/C Issuer” hereunder with respect to any L/C Issuer shall refer to the person that issued such Letter of Credit and each such additional L/C Issuer shall be entitled to the benefits of this Agreement as an L/C Issuer to the same extent as if it had been originally named as the L/C Issuer hereunder. The Borrower may, in its sole discretion, request the issuance of a Letter of Credit from any L/C Issuer.  From time to time the Borrower may also by giving notice to any L/C Issuer (with a copy to the Administrative Agent) delete such person as an L/C Issuer hereunder; provided that at the time of such deletion no Letters of Credit issued by such L/C Issuer are then outstanding and no Unreimbursed Amounts are owing to such L/C Issuer. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit (including any Existing Letter of Credit) to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment.  On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time together with such other information as the Administrative Agent may reasonably request.

SECTION 2.06. [Reserved].

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 10:00 a.m., Local Time, in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case, on the Business Day specified in the applicable Borrowing Request.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request; provided, however, that if, on the date the Borrowing Request with respect to a Revolving Facility Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of ABR Loans prior to 9:00 a.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.07(a) (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.07(a)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, if such amount is a Dollar denominated Borrowing, the interest rate applicable to ABR Loans at such time.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections.

(a) Each Borrowing of Revolving Facility Loans or Incremental Term Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided, that except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan.  The Borrower may elect different options with respect to different portions of the affected Revolving Facility Borrowing or Term Borrowing (but no Eurocurrency Borrowing shall be less than the Borrowing Minimum), in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by a Responsible Officer of the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall in the case of a Borrowing denominated in Dollars, be converted to an ABR Borrowing; provided, that any Loan denominated in an Alternative Currency shall instead be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall (A) in the case of such a Borrowing made in Dollars, be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) in the case of such a Borrowing made in an Alternative Currency, be continued as a Eurocurrency Revolving Facility Borrowing with an Interest Period of one month’s duration.

SECTION 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce the Revolving Facility Commitments; provided, that (i) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.12, the total Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under clause (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of any of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Incremental Term Loan of such Lender as provided in Section 2.11 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Facility Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Facility and Type thereof and, in the case of a Eurocurrency Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.  Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Repayment of Loans.

(a) In the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”).

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Revolving Facility Maturity Date.

SECTION 2.12. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (subject to Section 2.17), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, upon prior notice to the Administrative Agent by telephone (confirmed by telecopy) (x) in the case of an ABR Loan, not less than one Business Day prior to the date of prepayment, (y) in the case of Eurocurrency Loans denominated in Dollars, not less than three Business Days prior to the date of prepayment and (z) in the case of a Eurocurrency Loan denominated in an Alternative Currency, not less than four Business Days prior to the date of prepayment, which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Facilities.  Each such notice shall be signed by a Responsible Officer of the Borrower and shall specify the date and amount of such prepayment and the Class(es) and the Type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment.

(b) Subject to Sections 2.12(c), 2.12(d) and Section 2.19 and the proviso to the last sentence of this subparagraph (b), the Borrower shall apply all Net Proceeds as follows:

(i) the first $100,000,000 of Net Proceeds received after the Closing Date may be used at the Borrower’s option so long as no Event of Default has occurred and is continuing, to repurchase or redeem Secured Notes or any Permitted Refinancing Indebtedness with respect thereto, in one or more repurchases or redemptions, at not more than the then applicable redemption price within 90 days after such Net Proceeds constitute Net Proceeds;

(ii) the next $100,000,000 of Net Proceeds received after the Closing Date shall be split evenly with (A) 50% of each dollar of such Net Proceeds available at the Borrower’s option to either be retained by the Borrower and used for any purpose not otherwise prohibited hereunder or, so long as no Event of Default has occurred and is continuing, used to repurchase or redeem Secured Notes or any Permitted Refinancing Indebtedness with respect thereto, in one or more repurchases or redemptions, at not more than the then applicable redemption price within 90 days after such Net Proceeds constitute Net Proceeds and (B) the other 50% of each dollar of such Net Proceeds to be used to prepay any outstanding Revolving Facility Loans hereunder and correspondingly reduce Revolving Facility Commitments (provided that with respect to any Net Proceeds from a Sale and Leaseback Transaction permitted by Section 6.03, such Net Proceeds need not be applied to repay outstanding Revolving Facility Loans hereunder and/or reduce Revolving Facility Commitments); and

(iii) any additional Net Proceeds received after the Closing Date available to be used at the Borrower’s option so long as no Event of Default has occurred and is continuing, to repurchase or redeem Secured Notes or any Permitted Refinancing Indebtedness with respect thereto, in one or more repurchases or redemptions, at not more than the then applicable redemption price within 90 days after such Net Proceeds constitute Net Proceeds.

In addition to the actual repurchase or redemption of Secured Notes pursuant to clauses (i) through (iii) of this subparagraph (b), Net Proceeds shall also be deemed to have been applied to the repurchase of Secured Notes or Permitted Refinancing Indebtedness to the extent an offer to repurchase such Secured Notes or Permitted Refinancing Indebtedness has been made at an offer of not less than 100% of the principal amount thereof plus accrued and unpaid interest. Furthermore, an application of amounts that would have constituted Net Proceeds if not subject to a certificate of the type described in the first proviso to the definition of “Net Proceeds” to repurchase or redeem or offer to repurchase Secured Notes or Permitted Refinancing Indebtedness in respect thereof shall be deemed to be an application of Net Proceeds for the repurchase or redemption of Secured Notes or Permitted Refinancing Indebtedness in respect thereof notwithstanding that such application was made prior to the date such amounts became “Net Proceeds” in accordance with the definition thereof.  To the extent that any Net Proceeds which are permitted to be used to repurchase or redeem Secured Notes or Permitted Refinancing Debt pursuant to clause (i) above are not so applied or deemed applied, such Net Proceeds shall be used to prepay any outstanding Revolving Facility Loans hereunder and correspondingly reduce Revolving Facility Commitments. If the aggregate amount of Revolving Facility Loans exceeds the amount of Net Proceeds to be applied to prepay Revolving Facility Loans, the Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of its selection of the Revolving Facility Borrowing or Borrowings to be prepaid.  To the extent the aggregate amount of Net Proceeds required to be applied to prepay Revolving Facility Loans exceeds the amount of Revolving Facility Loans then outstanding, the Borrower shall nevertheless reduce Revolving Facility Commitments in an amount equal to the full amount of such Net Proceeds; provided however, that notwithstanding anything contained herein to the contrary, under no circumstances shall the Revolving Facility Commitments be decreased below $50,000,000 as a result of the operation of this Section 2.12(b) or Section 2.12(c).

(c) Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment of Revolving Facility Loans and corresponding reduction of Revolving Facility Commitments (a “Waivable Mandatory Prepayment”) in accordance with Section 2.12(b) hereof, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Revolving Facility Lender of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount (and to refuse the corresponding reduction in its Revolving Facility Commitment).  Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of the Declined Proceeds (as defined below), which amount shall be applied by the Administrative Agent to prepay the Revolving Facility Loans of those Lenders that have elected to accept such Waivable Mandatory Prepayment (each, an “Accepting Lender”) (and, to the extent the aggregate Revolving Facility Exposure would exceed the aggregate remaining Revolving Facility Commitments, to repay Swing Line Loans and Cash Collateralize Letters of Credit) and (ii) the Borrower may retain a portion of the Waivable Mandatory Prepayment in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”).  Such Declined Proceeds retained by the Borrower may be used for any purpose not otherwise prohibited by this Agreement.

(d) Notwithstanding any other provisions of this Section 2.12 to the contrary, (i) to the extent that any Net Proceeds of any Asset Sale by a Foreign Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied in accordance with Section 2.12(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment required by Section 2.12(b), to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Proceeds would have a material adverse tax cost consequence with respect to such Net Proceeds, the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Proceeds so retained would otherwise have been required to be applied to prepayments pursuant to Section 2.12(b), (x) the Borrower applies an amount equal to such Net Proceeds to such prepayments as if such Net Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds had been repatriated (or, if less, Net Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Proceeds are applied to the permanent repayment of Indebtedness of a Foreign Subsidiary.

SECTION 2.13. Fees.

(a) The Borrower agrees to pay (the “Commitment Fee”) to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is one Business Day after the last Business Day of March, June, September and December in each year, and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee in Dollars on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee Rate.  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  For the purpose of calculating any Lender’s Available Unused Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero.  The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, one Business Day after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee in Dollars (an “L/C Participation Fee”) on, in the case of each Lender, such Lender’s Revolving Facility Percentage of the daily aggregate Outstanding Amount of L/C Obligations (excluding the portion thereof attributable to Unreimbursed Amounts in respect of Letters of Credit) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period and (ii) to each L/C Issuer, for its own account (x) three Business Days after the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in Dollars in respect of each Letter of Credit issued by such L/C Issuer for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the Dollar Equivalent of the daily stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any drawing thereunder, such L/C Issuer’s customary documentary and processing fees and charges (collectively, “L/C Issuer Fees”).  All L/C Participation Fees and L/C Issuer Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) During the period commencing at the time any Lender became a Defaulting Lender until such time, if any, as such Lender is no longer a Defaulting Lender, no Commitment Fee shall accrue with respect to any of the applicable Revolving Facility Commitments of such Defaulting Lender and no L/C Participation Fee on such Defaulting Lender’s Percentage of the aggregate Outstanding Amount of L/C Obligations.  Any Commitment Fees and L/C Participation Fees owing to any Defaulting Lender which accrued during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall be deferred and shall be payable only if and when such lender is no longer a Defaulting Lender.

(d) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Revolving Facility Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuers and Administrative Agent Fees shall be for the account of the Administrative Agent.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.14. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, (x) if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section and (y) at the option of the Required Lenders, all interest and Fees shall accrue at the rate provided in clause (x) above during the continuance of any Event of Default; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Incremental Term Loans, on the applicable Incremental Term Facility Maturity Date; provided, that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan (including any Swingline Loan) prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) Except as otherwise specifically provided for herein, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate computed on the basis of a year of 365 days (or 366 days in a leap year) and in the case of interest in respect of Eurocurrency Loans denominated in Alternative Currencies as to which market practice (as reasonably determined by the Administrative Agent) differs from the foregoing, such interest will be calculated in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in the applicable currency shall be ineffective and (A) in the case of any Borrowing denominated in Dollars, such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto as an ABR Borrowing and (B) in the case of any Borrowing denominated in an Alternative Currency, such Borrowing shall be repaid at the end of the then current Interest Period and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate) or L/C Issuer; or

(ii) impose on any Lender or the L/C Issuer or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; and

the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or L/C Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or L/C Issuer, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any L/C Issuer has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender or L/C Issuer shall notify the Borrower thereof.  Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The foregoing provisions of this Section 2.16 shall not apply in the case of any Change in Law in respect of Taxes.

SECTION 2.17. Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 or Section 9.08, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Taxes.

(a) Unless otherwise required by applicable laws, any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section) have been made, the Administrative Agent, any Lender, any Swingline Lender or any L/C Issuer, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender, each Swingline Lender and each L/C Issuer, within 10 days after written demand therefor or 5 Business Days before any such Indemnified Taxes or Other Taxes are due (whichever is later), for the full amount of any Indemnified Taxes or Other Taxes payable by the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer, as applicable, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, a Swingline Lender or an L/C Issuer, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, a Swingline Lender or an L/C Issuer, setting forth the basis for such payment or liability, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender, Swingline Lender or L/C Issuer that is entitled to an exemption from or reduction of withholding Tax or backup withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (and the Administrative Agent at any time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate; provided, that no Lender, Swingline Lender or L/C Issuer shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States federal government if in the reasonable judgment of such Lender, Swingline Lender or L/C Issuer such compliance would subject such Lender, Swingline Lender or L/C Issuer to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender, Swingline Lender or L/C Issuer in any material respect.

Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender, a Swingline Lender or an L/C Issuer under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit E-1, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit E-2, Exhibit E-3 or Exhibit E-4, as applicable, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit E-3, on behalf of such beneficial owner(s), or (v) any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

Any Lender, Swingline Lender or L/C Issuer that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender, Swingline Lender or L/C Issuer becomes a Lender, Swingline Lender or L/C Issuer under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding.

(f) If the Administrative Agent, a Lender, a Swingline Lender or an L/C Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Lender, Swingline Lender or L/C Issuer in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer in the event the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender, Swingline Lender or L/C Issuer to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.  For purposes of this Section 2.18 (including any definition utilized therein) any payment made pursuant to this Agreement by the Administrative Agent to a Lender, Swingline Lender or L/C Issuer shall be treated as a payment made by the Borrower to such Lender, Swingline Lender or L/C Issuer.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Section 2.16, 2.17, or 2.18, or otherwise) without condition or deduction for any defense, recoupment, set-off or counterclaim.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Revolving Facility Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable L/C Issuer or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.05 shall be made directly to the persons entitled thereto.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal of Loans and Unreimbursed Amounts then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Amounts then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Incremental Term Loans, Revolving Facility Loans or participations in Letters of Credit or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Incremental Term Loans, Revolving Facility Loans, amounts owing in respect of participations in Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase participations in the Incremental Term Loans, Revolving Facility Loans and participations in Letters of Credit and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Incremental Term Loans, Revolving Facility Loans and participations in Letters of Credit and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant in accordance with Section 9.04.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.07(b) or 2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) the Borrower is authorized, in its sole discretion to withhold any amounts it would otherwise be required to pay to such Defaulting Lender under the terms hereof (including, without limitation, the Defaulting Lender’s pro rata portion of any mandatory prepayment required to be made hereunder).  Such amounts shall be deferred and shall be payable when such Lender is no longer a Defaulting Lender;

(ii) the Defaulting Lender shall not be entitled to any indemnity hereunder; and

(iii) to the extent the Revolving Facility Credit Exposure of each Revolving Facility Lender would not exceed the Revolving Facility Commitment of such Lender as a result thereof, the participations of the Revolving Facility Lenders in all outstanding Letters of Credit and Swingline Loans shall be reallocated for all purposes of this Agreement (including for purposes of calculating fees and the remaining unutilized portion of the Revolving Facility Commitment of each Lender) by disregarding the Revolving Facility Commitment of each Defaulting Lender and to the extent such reallocation does not eliminate all exposure of the L/C Issuer and the Swingline Lender to such Defaulting Lender, then at the request of the L/C Issuer and/or Swingline Lender, the Borrower shall Cash Collateralize the Defaulting Lender’s Revolving Facility Percentage of all Letters of Credit and repay all Swingline Loans.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender is a Defaulting Lender, or if any Lender is the subject of a Disqualification, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the L/C Issuer), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, and participations in L/C Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.20 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.  No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Incremental Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the L/C Issuer; provided, that:  (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including any amount payable pursuant to Section 2.12(a)) and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

SECTION 2.21. Illegality.  If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans in any currency, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans in such currency, to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) in the case of Loans denominated in Dollars if the affected Lender may lawfully continue to maintain such Loans as Eurocurrency Loans until the last day of such Interest Period, convert all Eurocurrency Loans of such Lender to ABR Loans on the last day of such Interest Period (or, otherwise, immediately convert such Eurocurrency Loans to ABR Loans) or (ii) prepay such Eurocurrency Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22. Incremental Commitments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender or any other person selected by the Borrower which becomes a Lender by signing an Incremental Assumption Agreement (it being understood that no existing Lender will be under any obligation to provide any Incremental Term Loan Commitment or Incremental Revolving Facility Commitment)) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion.  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $10,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”), and (iii) whether such Incremental Revolving Facility Commitments are to be Revolving Loan Commitments or commitments to make revolving loans with pricing and/or amortization terms different from the Revolving Facility Loans (“Other Revolving Loans”);

(b) The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender.  Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that (i) except as to pricing, amortization and final maturity date (which shall, subject to clause (ii) and (iii) of this proviso and the proviso to clause (v) below), be determined by the Borrower and the Incremental Term Lenders or Incremental Revolving Lenders in their sole discretion), the Incremental Term Loans shall have (x) substantially identical terms as the Revolving Facility or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Incremental Term Loans shall be no earlier than the Revolving Facility Maturity Date, (iii) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Revolving Facility Loans, (iv) except as to pricing, amortization and final maturity date (which shall, subject to clause (v) of this proviso, be determined by the Borrower and the Incremental Revolving Facility Lenders in their sole discretion), the Other Revolving Loans shall have (x) the same terms as the Revolving Facility or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent and (v) the final maturity date of any Other Revolving Loans shall be no earlier than the Revolving Facility Maturity Date; provided further that the interest rate margin (which shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Other Revolving Loans or Incremental Term Loans in the initial primary syndication thereof) in respect of any Other Revolving Loans or Incremental Term Loans shall be the same as that applicable to the Revolving Facility Loans; except that the interest rate margin in respect of any Other Revolving Loans or Incremental Term Loans (which shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Other Revolving Loans or Incremental Term Loans in the initial primary syndication thereof) may exceed the Applicable Margin for the Revolving Facility Loans (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Revolving Facility Loans or Incremental Term Loans in the initial primary syndication thereof), respectively, by no more than ¼ of 1% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner reasonably determined by the Administrative Agent based on an assumed four-year life to maturity), or if it does so exceed such Applicable Margin (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Revolving Facility Commitments in the initial primary syndication thereof), such Applicable Margin shall be increased so that the interest rate margin in respect of such Other Revolving Loans or Incremental Term Loans, as the case may be (which shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Other Revolving Loans or Incremental Term Loans in the initial primary syndication thereof), is no more than ¼ of 1% higher than the Applicable Margin for the Revolving Facility Loans (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Revolving Facility Commitments in the initial primary syndication thereof).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e).  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.22 unless (i) on the date of such effectiveness, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower shall be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Other Revolving Loans), when originally made, are included in each Borrowing of outstanding Revolving Facility Loans on a pro rata basis.  The Borrower agrees that Section 2.17 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

SECTION 2.23. Replacement Revolving Facility Commitments.

(a) The Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder “Replacement Revolving Loans”).  Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01 shall be satisfied;

(ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding on the Closing Date;

(iii) no Replacement Revolving Facility Commitments shall have a scheduled termination date prior to Revolving Facility Maturity Date (or if later, the date required pursuant to any Replacement Revolving Facility Amendment);

(iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees and interest rates which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any Letter of Credit Sublimit and Swingline Commitment under such Replacement Revolving Facility which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the Replacement L/C Issuer and Replacement Swingline Lender, if any, under such Replacement Revolving Facility Commitments) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Facility Commitments than, those applicable to the Revolving Facility;

(v) there shall be no more than two Revolving Facilities in the aggregate of the Borrower in effect at any time; and

(vi) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Replacement Revolving Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Collateral Agent.

(b) The Borrower may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments (a “Replacement Revolving Lender”); provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment and the selection of Replacement Revolving Lender shall be subject to any consent that would be required pursuant to Section 9.04. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated a series (a “Replacement Revolving Commitment Series”) of Replacement Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Replacement Revolving Facility Amendment, be designated as an increase in any previously established Replacement Revolving Commitment Series of the same Borrower.

(c) The Replacement Revolving Facility Commitments shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower, the Administrative Agent, the Replacement Revolving Lenders providing such Replacement Revolving Loans and any Replacement L/C Issuer and/or Replacement Swingline Lender thereunder (a “Replacement Revolving Facility Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender).

(d) On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Replacement Revolving Lenders with Replacement Revolving Facility Commitments of such Replacement Revolving Commitment Series shall purchase from each of the other Lenders with Replacement Revolving Facility Commitments of such Replacement Revolving Commitment Series, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans under such Replacement Revolving Facility Series outstanding on such Replacement Revolving Facility Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans of such Replacement Revolving Facility Series will be held by Replacement Revolving Lenders thereunder ratably in accordance with their Replacement Revolving Credit Percentages.

ARTICLE III

Representations and Warranties

On (i) the Closing Date and (ii) the date of each Credit Event, each of Holdings and the Borrower represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers.  The Borrower and each of the Material Subsidiaries (and, in the case of clause (d) below, each of the Subsidiary Loan Parties) (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization; No Violation.  The execution, delivery and performance by Holdings, the Borrower and each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Loan Parties and (b) will not (i) violate (A) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Loan Party, (B) any provision of law, statute, rule or regulation, or any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Loan Party is a party or by which any of them or any of their property is or may be bound, except for any such violation referred to in clause (i)(B) or (i)(C) of this Section 3.02(b) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Loan Party, other than Permitted Liens.

SECTION 3.03. Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) filings and investigation or remediation activities which may be required under Environmental Laws, (e) such as have been made or obtained and are in full force and effect, (f) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (g) filings or other actions listed in Schedule 3.04.

SECTION 3.05. Financial Statements.

(a) The unaudited pro forma consolidated balance sheet and related consolidated statements of income and cash flows of the Borrower, together with the consolidated Subsidiaries (including the notes thereto) (the “Pro Forma Financial Statements”) for the 12-month period ended May 17, 2010, copies of which have heretofore been furnished to each Lender, have been prepared giving effect to the Transactions.  The Pro Forma Financial Statements have been prepared in good faith based on assumptions believed by the Company to have been reasonable as of the date of delivery thereof and on the Closing Date (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change), and presents fairly in all material respects on a pro forma basis and in accordance with GAAP consistently applied throughout the periods covered thereby, the financial position of the Company and its consolidated subsidiaries as at May 17, 2010, assuming that the Transactions had actually occurred at such date, and the results of operations of the Company and its consolidated subsidiaries for the twelve-month period ended May 17, 2010, assuming that the Transactions had actually occurred on the first day of such twelve-month period.

(b) The audited consolidated balance sheets of the Company and its subsidiaries as at January 28, 2008, January 26, 2009 and January 25, 2010, and the related audited consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, present fairly in all material respects and in accordance with GAAP consistently applied throughout the periods covered thereby the consolidated financial position of the Company and its subsidiaries as at such date and the consolidated results of operations, stockholders’ equity and cash flows of the Company and its subsidiaries for the years then ended.

(c) The unaudited consolidated balance sheet of the Company and its subsidiaries as at May 17, 2010 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Quarter ended on that date present fairly in all material respects and in accordance with GAAP consistently applied throughout the periods covered thereby the consolidated financial position of the Company and its subsidiaries as at such date and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

SECTION 3.06. No Material Adverse Effect.  Since April 17, 2010, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) The Borrower and the Subsidiaries have valid fee simple title to, or valid interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) None of the Borrower or the Subsidiaries are in default under any leases to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All of the Borrower’s or Subsidiaries’ leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Borrower, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Closing Date, none of the Borrower and the Subsidiaries has received any written notice of any pending or contemplated condemnation or eminent domain proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation or eminent domain that remains unresolved as of the Closing Date.

(e) None of the Borrower and the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as set forth on Schedule 3.07(e).

(f) As of the Closing Date, none of the Borrower and the Subsidiaries has received any written notice of, or has any knowledge of, the occurrence or any voluntary or involuntary title loss, any involuntary loss of, damage to or destruction of all of any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of such casualty that remains unresolved as of the Closing Date.

SECTION 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of Holdings and each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings or any of the Subsidiaries, except rights of employees to purchase Equity Interests in connection with the Transactions or as set forth on Schedule 3.08(b).

SECTION 3.09. Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings, the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrower, the Subsidiaries and their respective properties or assets (i) is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) (x) any law (including the USA PATRIOT Act), rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or (y) any restriction of record or agreement affecting any Mortgaged Property, or (ii) is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, in each case, except for any such violation or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of Holdings, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act.  None of Holdings, the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds.  The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for Permitted Business Acquisitions and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit) and, in the case of Revolving Facility Loans made on the Closing Date, to finance a portion of the Transactions and for the payment of fees and expenses payable in connection with the Transactions.

SECTION 3.13. Tax Returns.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as set forth on Schedule 3.13:

(a) Each of Holdings, the Borrower and the Subsidiaries (i) has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is true and correct; and (ii) has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on such Tax returns and all other Taxes or assessments (or made adequate provision in accordance with GAAP for the payment of all Taxes not yet due) with respect to all periods or portions thereof ending on or before the Closing Date including in its capacity as a withholding agent, except in each case for Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries, as the case may be, has set aside on its books adequate reserves in accordance with GAAP; and

(b) As of the Closing Date, with respect to each of Holdings, the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.14. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby and prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, as of any such date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections, estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of each date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by Holdings, the Borrower or any of the Subsidiaries.

SECTION 3.15. Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) each Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Holdings, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) as of the most recent valuation date preceding the date of this Agreement, no Plan has any Unfunded Pension Liability; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of Holdings, its Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan; and (vi) none of Holdings or its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject Holdings or any Subsidiary to tax.

(b) Each of Holdings and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan that would reasonably be expected to result in liability to Holdings or any of its Subsidiaries.

SECTION 3.16. Environmental Matters.  Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) no written notice has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or actual or potential liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries has all permits, licenses and other approvals necessary for its operations and properties to comply with all applicable Environmental Laws and is in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) neither the Borrower nor any of its Subsidiaries has caused a Release or threat of Release of any Hazardous Material, and to the Borrower’s knowledge there has been no Release or threat of Release of Hazardous Materials, at, on, under or from any property currently, or to the best of the Borrower’s knowledge formerly, owned, operated or leased by the Borrower or any of its Subsidiaries that could reasonably be expected to give rise to a violation of or liability under any Environmental Laws, and (iv) neither the Borrower nor any of its Subsidiaries is a party or subject to any order, decree, judgment or agreement which imposes any obligation or liability under any Environmental Laws.

SECTION 3.17. Security Documents.

(a) Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the fullest extent permitted under applicable law.  In the case of the Pledged Collateral described in a Security Document, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in such Security Document (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection in such Collateral can be obtained by possession or by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(b) When the Guarantee and Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(c) The Mortgages executed and delivered on the Closing Date are, and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 will be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable first priority Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected first priority Lien on, and security interest in, all right, title, and interest of the applicable Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in a foreign pledge agreement (if any), neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18. Location of Real Property and Leased Premises.

(a) The Perfection Certificate completely and correctly identifies, in all material respects, as of the Closing Date all Owned Real Property.  As of the Closing Date, the Borrower and the Subsidiary Loan Parties own in fee all the Real Property set forth as being owned by them in the Perfection Certificate.

(b) As of the Closing Date, the Borrower and the Subsidiary Loan Parties have in all material respects valid leases in all real property being leased by them.

SECTION 3.19. Solvency.

(a) On the Closing Date, immediately after giving effect to the Transactions that occur on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20. Labor Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or except as set forth on Schedule 3.20:  (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP.  Except as, individually or in the aggregate, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21. No Default.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.22. Intellectual Property; Licenses, Etc.  Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule 3.22, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of the Borrower, the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened.

SECTION 3.23. Insurance.  The properties of the Borrower and the Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.  Except as would not reasonably be expected to have a Material Adverse Effect, all insurance maintained by the Borrower is in full force and effect.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any L/C Issuer to permit any L/C Credit Extension hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events.  On the date of each Borrowing (other than the Closing Date) and on the date of each L/C Credit Extension (other than the Closing Date):

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of an L/C Credit Extension, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or L/C Credit Extension, as applicable, no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing (subject to the immediately preceding paragraph) and each L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or L/C Credit Extension as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event.  On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each L/C Issuer on the Closing Date, a written opinion of (i) Morgan, Lewis & Bockius LLP, counsel for the Loan Parties, and (ii) each local counsel specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to each L/C Issuer on the Closing Date, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official);

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership, articles of incorporation or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party; and

(iii) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above.

(d) Except for matters to be completed following the Closing Date in accordance with Section 5.10(c), the elements of the Collateral Requirement required to be satisfied on the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment lien filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and lien searches with the United States Patent and Trademark Office and United States Copyright Office and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released concurrently with the closing of the Transactions on the Closing Date.

(e) The Merger shall have been consummated simultaneously or substantively concurrent with the closing under this Agreement in accordance with applicable law and the Merger Agreement, and no provision of the Merger Agreement shall have been amended, waived or otherwise modified in any respect which is materially adverse to the interests of the Lenders, without the prior written consent of the Administrative Agent (it is understood and agreed that any (i) reduction in the purchase price, (ii) change to the definition of Material Adverse Effect (as defined in the Merger Agreement) or the related definitions therein or (iii) material increase in indebtedness permitted to be outstanding under the Merger Agreement, in the case of each of clauses (i), (ii) and (iii), shall be material and adverse to the Lenders).

(f) The condition in Section 6.2(a) of the Merger Agreement (but only with respect to representations and warranties that are material to the interests of the Lenders, and only to the extent that Holdings has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement) shall be satisfied, and the representations and warranties made in Sections 3.01(a), (b) and (d), 3.02(a), 3.03, 3.10, 3.11, 3.17 and 3.19 hereof with respect to the Borrower and each Subsidiary Loan Party that is a Material Subsidiary shall be true and correct in all material respects.

(g) The Equity Contribution shall have been consummated and, to the extent any of the Equity Contribution is in the form of preferred Equity Interests, the terms of such preferred Equity Interests shall be reasonably satisfactory to the Joint-Lead Arrangers.

(h) The Borrower shall have received not less than $600,000,000 in aggregate gross cash proceeds from the issuance of the Secured Notes.

(i) On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the Secured Notes and (iii) other Indebtedness permitted pursuant to (A) Section 6.01 hereof, and (B) the Merger Agreement.

(j) The Lenders shall have received a solvency certificate signed by the Chief Financial Officer of the Borrower, confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(k) The Agents shall have received all fees payable thereto or to any Lender required to be paid on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(l) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act that has been requested not less than five (5) Business Days prior to the Closing Date.

(m) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of an L/C Credit Extension, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application as required by Section 2.05(b).

(n) All amounts due or outstanding in respect of the Existing Credit Agreement shall have been (or substantially simultaneously with the Closing Date) paid in full, all commitments in respect thereof terminated and all guarantees thereof discharged and released.

(o) The Administrative Agent shall have received a certificate signed by the Chief Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Joint-Lead Arrangers, certifying that the Total Leverage Ratio of the Borrower and its Subsidiaries calculated as of the Closing Date giving effect to the Transactions and utilizing EBITDAR for the four most recent Fiscal Quarters ended May 17, 2010 is not greater than 5.5 to 1.0.

(p) The Administrative Agent shall have received a counterpart of the Intercreditor Agreement signed by each party thereto.

(q) The Joint-Lead Arrangers shall have received the Pro Forma Financial Statements.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Notwithstanding anything herein to the contrary, it is understood that to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a Uniform Commercial Code financing statement or possession of the certificated securities (if any) evidencing the Borrower’s and the Subsidiary Loan Parties’ Equity Interest and the security agreement giving rise to the security interest) is not provided on the Closing Date, the provision of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties; Payment of Obligations.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries (to the extent they exceed estimated liabilities) are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution, except that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as otherwise permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Borrower and the Subsidiary Loan Parties to be listed as insured and the Collateral Agent to be listed as a co-loss payee on property and property casualty policies and as an additional insured on liability policies.  Notwithstanding the foregoing, the Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) If any portion of any Mortgaged Property is at any time located in an area specifically identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each applicable Subsidiary Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to Flood Insurance Laws and (ii) deliver to the Administrative Agent (which will furnish such information to the Lenders) evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the L/C Issuer and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any L/C Issuer or their agents or employees.  If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any L/C Issuer and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes.  Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all material lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (b) Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto; provided, further, that Holdings or the Borrower shall, or shall cause such Subsidiary to, cause any proceeding so instituted to stay the sale or forfeiture of any portion of the property on account of such Lien.

SECTION 5.04. Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days (or such other time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of annual reports on Form 10-K), following the end of each Fiscal Year (commencing with the Fiscal Year ending January 31, 2011), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such Fiscal Year and the consolidated results of its operations during such year and, starting with the Fiscal Year ending January 31, 2011, setting forth in comparative form the corresponding figures for the prior Fiscal Year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to “going concern” or similar qualification or exception) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) within 45 days (or such other time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of quarterly reports on Form 10-Q) (or, in the case of the first Fiscal Quarter after the Closing Date financial statements are required to be delivered hereunder, within 60 days following the end of such Fiscal Quarter), following the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter and the consolidated results of its operations during such Fiscal Quarter and the then-elapsed portion of the Fiscal Year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the first full Fiscal Quarter ending after the Closing Date, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenants, (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) and (z) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a copy of management’s discussion and analysis with respect to such financial statements, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent (it being understood that the delivery by the Borrower of reports on Form 10-Q or Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(c)(z);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower (prior to a Borrower Qualified IPO) or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this paragraph (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower;

(e) within 90 days after the beginning of each Fiscal Year, a reasonably detailed consolidated annual budget for such Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(f);

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries (including without limitation with respect to compliance with the USA PATRIOT Act), or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of the Lenders); and

(h) in the event that in respect of the Secured Notes or any Permitted Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit the Borrower, Holdings or any Parent Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis such consolidated reporting at Holdings’ or such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower will satisfy the requirements of such paragraphs and of clause (z) of paragraph (c) of this Section 5.04.

SECTION 5.05. Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrower or any of the Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the development or occurrence of any ERISA Event that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except that the Borrower and its Subsidiaries need not comply with any laws, rules, regulations and orders of any Governmental Authority then being contested by any of them in good faith by appropriate proceedings, and except where the failure to do so would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections.  Maintain books of record and account in conformity with GAAP consistently applied; and permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.07 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants.

SECTION 5.08. Use of Proceeds.  Use the proceeds of the Loans in the manner set forth in Section 3.12.

SECTION 5.09. Compliance with Environmental Laws.  Comply with all Environmental Laws applicable to its operations and properties and obtain and renew all permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Additional Security.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that the Collateral Agent may reasonably request, to satisfy the Collateral Requirement and to cause the Collateral Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, subject in each case to paragraph (g) below.  If the Administrative Agent or the Collateral Agent reasonably determines (in consultation with the Borrower) that it is a requirement of applicable law to have appraisals prepared in respect of the Mortgaged Property of any Loan Party that is located in the United States, the Borrower shall provide to the Administrative Agent such appraisals to the extent required by, and in reasonably satisfactory compliance with, any applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

(b) If any asset (other than Real Property which is covered by paragraph (c) below) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $1,000,000 is acquired by the Borrower or any Subsidiary Loan Party after the Closing Date (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents) will (i) promptly as practicable (and in any event within 30 days of their acquisition) notify the Collateral Agent thereof and (ii) take or cause the Subsidiary Loan Parties to take such actions as shall be reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Not later than 120 days after the Closing Date (as such time period may be extended with the consent of the Administrative Agent), cause Mortgages to be delivered, in form reasonably satisfactory to the Administrative Agent, with respect to (i) the Owned Real Property listed on Schedule 1.01B and (ii) the Owned Real Properties of the Borrower and its Subsidiaries accounting for not less than 90.0% of the Restaurant EBITDA of all Owned Real Properties of the Borrower and its Subsidiaries (and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of perfection thereof), record or file, and cause each such Subsidiary Loan Party to record or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant hereto and pay, and cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below, together with opinions of counsel reasonably satisfactory to the Administrative Agent and the results of lien searches conducted against each Mortgaged Property.  Additionally, not later than the date of required delivery of audited annual financial statements pursuant to Section 5.01(a), the Borrower shall deliver a certificate setting forth a calculation of Restaurant EBITDA for all Owned Real Properties for the Fiscal Year covered by such financial statements and, to the extent that less than 50.0% of Restaurant EBITDA is attributable to Owned Real Properties that are subject to Mortgages or Additional Mortgages, promptly grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such Owned Real Properties of the Borrower or any such Subsidiary Loan Parties as are not covered by the original Mortgages or Additional Mortgages, pursuant to documentation in form reasonably satisfactory to the Administrative Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of perfection thereof, record or file, and cause each such Subsidiary Loan Party to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below.

(d) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Wholly-Owned Domestic Subsidiary (other than a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary), within ten (10) Business Days after the date such Wholly-Owned Domestic Subsidiary is formed or acquired, notify the Collateral Agent thereof and, within twenty (20) Business Days after the date such Wholly-Owned Domestic Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral Requirement to be satisfied with respect to such Domestic Subsidiary and with respect to any Equity Interest in or Indebtedness of such Domestic Subsidiary owned by or on behalf of Holdings, the Borrower or any Subsidiary Loan Party, subject in each case to paragraph (g) below.

(e) If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary directly owned by Holdings, the Borrower or a Subsidiary Loan Party, within ten (10) Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent thereof and, within twenty (20) Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary directly owned by Holdings, the Borrower or any Subsidiary Loan Party, subject in each case to paragraph (g) below.

(f) Furnish to the Collateral Agent promptly (and in any event within 30 days after such change) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number or (D) in any Loan Party’s jurisdiction of organization; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties with the same priority as prior to such change.

(g) The Collateral Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to (i) any Real Property held by the Borrower or any of its Subsidiaries as a lessee under a lease or any Real Property owned in fee that is not Owned Real Property, (ii) any vehicle, (iii) cash, deposit accounts and securities accounts (it being understood and agreed (1) that the Lien of the Collateral Agent shall extend to such assets pursuant to the terms of the Guarantee and Collateral Agreement, but that such Lien need not be perfected to the extent perfection requires any action other than the filing of customary financing statements (and all representations, warranties, covenants and other terms of the Loan Documents with respect to Collateral shall be construed accordingly) and (2) that there shall be no lockbox arrangements nor any control agreements relating to the Borrower’s and its subsidiaries’ bank accounts), (iv) any Equity Interests owned on or acquired after the Closing Date (other than, in the case of shareholder agreements or other contractual obligations, (x) Equity Interests in the Borrower or (y) in the case of any person which is a Wholly-Owned Subsidiary, Equity Interests in such person) in accordance with this Agreement if, and to the extent that, and for so long as doing so would violate applicable law or regulation or a shareholder agreement or other contractual obligation (in each case, after giving effect to Section 9-406(d), 9-407(a) or 9-408 of the Uniform Commercial Code and other applicable law) binding on such Equity Interests, (v) any assets owned on or acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate applicable law or regulation or an enforceable contractual obligation (after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the Uniform Commercial Code and other applicable law) binding (1) on assets acquired after the Closing Date that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets and (2) on any assets owned on the Closing Date or acquired after the Closing Date that are subject to a Lien permitted by Section 6.02(i) or (vi) those assets as to which the Borrower and the Administrative Agent shall reasonably determine in writing that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby.  Notwithstanding anything to the contrary in this Agreement, the Guarantee and Collateral Agreement, or any other Loan Document, (i) the Administrative Agent may grant extensions of time and/or waive the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense on the terms or by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, and (ii) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable foreign jurisdiction or in light of applicable foreign law or regulation, in each case, as otherwise agreed between the Administrative Agent and the Borrower.

SECTION 5.11. Rating.  Exercise commercially reasonable efforts to maintain ratings from each of Moody’s and S&P for the Revolving Facility.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Subsidiaries to:

SECTION 6.01. Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness existing on the Closing Date (provided that any Indebtedness that is in excess of $2,000,000 individually or $10,000,000 in the aggregate shall only be permitted under this clause (a)(i) to the extent such Indebtedness is set forth on Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary) and (ii) intercompany Indebtedness existing on the Closing Date; provided that any Indebtedness of the Borrower or a Subsidiary Loan Party to any Subsidiary that is not the Borrower or a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements entered into to protect the Borrower and its Subsidiaries from fluctuations in interest rates, currency exchange rates and commodity prices;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case, in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Holdings and the Subsidiaries, (i) Indebtedness of any Subsidiary that is not the Borrower or a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04(b) or (x) and (ii) Indebtedness of the Borrower or any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger, consolidation or amalgamation, the assumption and incurrence of any Indebtedness and any related transactions, the Borrower shall be in Pro Forma Compliance;

(i) Capital Lease Obligations and any other Indebtedness incurred by the Borrower or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03(b), and any Permitted Refinancing Indebtedness in respect thereof;

(j) Capital Lease Obligations, mortgage financings and other purchase money indebtedness incurred by the Borrower or any Subsidiary in an amount not to exceed $25,000,000 per year to finance New Restaurants or equipment to be used in restaurants.  Notwithstanding anything to the contrary, (A) to the extent that the aggregate amount of Capital Lease Obligations incurred by the Borrower or any Subsidiary in any Fiscal Year of the Borrower pursuant to this Section 6.01(j) is less than the amount permitted for such Fiscal Year, the amount of such difference may be carried forward and used to incur Capital Lease Obligations in the immediately following Fiscal Year and (B) the Borrower and the Subsidiaries are permitted to incur an aggregate amount of Capital Lease Obligations in any Fiscal Year of the Borrower in excess of the amount otherwise permitted to be made for such Fiscal Year pursuant to this Section 6.01(j), provided that such excess amount used to incur Capital Lease Obligations in any such Fiscal Year in reliance on this Section 6.01(j) shall not exceed $25,000,000 and shall reduce on a dollar-for-dollar basis the aggregate amount of Capital Lease Obligations to be incurred pursuant to Section 6.01(j) in the immediately succeeding Fiscal Year;

(k) Capital Lease Obligations or other obligations or deferrals attributable to capital spending or other funds made available by food, beverage and packaging suppliers in connection with incentive arrangements;

(l) other unsecured Indebtedness of the Borrower or any Subsidiary Loan Party, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $200,000,000;

(m) Indebtedness of the Borrower and the Subsidiary Loan Parties pursuant to (i) the Secured Notes in an aggregate principal amount that is not in excess of $600,000,000 and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(n) Guarantees by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (i) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not the Borrower or a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(s)), and (ii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party; provided, that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(n) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be subordinated to the Obligations to at least the same extent such other Indebtedness is so subordinated;

(o) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than (i) Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition or (ii) any such Indebtedness that would be required to be reflected on a consolidated balance sheet of the Borrower in accordance with GAAP;

(p) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(q) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(r) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s) (i) other Indebtedness incurred by the Borrower or any Subsidiary Loan Party that is unsecured or that is secured by Second-Priority Liens or Junior Liens so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Borrower shall be in Pro Forma Compliance and the Total Leverage Ratio on a Pro Forma Basis shall not be greater than 0.50x less than the Total Leverage Ratio on the Closing Date to 1.0 and (ii) Permitted Refinancing Indebtedness in respect thereof;

(t) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate amount not to exceed at any time outstanding $50,000,000;

(u) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 90 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(v) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(w) Indebtedness of the Borrower and the Subsidiaries incurred under overdraft facilities and similar cash management arrangements (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders or their Affiliates and (in each case) established for the Borrower’s and the Subsidiaries’ ordinary course of operations;

(x) Indebtedness consisting of Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Entity permitted by Section 6.06(c);

(y) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investments permitted hereunder;

(z) Indebtedness of the Borrower or any Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self insurance arrangements) of the Borrower and its Subsidiaries and having a term not in excess of 364 days (inclusive of any rollovers or extensions of terms);

(aa) unsecured Indebtedness of the Borrower or any of its Subsidiaries consisting of guarantees of Indebtedness of a franchisee incurred to finance a remodeling, construction or purchase of a retail unit of such franchisee or capital expenditures of such franchisee (“Franchisee Construction Debt”); provided, that the amount of the obligations of the Borrower and its Subsidiaries under or with respect to such guarantees shall not exceed $40,000,000 in the aggregate outstanding at any time;

(bb) unsecured Indebtedness of the Borrower or any of its Subsidiaries owing to former franchisees and representing the deferred purchase price (or a deferred portion of such purchase price) payable by the Borrower or such Subsidiary to such former franchisee in connection with the purchase by the Borrower or such Subsidiary of one or more retail outlets from such former franchisee in an aggregate principal amount for all such Indebtedness not to exceed $5,000,000 at any one time outstanding; and

(cc) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (aa) above.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

SECTION 6.02. Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date (provided that any Liens securing Indebtedness or other obligations in excess of $2,000,000 individually or $10,000,000 in the aggregate  shall only be permitted under this paragraph (a) to the extent such Lien is set forth on Schedule 6.02(a)), and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents;

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and (ii) such Lien is not created in contemplation of or in connection with such acquisition;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar minor encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business at the applicable Real Property, and provided further such Lien shall not secure any Indebtedness or materially impair the value of the Real Property;

(i) Liens securing Indebtedness and Permitted Refinancing Indebtedness permitted by Section 6.01(i), (j) and (k) (in each case limited to the assets financed with such Indebtedness or sold in the applicable Sale and Lease-Back Transaction and any accessions thereto and the proceeds and products thereof and related property; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender and incurred under Section 6.01(i), (j) and (k));

(j) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(k) Liens disclosed by the Mortgages delivered on or subsequent to the Closing Date and pursuant to Section 5.10 that are reasonably satisfactory to the Administrative Agent and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(l) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary, as lessee, in the ordinary course of business;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card chargebacks and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(o) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f) or (p) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(p) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; provided such Lien shall be subordinate to the Lien of any Mortgage on such Mortgaged Property granted in connection herewith;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(t) Second-Priority Liens or Junior Liens on the Collateral securing Indebtedness permitted by clause (m) or (s) of Section 6.01;

(u) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(w) Liens on Equity Interests in joint ventures securing obligations of such joint ventures;

(x) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(y) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(z) Liens on proceeds of insurance policies securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unpaid insurance premiums;

(aa) Liens in favor of the Borrower or any Subsidiary Loan Party; provided, that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in the form and substance reasonably satisfactory to the Administrative Agent; and

(bb) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $35,000,000; provided that if such Liens extend to all or any portion of the Collateral, such Liens shall be Second-Priority Liens and/or Junior Liens.

SECTION 6.03. Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell, transfer or otherwise dispose of any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned by the Borrower or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property and (b) with respect to any property owned by the Borrower or any Subsidiary, (i) if at the time the lease in connection therewith is entered into, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the entering into of such lease, the Borrower shall be in Pro Forma Compliance and (ii) the aggregate fair market value of all property disposed of by the Borrower and its Subsidiaries pursuant to this clause (b) does not exceed $260,000,000.00.

SECTION 6.04. Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) the Transactions;

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided, that the aggregate amount at any time outstanding of (A) Investments made after the Closing Date by the Borrower or any Subsidiary Loan Party pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, (B) net intercompany loans made after the Closing Date by the Borrower or any Subsidiary Loan Party to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii) and (C) Guarantees after the Closing Date by the Borrower or any Subsidiary Loan Party of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii) shall not exceed (1) $35,000,000 plus (2) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply pursuant to this Section 6.04(b) plus (3) any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b) which did not otherwise increase the Cumulative Credit; provided, further, that (x) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiaries and (y) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollovers or extensions of terms) and made in the ordinary course of business consistent with past practice shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05 (other than Section 6.05(g));

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $15,000,000 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings or any Parent Entity solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.01;

(h) Investments existing on, or contractually committed as of, the Closing Date consisting of intercompany loans or as set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof (other than reimbursements of Investments in the Borrower or a Subsidiary), so long as the aggregate amount of all Investments pursuant to this paragraph (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (j), (q), (r), (t) and (bb);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) $25,000,000 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(ii), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that if any Investment pursuant to this paragraph (j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall, at the option of the Borrower to the extent permitted by such provisions, thereafter be deemed to have been made pursuant to paragraph (b) above or (k) below and shall cease to have been made pursuant to this paragraph (j) for so long as such person continues to be a Subsidiary of the Borrower;

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under this Section 6.04 or Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation, were in existence on the date of such acquisition, merger, consolidation or amalgamation and do not constitute a material portion of the assets of the entity so acquired;

(n) acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, any Parent Entity, or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations of the Borrower or any Subsidiary that do not constitute Indebtedness, in each case the entry into which by the Borrower or any such Subsidiary does not violate this Agreement;

(p) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings, or any Parent Entity;

(q) Investments consisting of Restricted Payments permitted by Section 6.06;

(r) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(s) Investments in Foreign Subsidiaries not to exceed $20,000,000 (plus an amount equal to any return of capital actually received in respect of Investments theretofore made pursuant to this paragraph (s)), as valued at the fair market value (as determined in good faith by the Borrower) of such Investment at the time such Investment is made;

(t) Guarantees of Indebtedness permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(u) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(v) Investments by the Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate paragraph of Section 6.06 for all purposes of this Agreement);

(w) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons in the ordinary course of business;

(x) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(y) Investments in joint ventures not in excess of $40,000,000 in the aggregate at any time outstanding; provided that such amount deemed outstanding for purposes of this Section 6.04(y) shall be reduced by (a) proceeds such Loan Party has received as a result of the sale by such Loan Party of the joint venture interests of a joint venture to which such Loan Party is a party, or (b) proceeds of distributions such Loan Party has received as a result of its joint venture interest in such joint venture; provided, further that if any Investment pursuant to this paragraph (y) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this paragraph (y) for so long as such person continues to be a Subsidiary of the Borrower;

(z) any Investment (i) deemed to exist as a result of a Subsidiary that is not a Loan Party distributing a note or other intercompany debt to a parent of such Subsidiary that is a Loan Party (to the extent there is no cash consideration or services rendered for such note), (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries and (iii) consisting of intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business;

(aa) purchases or acquisitions in connection with Excluded Resales permitted by Section 6.05; and

(bb) any loan or loans made by the Borrower or any of its Subsidiaries to a franchisee; provided, that the aggregate principal amount of all loans made pursuant to this Section 6.04(bb) shall not exceed $5,000,000 outstanding at any time.

Any Investment in any person other than the Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale or disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary of the Borrower into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary Loan Party receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (v) the merger, consolidation or amalgamation of any Subsidiary into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) Sale and Lease-Back Transactions permitted by Section 6.03;

(d) Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(e) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(f) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that (1) no Default or Event of Default exists or would result therefrom and (2) the aggregate fair market value of all assets of the Borrower and the Subsidiaries sold pursuant to this clause (f) shall not exceed $100,000,000;

(g) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving entity;

(h) leases, licenses, or subleases or sublicenses of any real or personal property (including, without limitation intellectual property) in the ordinary course of business; provided such Lien shall be subordinate to the Lien of any Mortgage on such Mortgaged Property granted in connection herewith;

(i) acquisitions and purchases (including Permitted Business Acquisitions) made with the proceeds of any Asset Sale in each case within 12 months of receipt of such proceeds (or if committed to be made within such 12 month period, made within 18 months of receipt thereof);

(j) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions (i) by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (j) shall be included in Section 6.05(f) and (ii) between the Borrower or a Subsidiary Loan Party, on the one hand, and a Subsidiary that is not a Subsidiary Loan Party, on the other hand, shall result in the Borrower or the applicable Subsidiary Loan Party receiving consideration at least equal to the value of the assets or consideration transferred by the Borrower or such Subsidiary Loan Party in such transaction;

(k) any purchase, lease, sale, transfer or other disposition by the Borrower or any of the Subsidiaries of a restaurant of the Borrower or such Subsidiary not otherwise permitted by this Section 6.05 so long as (i) such restaurant was acquired by the Borrower or such Subsidiary from a franchisee with the intent of reselling such restaurant and the Borrower notifies the Administrative Agent at the time of such acquisition that such property is being acquired in connection with an Excluded Resale and (ii) such sale occurs within twelve (12) months of the acquisition of such restaurant by the Borrower or such Subsidiary (each, an “Excluded Resale”); and

(l) other asset sales with a fair market value not in excess of $5 million per year in exchange for assets and/or services usefull in the business of the Borrower or its Subsidiaries (i.e. barter transactions).

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties or pursuant to Section 6.05(d)) unless such disposition is for fair market value (as determined in good faith by the Borrower) and (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (c) or (f) of this Section 6.05 (except sales, transfers or other dispositions to Loan Parties) unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (ii), (a) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower (other than (x) liabilities that are by their terms subordinated to the Obligations or (y) Indebtedness or other liabilities that were not direct obligations of a Subsidiary disposed of or are not directly related to the assets or business disposed of) that are assumed by the transferee of any such assets, (b) any notes or other obligations or other securities received by the Borrower or such Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this paragraph (c) that is at that time outstanding, not to exceed the greater of (A) $30,000,000 and (B) 2.0% of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of such receipt for which financial statements have been delivered pursuant to Section 5.04 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).  To the extent any Collateral is sold or disposed of in a transaction expressly permitted by this Section 6.05 to any person other than the Borrower or any Subsidiary Loan Party, such Collateral shall be sold or disposed of free and clear of the Liens created by the Loan Documents (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by the Borrower or such Subsidiary Loan Party will not be so released), and the Administrative Agent shall take at the expense of the Borrower, and is hereby authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

SECTION 6.06. Restricted Payments.  Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b) (x) the Borrower may make Restricted Payments in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of Holdings or any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its (and any Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 6.07(b) (other than clauses (vii), (xvii) and (xxi)(2) thereof), and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries and (y) the Borrower may make Restricted Payments to any direct or indirect parent company of the Borrower that files a consolidated, combined or unitary U.S. federal, state or local tax return that includes the Borrower and/or their respective subsidiaries, in each case in an amount not to exceed the amount that the Borrower and its subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Borrower and its subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group), as reduced by any such taxes directly paid by the Borrower or any subsidiary thereof;

(c) the Borrower may make Restricted Payments to Holdings the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, Holdings or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any Fiscal Year (1) $5,000,000, plus (2) (x) the amount of net proceeds contributed to the Borrower that were received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity to directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which if not used in any year, may be carried forward to the immediately following calendar year; and provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06 (it being understood, however, that the issuance of such Indebtedness shall be deemed to be a Restricted Payment);

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of such options;

(e) Restricted Payments may be made in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that, after giving effect to such Restricted Payment, (i) no Default shall have occurred and be continuing, (ii) the Borrower shall be in Pro Forma Compliance and (iii) to the extent the aggregate amount of all Restricted Payments made pursuant to this clause (e) from and after the Closing Date would exceed $25,000,000, on a Pro Forma Basis, the Total Leverage Ratio shall not be greater than 0.50x less than the Total Leverage Ratio on the Closing Date to 1.0;

(f) the Borrower may make Restricted Payments (i) specifically contemplated by the Merger Agreement in connection with the consummation of the Transactions and (ii) to management in respect of October 2010 restricted stock grants;

(g) the Borrower may make Restricted Payments to Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h) after a Qualified IPO, the Borrower may make Restricted Payments to Holdings so that Holdings or any Parent Entity may make Restricted Payments to its equity holders in an amount equal to 6% per annum of the net proceeds received by the Borrower from any public offering of Equity Interests of Holdings or any Parent Entity so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(i) the Borrower may make any payment otherwise permitted under Section 6.07(b)(xiv) to the extent such payment is considered a Restricted Payment; and

(j) the Borrower may make Restricted Payments to Holdings or any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of Holdings (prior to a Borrower Qualified IPO) or the Borrower in a transaction involving aggregate consideration in excess of $1,000,000, unless such transaction is (i) otherwise permitted or required under this Agreement and (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or of Equity Interests (other than Disqualified Stock) of Holdings or the Borrower;

(ii) loans or advances to employees or consultants of Holdings, any Parent Entity or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) transactions solely among the Borrower and/or any Subsidiaries (including any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity));

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries);

(v) subject to the limitations set forth in Section 6.07(b)(xiv), if applicable, transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $1,000,000, set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect (as determined in good faith by the Borrower) and other transactions, agreements and arrangements described on Schedule 6.07 and any amendment thereto or similar transactions, agreements or arrangements entered into by the Borrower or any of the Subsidiaries to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect (as determined in good faith by the Borrower);

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto that are approved by a majority of the Disinterested Directors of the Board of Directors of Holdings or the Borrower;

(vii) Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity);

(viii) any purchase by Holdings of the Equity Interests (other than Disqualified Stock) of the Borrower; provided, that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Guarantee and Pledge Agreement;

(ix) payments by the Borrower or any of the Subsidiaries to any Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith;

(x) transactions with Affiliates for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that (i) such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view;

(xii) subject to paragraph (xiv) below, if applicable, the payment of all fees, expenses, bonuses and awards related to the Transactions, including fees to the Sponsor, in the amounts previously disclosed to the Joint-Lead Arrangers;

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xiv) any one or more agreements to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to any Sponsor (A) in an aggregate amount in any Fiscal Year not to exceed the sum of (1) the greater of $4,000,000 and 2.0% of EBITDA for such Fiscal Year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A) (1) above originally), plus (B) 1.0% of the value of transactions with respect to which any Sponsor provides any transaction, advisory or other services, plus (C) a transaction fee of not more than 1.0% of total enterprise value to be paid to the Sponsor in connection with the Transactions on the Closing Date; plus (D) so long as no Event of Default has occurred and is continuing, in the event of a Qualified IPO, the present value of all future amounts payable pursuant to any agreement referred to in clause (A) (1) above in connection with the termination of any such agreement with any Sponsor (the “Management Termination Fee”); provided, that if any such payment pursuant to clause (D) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom;

(xv) the issuance, sale or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower to Holdings (or another Parent Entity) in connection with capital contributions by Holdings or such Parent Entity to the Borrower;

(xvi) the issuance of Equity Interests of Holdings or any Parent Entity to the management of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with the Transaction;

(xvii) payments by Holdings (and any Parent Entity), the Borrower and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any such Parent Entity), the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax and franchise liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party; provided that, to the extent any such payment constitutes a Restricted Payment, such payment shall otherwise be permitted by Section 6.06;

(xviii) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Board of Directors of Holdings or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(xix) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(xx) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity; or

(xxi) transactions permitted by, and complying with, the provisions of Section 6.04(h), 6.04(n), 6.04(u) and 6.04(v).

SECTION 6.08. Business of the Borrower and the Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any Subsidiary Loan Party.

(b) (i)  Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on (x) any Indebtedness of the Borrower or any Subsidiary that is expressly subordinate to the Obligations or (y) the Secured Notes, any Indebtedness that is secured by Second-Priority Liens or Junior Liens or any Indebtedness that refinances the foregoing (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings with Permitted Refinancing Indebtedness permitted by Section 6.01, (B) payments of regularly scheduled interest and fees due thereunder, other non-accelerated and non-principal payments thereunder, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings or any Parent Entity of Qualified Equity Interests (other than Disqualified Stock) made within eighteen months prior thereto (but excluding any Cure Amount), (D) the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Stock) of Holdings or any Parent Entity, (E) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving effect to such payment or distribution the Borrower would be in Pro Forma Compliance and (iii) except in the case of any repurchase or redemption of the Secured Notes or any Permitted Refinancing Indebtedness, on a Pro Forma Basis, the Total Leverage Ratio shall not be greater than 0.50x less than the Total Leverage Ratio on the Closing Date to 1.0, repurchases or redemptions in respect of Junior Financings prior to their scheduled maturity from the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.09(b) and (F) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, payments or distributions in respect of Junior Financings with Net Proceeds of the type described in clause (a) of the definition thereof to the extent not required to repay the Loans pursuant to Section 2.12(b); or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders taken as a whole (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders taken as a whole (as determined in good faith by the Borrower) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the Secured Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness and, to the extent such restrictions apply to the Collateral, such restrictions are not more restrictive than this Agreement;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(l) or 6.01(s) or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Secured Note Documents;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(L) any agreement in effect at the time a person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(M) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party that do not apply to the Borrower or any Subsidiary Loan Party;

(N) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(O) restrictions contained in any agreements related to a Sale and Lease-Back Transaction that only relate to the assets transferred in such transaction; or

(P) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (O) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10. Financial Performance Covenants.

(a) Secured Leverage Ratio.  Permit the Secured Leverage Ratio on the last day of any Fiscal Quarter ending in any period identified below (beginning with the first full Fiscal Quarter ended after the Closing Date) to exceed the maximum level set forth opposite such period below:

Period	Maximum Permitted Secured Leverage Ratio
Closing Date through Third Fiscal Quarter of Fiscal Year 2012	7.65:1.00
Fourth Fiscal Quarter of Fiscal Year 2012 through Third Fiscal Quarter of Fiscal Year 2013	7.55:1.00
Fourth Fiscal Quarter of Fiscal Year 2013 through Third Fiscal Quarter of Fiscal Year 2014	7.50:1.00
Fourth Fiscal Quarter of Fiscal Year 2014 through Third Fiscal Quarter of Fiscal Year 2015	7.35:1.00
Fourth Fiscal Quarter of Fiscal Year 2015 and thereafter	7.10:1.0

(b) Interest Coverage Ratio.  Permit the Interest Coverage Ratio on the last day of any Fiscal Quarter (beginning with the first full Fiscal Quarter ended after the Closing Date) to be less than the minimum level set forth opposite such period below:

Period	Minimum Interest Coverage Ratio
Closing Date through Third Fiscal Quarter of Fiscal Year 2012	1.35:1.00
Fourth Fiscal Quarter of Fiscal Year 2012 through Third Fiscal Quarter of Fiscal Year 2013	1.50:1.00
Fourth Fiscal Quarter of Fiscal Year 2013 through Third Fiscal Quarter of Fiscal Year 2014	1.55:1.00
Fourth Fiscal Quarter of Fiscal Year 2014 through Third Fiscal Quarter of Fiscal Year 2015	1.65:1.00
Fourth Fiscal Quarter of Fiscal Year 2015 and thereafter	1.70:1.0

SECTION 6.11. Capital Expenditures.  Permit the Borrower or the Subsidiaries to make any Capital Expenditure, except that:

(a) During each Fiscal Year of the Borrower and the Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof (excluding (i) expenditures pursuant to Sections 6.11(b), (c) and (d) and (ii) Capital Expenditures related to Sale and Lease-Back Transactions permitted by Section 6.03 hereof ) does not exceed for such Fiscal Year an amount equal to the sum of (1) the greater of (i) $100,000,000 and (ii) 8.5% of Consolidated Gross Total Tangible Assets as of the end of the last day of such Fiscal Year plus (2) without duplication of amounts that increased the maximum permitted amount of Capital Expenditures pursuant to this clause (a) as a result of being in clause (1)(ii) above, 10% of Acquired Assets for such Fiscal Year (the “Acquired Assets Amount”), and (3) for the next Fiscal Year immediately after any Acquired Assets Amount is initially included in clause (2) above, 5% of such Acquired Assets Amount, calculated on a cumulative basis without duplication of amounts otherwise carried forward pursuant to clause (b) below.

(b) Notwithstanding anything to the contrary contained in Section 6.11(a) above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any Fiscal Year of the Borrower pursuant to Section 6.11(a) is less than the amount permitted for such Fiscal Year, the amount of such difference may be carried forward and used to make Capital Expenditures in the immediately following Fiscal Year.

(c) Notwithstanding anything to the contrary contained in this Section 6.11, the Borrower and the Subsidiaries are permitted to make an aggregate amount of Capital Expenditures in any Fiscal Year of the Borrower in excess of the amount otherwise permitted to be made for such Fiscal Year pursuant to Section 6.11(a), provided that such excess amount used to make Capital Expenditures in any such Fiscal Year in reliance on this Section 6.11(c) shall reduce on a dollar-for-dollar basis the aggregate amount of Capital Expenditures permitted to be made pursuant to Section 6.11(a) in the immediately succeeding Fiscal Year.

(d) In addition to the Capital Expenditures permitted pursuant to Sections 6.11(a), (b) and (c), the Borrower and the Subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Cumulative Credit on the date of such Capital Expenditure that the Borrower elects to apply pursuant to this Section 6.11(d).

ARTICLE VIA

Holdings Covenant

Holdings (prior to a Borrower Qualified IPO) covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(b), (d), (e) or (j) on any of the Equity Interests issued by the Borrower to Holdings, (b) Holdings shall at all times own directly 100% of the Equity Interests of the Borrower and shall not sell, transfer or otherwise dispose of the Equity Interests in the Borrower and (c) Holdings will maintain its passive holding company status.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Obligation or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings or the Borrower of any covenant, condition or agreement contained in 5.01(a) (with respect to the Borrower), 5.05(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Holdings, the Borrower or any of the Material Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is prepaid in accordance with its terms;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Material Subsidiary (other than as permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $15,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Material Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA or (v) Holdings or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would subject Holdings or any Subsidiary to tax; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any material provision of any Loan Document shall for any reason be asserted in writing by Holdings or any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are material to Holdings and the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or except from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or the Guarantee and Pledge Agreement or (iii) the guarantees pursuant to the Security Documents by Holdings (prior to a Borrower Qualified IPO) or the Subsidiary Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings (prior to a Borrower Qualified IPO) or the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof);

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, may, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(g); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(g), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Right to Cure.  Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of the Financial Performance Covenants as of the last day of any Fiscal Quarter, then from the last day of such Fiscal Quarter until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenants is required to be delivered pursuant to Section 5.04(c) for such Fiscal Quarter, any Parent Entity and/or Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of any Parent Entity and/or Holdings (and, with respect to Holdings or any such Parent Entity, in each case, to contribute any such cash to the capital of the Borrower) (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by any Parent Entity and/or Holdings of such Cure Right such Financial Performance Covenants shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that, (i) in each four Fiscal Quarter period there shall be no more than two Fiscal Quarters in which the Cure Right is exercised, (ii) no more than five Cure Rights will be exercised in the aggregate during the term of this Agreement, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants, and (iv) for the avoidance of doubt, in recalculating the Financial Performance Covenants giving effect to the pro forma adjustment by which EBITDA shall be increased pursuant to a Cure Right as set forth above, there shall be no pro forma effect given to any reduction of Indebtedness with the Cure Amount in such recalculation of the Financial Performance Covenants.  If, after giving effect to the adjustments in this paragraph, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent, each Lender, the Swingline Lender and each L/C Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and each L/C Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or any L/C Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

SECTION 8.02. Delegation of Duties.  The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03. Exculpatory Provisions.  Neither the Administrative Agent nor the Collateral Agent, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except for its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder.  Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 8.04. Reliance by Agents.  The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or written instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to Holdings and the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05. Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

SECTION 8.06. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender, the Swingline Lender or any L/C Issuer.  Each Lender, the Swingline Lender and each L/C Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and other Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Borrower or any other Loan Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 8.07. Indemnification.  The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Incremental Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments shall have terminated, in accordance the Revolving Facility Commitments in effect immediately prior to such termination) held on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents, or any documents (including any intercreditor agreement) contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.  The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Agents in Their Individual Capacity.  The Administrative Agent, the Collateral Agent and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Loan Party as though such persons were not the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents.  With respect to the Loans made by it, the Administrative Agent and the Collateral Agent shall each have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Collateral Agent in their individual capacities.

SECTION 8.09. Successor Agents.  Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Borrower so long as no Event of Default under Section 7.01(h) or (i) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by Morgan Stanley as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C  Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 8.10. Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 8.11. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Article II or Section 9.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article II and Section 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

SECTION 8.12. Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document if approved, authorized or ratified in writing in accordance with Section 9.08, or pursuant to Section 9.18.  Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section.  The Lenders and the L/C Issuer irrevocably agree that (x) the Collateral Agent may, without any further consent of any Lender, enter into or amend any intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Junior Lien on the Collateral that is permitted under this Agreement, (y) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties.

SECTION 8.13. Agents and Arrangers.  Neither the Syndication Agents nor any of the Joint-Lead Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 8.14. Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender, Swingline Lender or L/C Issuer an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.18(a) or (c), each Lender, Swingline Lender and L/C Issuer shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender, Swingline Lender or L/C Issuer for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender, Swingline Lender or L/C Issuer by the Administrative Agent setting forth the basis for such payment or liability, shall be conclusive absent manifest error.  Each Lender, Swingline Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, Swingline Lender or L/C Issuer under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.14.  The agreements in this Section 8.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, Swingline Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices or communications (i) sent to an e-mail address shall be deemed received when delivered and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.02. Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each L/C Issuer and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Obligation or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.16, 2.17, 2.18, 8.07 and 9.05) shall survive the payment in full of the principal and interest hereunder, any assignment of rights by, or the replacement of, a Lender, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03. Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties listed on the signature pages hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each L/C Issuer, the Administrative Agent, the Collateral Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the L/C Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) except pursuant to the Merger, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i)  Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided, that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of an Incremental Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the L/C Issuer and the Swingline Lender; provided, that no consent of the L/C Issuer and the Swingline Lender shall be required for an assignment of all or any portion of an Incremental Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 in the case of Incremental Term Loans (and shall be in an amount of an integral multiple thereof) and (y) $5,000,000 in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if required by the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.18;

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans; and

(E) no assignment to the Borrower or any of its Subsidiaries shall be permitted.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05 (subject to the limitations and requirements of those Sections)).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the L/C Issuer and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c) (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.  Subject to paragraph (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the limitations and requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent.  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.17 and Section 9.05(b).  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding anything to the contrary herein, no assignment may be made or participation sold to an Ineligible Institution.

(i) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans or Commitments hereunder to any Affiliate Lender, provided that (i) the assigning Lender and Affiliate Lender purchasing such Lender’s Loans or Commitments shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit F hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption and (ii) the aggregate principal amount of all Revolving Facility Commitments and Revolving Facility Loans assigned to Affiliate Lenders shall not exceed 10% of the aggregate principal amount of outstanding Revolving Facility Commitments and Revolving Facility Loans.

(j) Affiliate Lenders will be subject to the restrictions specified in Section 9.22.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent and the Joint-Lead Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or, with respect to the Administrative Agent and the Collateral Agent, in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent, the Collateral Agent and the Joint-Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents or any Lender in connection with the enforcement of this Agreement and the other Loan Documents, including the reasonable fees, charges and disbursements of counsel for the Agents and the Lenders (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Agents and the Joint-Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction and such additional counsel for each of the Lenders to the extent of any conflict of interests).

(b) The Borrower agrees to indemnify the Administrative Agent, the Agents, the Joint-Lead Arrangers, each L/C Issuer, each Lender, each of their respective Affiliates and each of their respective directors, partners, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of or otherwise relating to the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (1) the gross negligence or willful misconduct of such Indemnitee (for purposes this proviso only, each of the Administrative Agent, any Joint-Lead Arranger, any L/C Issuer or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties (other than advisors), shall be treated as a single Indemnitee) or (2) any material breach of any Loan Document by such Indemnitee.  Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Holdings, the Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, or Release or threat of Release of Hazardous Materials at, on, under or from any property currently or formerly owned, operated or leased by any of them; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties (other than advisors) or (2) any material breach of any Loan Document by such Indemnitee.  None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Sponsor, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Joint-Lead Arranger, any L/C Issuer or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative of any amounts paid pursuant to Section 2.18, this Section 9.05 shall not apply to Taxes, except Taxes that represent damages or losses resulting from a non-Tax claim.

(d) To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such L/C Issuer to or for the credit or the account of Holdings (prior to a Borrower Qualified IPO), the Borrower or any Subsidiary against any of and all the obligations of Holdings (prior to a Borrower Qualified IPO) or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender and each L/C Issuer under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such L/C Issuer may have.

SECTION 9.07. Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER SECURITY DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, each L/C Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings (prior to a Borrower Qualified IPO), the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Sections 2.22 and 2.23, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings (prior to a Borrower Qualified IPO), the Borrower and the Administrative Agent (and consented to by the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Obligation, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date, without the prior written consent of each Lender directly adversely affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) (x) increase or extend the Commitment of any Lender, (y) decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender or (z) change the provisions of Section 1.05(a) with respect to the Administrative Agent’s or a Lender’s right to approve Alternative Currencies without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Incremental Term Loan Installment Date or reduce the amount due on any Incremental Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Obligation or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend the provisions of Section 5.02 of the Guarantee and Collateral Agreement, or any analogous provision of any other Security Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) reduce the voting rights of any Lender under this Section 9.08 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of such Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral or release all or substantially all of the value of the guarantees by the Subsidiary Loan Parties under the Guarantee and Collateral Agreement, unless, in each case, to the extent sold or otherwise disposed of in a transaction permitted by this Agreement or the other Loan Documents, without the prior written consent of each Lender;

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lender participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment required by Section 2.12 so long as the application of any prepayment still required to be made is not changed);

provided, further, that no such amendment shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, Swingline Lender or an L/C Issuer hereunder without the prior written consent of the Administrative Agent, Swingline Lender or such L/C Issuer acting as such at the effective date of such amendment, as applicable.  Notwithstanding the foregoing, no consent of any Defaulting Lender shall be required for any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender unless such waiver, amendment or modification by its terms would affect such Defaulting Lender differently than other Affected Lenders.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender.

(c) Without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings (prior to a Borrower Qualified IPO) and the Borrower (i) to add one or more additional credit or debt facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Incremental Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit or debt facilities in any determination of the Required Lenders or Majority Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary (A) to integrate any Incremental Term Loans, any Incremental Revolving Loans or any Replacement Revolving Loans on substantially the same basis as the Revolving Facility Loans or (B) to cure any ambiguity, omission, defect or inconsistency.

SECTION 9.09. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any L/C Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such L/C Issuer, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such L/C Issuer on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City in the borough of Manhattan, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.16. Confidentiality.  Each of the Lenders, each L/C Issuer and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, any Parent Entity, Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, any Parent Entity, the Borrower or any Subsidiary (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such L/C Issuer or such Agent without violating this Section 9.16 or (c) was or becomes available to such Lender, such L/C Issuer or such Agent from a third party which, to such person’s knowledge, had not breached an obligation of confidentiality to any Parent Entity, Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its affiliates, directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential), except:  (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) in order to enforce its rights under any Loan Document in a legal proceeding, (D) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or terms substantially similar to this Section) and (E) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or terms substantially similar to this Section).

SECTION 9.17. Platform; Borrower Materials.  The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint-Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint-Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Joint-Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.18. Release of Liens, Guarantees and Pledges.  In the event that any Loan Party conveys, sells, transfers or otherwise disposes of all or any portion of any Equity Interests or assets to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by such Loan Party will not be so released) and the Administrative Agent and Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction not prohibited by this Agreement and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, such Subsidiary Loan Party’s obligations under the Loan Documents shall be automatically terminated and the Administrative Agent and Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under the Loan Documents.  In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefor has been made) are paid in full and all Letters of Credit and Commitments are terminated.  Without limiting the foregoing, upon the consummation of a Borrower Qualified IPO, Holdings shall be released from its guarantee pursuant to the Guarantee and Pledge Agreement, and/or shall cease to be a Loan Party, and/or any Liens created by any Loan Documents on any assets or Equity Interests owned by Holdings shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to evidence the foregoing.

SECTION 9.19. USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.20. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, Holdings and the Borrower acknowledge and agree that:  (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Joint-Lead Arrangers and the Lenders, on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent, each Joint-Lead Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrower, any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (iii) none of the Agents, any Joint-Lead Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Joint-Lead Arranger or any Lender has advised or is currently advising the Borrower or any other Loan Party or their respective Affiliates on other matters) and none of the Agents, any Joint-Lead Arranger or any Lender has any obligation to any of the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Joint-Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and the other Loan Parties and their respective Affiliates, and none of the Agents, any Joint-Lead Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Joint-Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.  Holdings and the Borrower each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Joint-Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.21. Affiliate Lenders.

(a) Subject to clause (c) below, each Lender who is an Affiliate of the Sponsor other than a Sponsor Debt Fund (an “Affiliate Lender”), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that it shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders.  Subject to clause (c) below, the Borrower and each Affiliate Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against the Borrower, the Borrower, with respect to any plan of reorganization that does not adversely affect any Affiliate Lender in any material respect as compared to other Lenders, shall seek (and each Affiliate Lender shall consent) to designate the vote of any Affiliate Lender and the vote of any Affiliate Lender with respect to any such plan of reorganization of the Borrower or any Affiliate of the Borrower shall not be counted.  Subject to clause (c) below, each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (a) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender at which representatives of the Borrower are not then present, (b) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, or (c) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(c) Notwithstanding anything contained herein to the contrary, (1) an Affiliate Lender may receive any information deliverable to the Lenders by any Agent or its advisors which is also made available to the Borrower or any of its Subsidiaries or their advisors and may attend and/or participate in any meetings exclusively of the Agents, the Joint-Lead Arrangers, the Lenders and/or their advisors that the Borrower or any of its Subsidiaries or their advisors are permitted to attend or participate and (2) an Affiliate Lender shall be entitled to a vote with respect to any waiver, amendment, supplement or modification which (i) reduces the principal amount of, or extends or waives the final scheduled maturity date or date for the payment of any interest on, any Loan or L/C Credit Extension or any date for reimbursement of an L/C Credit Extension, forgives any such payment or any part thereof, or decreases the rate of interest on any Loan or L/C Credit Extension, (ii) increases or extends the Commitment or decreases or extends the date for payment of any Fees, (iii) amends or modifies the pro rata requirements of Section 2.12, the provisions of Section 2.19, the provisions of Section 9.08 or the provisions of this Section 9.21 or releases all or substantially all of the guarantors under the Guarantee and Collateral Agreement or all or substantially all of the Collateral, (iv) increases the maximum duration of Interest Periods hereunder, (v) permits the assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document or (vi) adversely affects such Affiliate Lender in any material respect as compared to other Lenders.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

COLUMBIA LAKE ACQUISITION HOLDINGS, INC.

By:
Name:
Title:

COLUMBIA LAKE ACQUISITION CORP.

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent

By:
Name:
Title:

MORGAN STANLEY BANK, N.A, as L/C Issuer

By:
Name:
Title:

CITICORP NORTH AMERICA,INC., as Lender

By:
Name:
Title:

ROYAL BANK OF CANADA, as Lender

By:
Name:
Title:

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of July 12, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Columbia Lake Acquisition Holdings, Inc., a Delaware corporation (“Holdings”), Columbia Lake Acquisition Corp., a Delaware corporation (“Merger Sub” with references to the “Borrower” herein being to Merger Sub prior to the Merger, and to CKE Restaurants, Inc., a Delaware corporation, following the Merger), the Lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (together with its successors, the “Administrative Agent”) and the other parties thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.  The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

2.  The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

3.  The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

4.  The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.18(e) of the Credit Agreement.

5.  The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment inserted by the Administrative Agent in Schedule 1 hereto (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

6.  Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

7.  From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

8.  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Assignment and Acceptance

Name of Assignor: _______________________

Name of Assignee: _______________________

Effective Date of Assignment: _________________

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned3
	$_______	___._______%
[Name of Assignee] By: ____________________________ Title:	[Name of Assignor] By: ____________________________ Title:

3.Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

Accepted:
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By: _________________________________
Name: Title:

Consented To:
CKE RESTAURANTS, INC.

By: __________________________________
Name: Title:

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ACCEPTANCE

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.18(e) of the Credit Agreement, duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT B

FORM OF

BORROWING REQUEST

To:           Morgan Stanley Senior Funding, Inc.,
as Administrative Agent
for the Lenders referred to below
[Date]1

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of July 12, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among Columbia Lake Acquisition Holdings, Inc., a Delaware corporation, the Borrower (defined as Columbia Lake Acquisition Corp., a Delaware corporation, prior to the Merger (as defined therein) and CKE Restaurants, Inc. following the Merger), the Lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc. as administrative agent and collateral agent and the other parties party thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)           Type of Borrowing2                                                                                     ________________________
(B)           Aggregate Amount of Borrowing3                                                                                     ________________________
(C)           Date of Borrowing
(which shall be a Business Day)                                                                                     ________________________

(D)           ABR Borrowing or Eurocurrency Borrowing
(select one)                                                                           ________________________

(E)           Interest Period and the last day thereof4
(in the case of a Eurocurrency Borrowing)                ________________________

(F)           Account Number and Location                                                                           ________________________

The Borrower hereby represents and warrants that the conditions specified in Section 4.01 of the Credit Agreement shall be satisfied on and as of the date of the requested Borrowing.

CKE RESTAURANTS, INC., as Borrower

By:          ________________________________
 Name:
 Title:

1  Administrative Agent must be notified by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, (x) three Business Days before the date of any proposed Borrowing denominated in Dollars and (y) four Business Days before the date of any proposed Borrowing denominated in an Alternative Currency and (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing.

2 Specify Revolving Facility Loans, Incremental Term Loans or Other Revolving Loans.

3 Not less than an aggregate principal amount as indicated in Section 2.02(c) of the Credit Agreement and in an integral multiple as indicated therein.

4 The initial Interest Period applicable to a Eurocurrency Borrowing shall be subject to the definition of “Interest Period”.

EXHIBIT C

FORM OF

SWINGLINE BORROWING REQUEST

To:           Morgan Stanley Senior Funding, Inc.,
as Administrative Agent
for the Lenders referred to below

To:           Morgan Stanley Senior Funding, Inc.,
as Swingline Lender

 [Date]5

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of July 12, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among Columbia Lake Acquisition Holdings, Inc., a Delaware corporation, the Borrower (defined as Columbia Lake Acquisition Corp., a Delaware corporation, prior to the Merger (as defined therein) and CKE Restaurants, Inc. following the Merger), the Lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc. as administrative agent and collateral agent and the other parties party thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Swingline Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swingline Borrowing is requested to be made:

(A)           Principal Amount of Swingline Borrowing6                                                                                     ________________________
(B)           Date of Borrowing
(which shall be a Business Day)                                                                           ________________________

The Borrower hereby represents and warrants that the conditions specified in Section 4.01 of the Credit Agreement shall be satisfied on and as of the date of the requested Borrowing.

CKE RESTAURANTS, INC., as Borrower

By: _______________________________

 Name:

 Title:

5 To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and Swingline Lender not later than 1:00 p.m. on the requested borrowing date.

6  Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum as indicated in Section 2.02(c) of the Credit Agreement; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(c) of the Credit Agreement.

EXHIBIT D

FORM OF
INTEREST ELECTION REQUEST

To:           Morgan Stanley Senior Funding, Inc.
as Administrative Agent
for the Lenders referred to below
[Date]
Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of July 12, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among Columbia Lake Acquisition Holdings, Inc., a Delaware corporation, the Borrower (defined as Columbia Lake Acquisition Corp., a Delaware corporation, prior to the Merger (as defined therein) and CKE Restaurants, Inc. following the Merger), the Lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent and the other parties party thereto.  Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

This notice constitutes a notice of conversion or notice of continuation, as applicable, under Section 2.08 of the Credit Agreement, and the Borrower hereby irrevocably notifies the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:

SECTION 9.22. The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is ______________________;

SECTION 9.23. The effective date of the election (which shall be a Business Day) made pursuant to this Interest Election Request is ________, 20__;

SECTION 9.24. The resulting Borrowing is to be [an ABR Borrowing] [a Eurocurrency Borrowing][; and]

[D.           If the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period applicable to the resulting Borrowing after giving effect to such election is ___________________7].

7 In the case of a Eurocurrency Borrowing that does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

The undersigned certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

CKE RESTAURANTS, INC., as Borrower

By: _____________________________

 Name:

 Title:

EXHIBIT E-1

FORM OF

NON-BANK TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 12, 2010 (the “Credit Agreement”), among Columbia Lake Acquisition Holdings, Inc., a Delaware corporation, Columbia Lake Acquisition Corp., a Delaware corporation (“Merger Sub” with references to the “Borrower” herein being to Merger Sub prior to the Merger, and to CKE Restaurants, Inc., a Delaware corporation, following the Merger), the Lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (together with its successors, the “Administrative Agent”) and the other parties thereto. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.18(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

[Lender]

By:

Name:

Title:

[Address]

Dated:           ______________________, 20[  ]
EXHIBIT E-2

FORM OF

NON-BANK TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 12, 2010 (the “Credit Agreement”), among Columbia Lake Acquisition Holdings, Inc., a Delaware corporation, Columbia Lake Acquisition Corp., a Delaware corporation (“Merger Sub” with references to the “Borrower” herein being to Merger Sub prior to the Merger, and to CKE Restaurants, Inc., a Delaware corporation, following the Merger), the Lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (together with its successors, the “Administrative Agent”) and the other parties thereto. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.18(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Lender]

By:

Name:

Title:

[Address]

Dated:           ______________________, 20[  ]
EXHIBIT E-3

FORM OF

NON-BANK TAX CERTIFICATE

 (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 12, 2010 (the “Credit Agreement”), among Columbia Lake Acquisition Holdings, Inc., a Delaware corporation, Columbia Lake Acquisition Corp., a Delaware corporation (“Merger Sub” with references to the “Borrower” herein being to Merger Sub prior to the Merger, and to CKE Restaurants, Inc., a Delaware corporation, following the Merger), the Lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (together with its successors, the “Administrative Agent”) and the other parties thereto. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.18(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent share-holder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Participant]

By:

Name:

Title:

[Address]

Dated:           ______________________, 20[  ]

EXHIBIT E-4

FORM OF

NON-BANK TAX CERTIFICATE

 (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 12, 2010 (the “Credit Agreement”), among Columbia Lake Acquisition Holdings, Inc., a Delaware corporation, Columbia Lake Acquisition Corp., a Delaware corporation (“Merger Sub” with references to the “Borrower” herein being to Merger Sub prior to the Merger, and to CKE Restaurants, Inc., a Delaware corporation, following the Merger), the Lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (together with its successors, the “Administrative Agent”) and the other parties thereto. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.18(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the under-signed, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Participant]

By:

Name:

Title:

[Address]

Dated:           ______________________, 20[  ]
EXHIBIT F
INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT is dated as of July 12, 2010, among MORGAN STANLEY SENIOR FUNDING, INC., as Credit Agreement Agent, each Other First-Priority Lien Obligations Agent from time to time party hereto, each in its capacity as a First Lien Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee and each collateral agent for any Future Second Lien Indebtedness from time to time party hereto, each in its capacity as Second Priority Agent.

A.           WHEREAS, the Borrower (as defined below) (i) is party to the Credit Agreement dated as of July 12, 2010 (as amended, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Columbia Lake Acquisition Holdings, Inc., a Delaware corporation (“Holdings”), the Borrower, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, Citicorp North America, Inc. and Royal Bank of Canada, as co-syndication agents, and the other parties thereto, and (ii) may become a party to Other First-Priority Lien Obligations Credit Documents;

B.           WHEREAS, the Borrower (i) is party to the Indenture dated as of July 12, 2010 (as amended, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time (the “Second Priority Senior Secured Notes Indenture”), under which the Second Lien Notes were issued, among the Borrower, as obligor, the guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee and (ii) may become a party to Second Priority Documents governing Future Second Lien Indebtedness; and

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE X Definitions.

SECTION 10.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” shall mean this Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Law” shall mean Title 11 of the United States Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrower” shall mean (i) prior to the Merger (as defined in the Credit Agreement), Columbia Lake Acquisition Corp., a Delaware corporation, and (ii) following the Merger, CKE Restaurants, Inc., a Delaware corporation, and in each case, their successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession on behalf of such Person or on behalf of any successor or assign.

“Closing Date” shall mean July 12, 2010.

“Common Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, constituting both Senior Lender Collateral and Second Priority Collateral, including without limitation any assets in which the First Lien Agents are automatically deemed to have a Lien pursuant to the provisions of Section 2.3.

“Comparable Second Priority Collateral Document” shall mean, in relation to any Common Collateral subject to any Lien created under any Senior Collateral Document, those Second Priority Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Credit Agreement Agent” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent and collateral agent for the Senior Lenders under the Credit Agreement and the other Senior Lender Documents entered into pursuant to the Credit Agreement, together with its successors in such capacity.

“Credit Agreement Lender” shall mean a “Lender” as defined in the Credit Agreement.

“DIP Financing” shall have the meaning set forth in Section 6.1.

“Discharge of Senior Lender Claims” shall mean payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding Senior Lender Claims and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other Senior Lender Claims that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other Senior Lender Claims that constitute an exchange or replacement for or a refinancing of such Obligations or Senior Lender Claims.  In the event the Senior Lender Claims are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the United States Bankruptcy Code, the Senior Lender Claims shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“First Lien Agent” shall mean each of (a) the Credit Agreement Agent and (b) any Other First-Priority Lien Obligations Agent.

“First-Priority Designated Agent” shall mean such agent or trustee as is designated “First-Priority Designated Agent” by Senior Lenders holding a majority in principal amount of the Senior Lender Claims then outstanding; it being understood that as of the date of this Agreement and for so long as any Obligations under the Credit Agreement remain outstanding, the Credit Agreement Agent shall be so designated First-Priority Designated Agent.

“Future Second Lien Indebtedness” shall mean Indebtedness or Obligations (other than Noteholder Claims) of the Borrower or any of its Subsidiaries that are to be equally and ratably secured with the Noteholder Claims and are so designated as Future Second Lien Indebtedness in accordance with Section 8.22 hereof; provided, however, that such Future Second Lien Indebtedness is permitted to be so incurred in accordance with any Senior Lender Documents and any Second Priority Documents, as applicable.

“Grantors” shall mean the Borrower, Holdings and each of the Borrower’s Subsidiaries, in each case, that has executed and delivered a Second Priority Collateral Document or a Senior Collateral Document, as applicable.

“Holdings” shall have the meaning set forth in the recitals.

“Indebtedness” shall mean and include all obligations that constitute “Indebtedness” within the meaning of the Second Priority Senior Secured Notes Indenture, the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents or any other document or instrument evidencing or governing any Future Second Lien Indebtedness.

“Indenture Secured Parties” shall mean the Persons holding Noteholder Claims, including the Trustee.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receiver-ship, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

 “Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“New York Courts” shall have the meaning set forth in Section 8.7.

“Noteholder Claims” shall mean all Obligations in respect of the Notes or arising under the Noteholder Documents or any of them, including all fees and expenses of the Trustee there-under.

“Noteholder Collateral” shall mean all of the assets of the Grantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Noteholder Claim.

“Noteholder Collateral Agreement” shall mean the Collateral Agreement dated the date hereof, among the Borrower, certain other Grantors and the Trustee in respect of the Second Priority Senior Secured Notes Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Noteholder Collateral Documents” shall mean the Noteholder Collateral Agreement and any other document or instrument pursuant to which a Lien is granted by any Grantor to se-cure any Noteholder Claims or under which rights or remedies with respect to any such Lien are governed.

“Noteholder Documents” shall mean (a) the Second Priority Senior Secured Notes In-denture, the Notes, the Noteholder Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Noteholder Document described in clause (a) above evidencing or governing any Obligations thereunder.

“Notes” shall mean (a) the Second Lien Notes and (b) any additional notes issued under the Second Priority Senior Secured Notes Indenture by the Borrower, to the extent permitted by the Second Priority Senior Secured Notes Indenture, the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents, any other Senior Lender Documents and any Second Priority Document, as applicable.

“Obligations” shall mean, with respect to any Person, any payment, performance or other obligations of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency or Liquidation Proceeding.  Without limiting the generality of the foregoing, the Obligations of any Grantor under any Senior Lender Document or Second Priority Document include the obligations to pay principal, interest (including interest accrued on or accruing after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for post-filing interest is allowed in such proceeding) or premium on any Indebtedness, letter of credit commissions (if applicable), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Grantor to reimburse any amount in respect of any of the foregoing that any Senior Lender or Second Priority Secured Party, in its sole discretion, many elect to pay or advance on behalf of such Grantor.

“Other First-Priority Lien Obligations” means all Obligations owing under any Other First-Priority Lien Obligations Document; provided, however, that such Other First-Priority Lien Obligations are permitted to be incurred in accordance with the Credit Agreement and the other Loan Documents; provided, further, for the avoidance of doubt, none of the Obligations under the Credit Agreement or any other Loan Document shall constitute Other First-Priority Lien Obligations.

“Other First-Priority Lien Obligations Agent” shall mean, with respect to any Other First-Priority Lien Obligations Credit Document, the Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to such Other First-Priority Lien Obligations Credit Document by or on behalf of the holders of such Other First-Priority Lien Obligations, and its respective successors in such capacity.

“Other First-Priority Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (c) instruments or agreements evidencing any other indebtedness, in each case in respect of which a First Lien Agent has become a party hereto in accordance with Section 8.22 hereof.

“Other First-Priority Lien Obligations Documents” means each Other First-Priority Lien Obligations Credit Document and each Other First-Priority Lien Obligations Security Document related thereto.

“Other First-Priority Lien Obligations Security Documents” means any security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other First-Priority Lien Obligations.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pledged Collateral” shall mean the Common Collateral in the possession of any First Lien Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code.

“Recovery” shall have the meaning set forth in Section 6.4.

“Required Lenders” shall mean, with respect to any Senior Lender Documents, those Senior Lenders the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of or consent to any departure from such Senior Lender Documents (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of the Senior Lender Documents).

“Second Lien Notes” shall mean the Borrower’s Senior Secured Second Lien Notes due 2018, issued pursuant to the Second Priority Senior Secured Notes Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Second Lien Notes and the related registration rights agreement with substantially identical terms as the Second Lien Notes.

“Second Priority Agents” shall mean (a) the Trustee as agent for the Indenture Secured Parties and (b) the collateral agent for any Future Second Lien Indebtedness.

“Second Priority Claims” shall mean the Noteholder Claims and all other Obligations in respect of, or arising under, the Second Priority Documents, including all fees and expenses of the collateral agent for any Future Second Lien Indebtedness.

“Second Priority Collateral” shall mean the Noteholder Collateral and all of the assets of the Grantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Priority Claim.

“Second Priority Collateral Agreements” shall mean the Noteholder Collateral Agreement and any comparable agreement(s) with respect to any Future Second Lien Indebtedness.

“Second Priority Collateral Documents” shall mean the Noteholder Collateral Documents and any other agreement, document or instrument pursuant to which a Lien is now or hereafter granted securing any Second Priority Claims or under which rights or remedies with respect to such Liens are at any time governed.

“Second Priority Designated Agent” shall mean such agent or trustee as is designated “Second Priority Designated Agent” by Second Priority Secured Parties holding a majority in principal amount of the Second Priority Claims then outstanding; it being understood that as of the date of this Agreement and for so long as any Obligations under the Second Priority Senior Secured Notes Indenture remain outstanding, the Trustee shall be so designated Second Priority Designated Agent.

“Second Priority Documents” shall mean the Noteholder Documents and any other document or instrument evidencing or governing any Future Second Lien Indebtedness.

“Second Priority Lien” shall mean any Lien on any assets of the Borrower or any other Grantor securing any Second Priority Claims.

“Second Priority Secured Parties” shall mean the Indenture Secured Parties and all other Persons holding any Second Priority Claims, including the collateral agent for any Future Second Lien Indebtedness.

“Second Priority Senior Secured Notes Indenture” shall have the meaning set forth in the recitals.

“Secured Hedge Agreements” shall mean each Swap Agreement entered into by a Grantor that (i) is in effect on or following the Closing Date with a counterparty that is a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender at the time such Swap Agreement is entered into.

“Senior Collateral Documents” shall mean the Senior Guarantee and Collateral Agreement, the Other First-Priority Lien Obligations Security Documents and any security agreement, mortgage or other agreement, document or instrument pursuant to which a Lien is now or hereafter granted securing any Senior Lender Claims or under which rights or remedies with respect to such Lien are at any time governed.

“Senior Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, dated the date hereof, among the Borrower, certain other Grantors, and Morgan Stanley Senior Funding, Inc., as collateral agent for the secured parties referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Lender Claims” shall mean all Obligations arising under the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents and any other Senior Lender Documents, whether or not such Obligations constitute Indebtedness, including, without limitation, (a) Senior Lender Hedging Obligations and (b) Obligations under any agreement that is an exchange or replacement for or an extension, increase or refinancing of any other Senior Lender Claims.  Senior Lender Claims shall include all interest and expenses accrued or accruing (or that would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant Senior Lender Documents whether or not the claim for such interest or expenses is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

“Senior Lender Collateral” shall mean all of the assets of the Grantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Senior Lender Claim.

“Senior Lender Documents” shall mean the Loan Documents, the Other First-Priority Lien Obligations Credit Documents, the Senior Collateral Documents and each of the other agreements, documents and instruments (including each agreement, document or instrument pro-viding for or evidencing a Senior Lender Hedging Obligation) providing for, evidencing or securing any Senior Lender Claim, including, without limitation, any Obligation under the Credit Agreement and any other related document or instrument executed or delivered pursuant to any such document at any time or otherwise evidencing or securing any Obligation arising under any such document.

“Senior Lender Hedging Obligations” shall mean any Obligations under Secured Hedge Agreements.

“Senior Lenders” shall mean the Persons holding Senior Lender Claims, including the First Lien Agents.

“Subsidiary” shall mean any “Subsidiary” of the Borrower as defined in the Credit Agreement.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Trustee” shall mean Wells Fargo Bank, National Association, in its capacity as trustee under the Second Priority Senior Secured Notes Indenture and as collateral agent under the Noteholder Collateral Documents, and its successors in such capacity.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 10.02. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE XI Lien Priorities.

SECTION 11.01. Subordination of Liens.  Notwithstanding (i) the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the Second Priority Secured Parties on the Common Collateral or of any Liens granted to any First Lien Agent or Senior Lenders on the Common Collateral, (ii) any provision of the UCC, any Bankruptcy Law, or any applicable law or the Second Priority Documents or the Senior Lender Documents, (iii) whether any First Lien Agent, either directly or through agents, holds possession of, or has control over, all or any part of the Common Collateral, (iv) the fact that any such Liens may be subordinated, voided, avoided, invalidated or lapsed or (v) any other circumstance of any kind or nature whatsoever, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, hereby agrees that:  (a) any Lien on the Common Collateral securing any Senior Lender Claims now or hereafter held by or on behalf of any First Lien Agent or any Senior Lenders or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second Priority Claims and (b) any Lien on the Common Collateral securing any Second Priority Claims now or hereafter held by or on behalf of the Trustee or any Second Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Senior Lender Claims.  All Liens on the Common Collateral securing any Senior Lender Claims shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second Priority Claims for all purposes, whether or not such Liens securing any Senior Lender Claims are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person.

SECTION 11.02. Prohibition on Contesting Liens.  Each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, and each First Lien Agent, for itself and on behalf of each Senior Lender in respect of which it serves as First Lien Agent, agrees that it shall not (and hereby waives any right to) take any action to challenge, contest or support any other Person in contesting or challenging, directly or indirectly, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority or enforceability of (a) a Lien securing any Senior Lender Claims held (or purported to be held) by or on behalf of any First Lien Agent or any of the Senior Lenders or any agent or trustee therefor in any Senior Lender Collateral or (b) a Lien securing any Second Priority Claims held (or purported to be held) by or on behalf of any Second Priority Secured Party in the Common Collateral, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Agent or any Senior Lender to enforce this Agreement (including the priority of the Liens securing the Senior Lender Claims as provided in Section 2.1) or any of the Senior Lender Documents.

SECTION 11.03. No New Liens.  So long as the Discharge of Senior Lender Claims has not occurred and subject to Section 6, each Second Priority Agent agrees, for itself and on behalf of each applicable Second Priority Secured Party, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, that it shall not acquire or hold any Lien on any assets of the Borrower or any other Grantor securing any Second Priority Claims that are not also subject to the first-priority Lien in respect of the Senior Lender Claims under the Senior Lender Documents.  If any Second Priority Agent or any Second Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any collateral that is not also subject to the first-priority Lien in respect of the Senior Lender Claims under the Senior Lender Documents, then such Second Priority Agent shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the First Lien Agents as security for the Senior Lender Claims (subject to the lien priority and other terms hereof) and shall promptly notify each First Lien Agent in writing of the existence of such Lien and in any event take such actions as may be requested by any First Lien Agent to assign or release such Liens to the First Lien Agents (and/or each of its designee) as security for the applicable Senior Lender Claims.

SECTION 11.04. Perfection of Liens.  Neither the First Lien Agents nor the Senior Lenders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second Priority Agents and the Second Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Lenders and the Second Priority Secured Parties and shall not impose on the First Lien Agents, the Second Priority Agents, the Second Priority Secured Parties or the Senior Lenders or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 11.05. Waiver of Marshalling.  Until the Discharge of Senior Lender Claims, each Second Priority Agent, on behalf of itself and the applicable Second Priority Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE XII Enforcement.

SECTION 12.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Lender Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) except as otherwise provided herein, no Second Priority Agent or any Second Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Common Collateral or any other security in respect of any applicable Second Priority Claims, or exercise any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral or any other collateral by any First Lien Agent or any Senior Lender in respect of the Senior Lender Claims, the exercise of any right by any First Lien Agent or any Senior Lender (or any agent or subagent on their behalf) in respect of the Senior Lender Claims under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second Priority Agent or any Second Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral or any other collateral under the Senior Lender Documents or otherwise in respect of Senior Lender Claims, or (z) object to the forbearance by the Senior Lenders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral or any other collateral in respect of Senior Lender Claims and (ii) except as otherwise provided herein, each First Lien Agent and the Senior Lenders shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and, subject to the terms of this Agreement, make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of any Second Priority Agent or any Second Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, each Second Priority Agent may file a proof of claim or statement of interest with respect to the applicable Second Priority Claims, (B) each Second Priority Agent may take any action (not adverse to the prior Liens on the Common Collateral securing the Senior Lender Claims, or the rights of either First Lien Agent or the Senior Lenders to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral, (C) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, each Second Priority Agent may file any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Second Priority Agent or Second Priority Secured Party, (D) each Second Priority Agent may file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of the Borrower or any other Grantor arising under any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law and (E) each Second Priority Agent and each Second Priority Secured Party may vote on any plan of reorganization in any Insolvency or Liquidation Proceeding of the Borrower or any other Grantor, in each case (A) through (E) above to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement; provided, further, that, notwithstanding any other provision of this Agreement, but subject at all times to the provisions of Section 4 of this Agreement, each Second Priority Agent and Second Priority Secured Party may enforce or exercise any or all such rights and remedies, or commence, petition or file for any such action or proceeding, (i) after a period ending one hundred eighty (180) days after the date that the First Lien Agent receives written notice from such Second Priority Agent or Second Priority Secured Party that such Second Priority Agent or Second Priority Secured Party has declared, in writing, the existence of any event of default under any of the applicable Second Priority Documents and has accelerated the payment of the full principal amount of the applicable Second Priority Claims and has demanded, in writing, the repayment of such applicable Second Priority Claims from the Borrower and/or any other Grantor, as the case may be, and (ii) if and only if, as of the expiration of such one hundred eighty (180) day period, (A) the applicable event of default set forth in the written notice set forth in the previous clause (i) above is continuing and has not been cured, waived or remedied, and (B) the First Lien Designated Agent is not then diligently pursuing in good faith the exercise of its enforcement rights or remedies against a material portion of the Common Collateral (including, without limitation, any of the following:  solicitation of bids from third parties to conduct the liquidation of all or any material portion of the Common Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promotion or selling all or any material portion of the Common Collateral, the notification of account debtors to make payments to the First Lien Designated Agent, the initiation of any action to take possession of all or any material portion of the Common Collateral or the commencement of any legal proceedings or actions against or with respect to all or any material portion of the Common Collateral).  In exercising rights and remedies with respect to the Senior Lender Collateral, each First Lien Agent and the Senior Lenders may enforce the provisions of the Senior Lender Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Subject to the terms of this Agreement, such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral or other collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the uniform commercial code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Lender Claims has not occurred, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that it will not take or receive any Common Collateral or other collateral or any proceeds of Common Collateral or other collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Common Collateral or other collateral in respect of the applicable Second Priority Claims.  Without limiting the generality of the foregoing, unless and until the Discharge of Senior Lender Claims has occurred, except as expressly provided in the provisos to clause (ii) of Section 3.1(a), the sole right of the Second Priority Agents and the Second Priority Secured Parties with respect to the Common Collateral or any other collateral is to hold a Lien on the Common Collateral or such other collateral in respect of the applicable Second Priority Claims pursuant to the Second Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Senior Lender Claims has occurred.

(c) Subject to the provisos to clause (ii) of Section 3.1(a) above, (i) each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, agrees that no Second Priority Agent or any Second Priority Secured Party will take any action that would hinder any exercise of remedies undertaken by any First Lien Agent or Senior Lenders with respect to the Common Collateral or any other collateral under the Senior Lender Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral or such other collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, hereby waives any and all rights it or any Second Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which any First Lien Agent or Senior Lenders seek to enforce or collect the Senior Lender Claims or the Liens granted in any of the Senior Lender Collateral, regardless of whether any action or failure to act by or on behalf of any First Lien Agent or Senior Lenders is adverse to the interests of the Second Priority Secured Parties.

(d) Each Second Priority Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second Priority Document shall be deemed to restrict in any way the rights and remedies of any First Lien Agent or Senior Lenders with respect to the Senior Lender Collateral as set forth in this Agreement and the Senior Lender Documents.

SECTION 12.02. Cooperation.  Subject to the provisos to clause (ii) of Section 3.1(a), each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that, unless and until the Discharge of Senior Lender Claims has occurred, it will not commence, or join with any Person (other than the Senior Lenders and any First Lien Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral or any other collateral under any of the applicable Second Priority Documents or otherwise in respect of the applicable Second Priority Claims relating to the Common Collateral.

SECTION 12.03. Actions Upon Breach.  If any Second Priority Secured Party, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), this Agreement shall create an irrebuttable presumption and admission by such Second Priority Secured Party that relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the Senior Lenders, it being understood and agreed by each Second Priority Agent on behalf of each applicable Second Priority Secured Party that (i) the Senior Lenders’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party waives any defense that the Grantors and/or the Senior Lenders cannot demonstrate damage and/or can be made whole by the awarding of damages.

ARTICLE XIII Payments.

SECTION 13.01. Application of Proceeds.  So long as the Discharge of Senior Lender Claims has not occurred, the Common Collateral and any other collateral in respect of the Second Priority Claims or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral or other collateral upon the exercise of remedies as a secured party, shall be applied by the First Lien Agents to the Senior Lender Claims in such order as specified in the relevant Senior Lender Documents until the Discharge of Senior Lender Claims has occurred.  Upon the Discharge of Senior Lender Claims each of the First Lien Agents shall deliver promptly to the Second Priority Designated Agent any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second Priority Designated Agent ratably to the Second Priority Claims in such order as specified in the Second Priority Documents.

SECTION 13.02. Payments Over.  Any Common Collateral or other collateral in respect of the Second Priority Claims or proceeds thereof received by any Second Priority Agent or any Second Priority Secured Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Common Collateral or such other collateral prior to the Discharge of Senior Lender Claims shall be segregated and held for the benefit of and forthwith paid over to the First-Priority Designated Agent (and/or its designees) for the benefit of the Senior Lenders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The First Lien Agents are each hereby individually authorized to make any such endorsements as agent for any Second Priority Agent or any such Second Priority Secured Party.  This authorization is coupled with an interest and is irrevocable.

ARTICLE XIV Other Agreements.

SECTION 14.01. Releases.

(a) If, at any time any Grantor or the holder of any Senior Lender Claim delivers notice to each Second Priority Agent that any specified Common Collateral (including all or substantially all of the equity interests of a Grantor or any of its Subsidiaries) (including for such purpose, in the case of the sale of equity interests in any Subsidiary, any Common Collateral held by such Subsidiary or any direct or indirect Subsidiary thereof) is:

(i) sold, transferred or otherwise disposed of by the owner of such Common Collateral in a transaction permitted under the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture and each other Senior Lender Document and Second Priority Document (if any); or

(ii) otherwise released as permitted by the Credit Agreement and, except with respect to an exercise by the First Lien Agent pursuant to Section 3.1, the Other First-Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture and each other Senior Lender Document and Second Priority Document (if any),

then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Second Priority Secured Parties upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing Senior Lender Claims are released and discharged. Upon delivery to each Second Priority Agent of a notice from any First Lien Agent stating that any release of Liens se-curing or supporting the Senior Lender Claims has become effective (or shall become effective upon each Second Priority Agent’s release) (whether in connection with a sale of such assets by the relevant Grantor pursuant to the preceding sentence or otherwise), each Second Priority Agent will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms.

(b) Each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, hereby irrevocably constitutes and appoints each First Lien Agent and any officer or agent of such First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Second Priority Agent or such holder or in such First Lien Agent’s own name, from time to time in such First Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Lender Claims has occurred, each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral or other collateral to the repayment of Senior Lender Claims pursuant to the Senior Lender Documents; provided that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Second Priority Agents or the Second Priority Secured Parties to receive proceeds in connection with the Second Priority Claims not otherwise in contravention of this Agreement.

SECTION 14.02. Insurance.  Unless and until the Discharge of Senior Lender Claims has occurred, each First Lien Agent and the Senior Lenders shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Lender Documents, to adjust settlement for any insurance policy covering the Common Collateral or any other collateral in respect of the Second Priority Claims in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral or such other collateral. Unless and until the Discharge of Senior Lender Claims has occurred, subject to the rights of the Grantors under the Senior Lender Documents, all proceeds of any such policy and any such award if in respect of the Common Collateral or such other collateral shall be paid (a) first, prior to the occurrence of the Discharge of Senior Lender Claims, to the First Lien Agents for the benefit of Senior Lenders pursuant to the terms of the Senior Lender Documents, (b) second, after the occurrence of the Discharge of Senior Lender Claims, to the Second Priority Agents for the benefit of the Second Priority Secured Parties pursuant to the terms of the applicable Second Priority Documents and (c) third, if no Second Priority Claims are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  If any Second Priority Agent or any Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to any First Lien Agent in accordance with the terms of Section 4.2.

SECTION 14.03. Amendments to Second Priority Collateral Documents.

(a) So long as the Discharge of Senior Lender Claims has not occurred, without the prior written consent of the First Lien Agents, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement.  Each Second Priority Agent agrees that each applicable Second Priority Collateral Document executed as of the date hereof shall include the following language (or language to similar effect approved by the First Lien Agents):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [applicable Second Priority Agent for the benefit of the [Secured Parties]] pursuant to this agreement are expressly subject and subordinate to the liens and security interests granted to Morgan Stanley Senior Funding, Inc., as collateral agent (and its permitted successors), for the benefit of the secured parties referred to below, pursuant to the [Collateral Agreement] dated as of July 12, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time), from [the Borrower and the other “Pledgors” referred to therein], in favor of Morgan Stanley Senior Funding, Inc., as collateral agent for the benefit of the secured parties referred to therein [and to the liens and security interests granted to [Other First-Priority Lien Obligations Agent] pursuant to [Other First-Priority Lien Obligations Security Document (as amended, supplemented or otherwise modified from time to time)]], and (ii) the exercise of any right or remedy by the [applicable Second Priority Agent] hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of July 12, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among Morgan Stanley Senior Funding, Inc. in its capacity as First Lien Agent and Wells Fargo Bank, National Association, as Trustee.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this agreement, the terms of the Intercreditor Agreement shall govern.”

(b) In the event that the First Lien Agents or the Senior Lenders enter into any amendment, waiver or consent in respect of or replace any Senior Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any pro-visions of, any Senior Collateral Document or changing in any manner the rights of the First Lien Agents, the Senior Lenders, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Lender Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second Priority Collateral Document without the consent of any Second Priority Agent or any Second Priority Secured Party and without any action by any Second Priority Agent or any Second Priority Secured Party; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the Second Priority Secured Parties or the interests of the Second Priority Secured Parties in the Second Priority Collateral.  The relevant First Lien Agent shall give written notice of such amendment, waiver or consent to each Second Priority Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Second Priority Collateral Document as set forth in this Section 5.3(b).

(c) Anything contained herein to the contrary notwithstanding, until the Discharge of Senior Lender Claims has occurred, no Second Priority Collateral Document shall be entered into unless the collateral covered thereby is also subject to a perfected first-priority interest in favor of the First Lien Agents for the benefit of the Senior Lenders pursuant to the Senior Collateral Documents.

SECTION 14.04. Rights As Unsecured Creditors.  Notwithstanding anything to the contrary in this Agreement, the Second Priority Agents and the Second Priority Secured Parties may exercise rights and remedies as an unsecured creditor against the Borrower or any Grantor in accordance with the terms of the applicable Second Priority Documents and applicable law, in each case to the extent not inconsistent with the provisions of this Agreement.  Nothing in this Agreement shall prohibit the receipt by any Second Priority Agent or any Second Priority Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of (a) the exercise by any Second Priority Agent or any Second Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or other collateral or (b) enforcement in contravention of this Agreement of any Lien in respect of Second Priority Claims held by any of them.  In the event any Second Priority Agent or any Second Priority Secured Party becomes a judgment lien creditor or other secured creditor in respect of Common Collateral or other collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Claims or otherwise, such judgment or other lien shall be subordinated to the Liens securing Senior Lender Claims on the same basis as the other Liens securing the Second Priority Claims are so subordinated to such Liens securing Senior Lender Claims under this Agreement.  Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Agents or the Senior Lenders may have with respect to the Senior Lender Collateral.

SECTION 14.05. First Lien Agents as Gratuitous Bailees for Perfection.

(a) Each First Lien Agent agrees to hold the Pledged Collateral that is part of the Common Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for each Second Priority Agent and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Second Priority Collateral Agreements, subject to the terms and conditions of this Section 5.5 (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC).

(b) In the event that any First Lien Agent (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the Senior Guarantee and  Collateral Agreement) that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, such First Lien Agent agrees to hold such Liens as gratuitous bailee for each Second Priority Agent and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second Priority Collateral Agreements, subject to the terms and conditions of this Section 5.5.

(c) Except as otherwise specifically provided herein (including Sections 3.1 and 4.1), until the Discharge of Senior Lender Claims has occurred, any First Lien Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Senior Lender Documents as if the Liens under the Second Priority Collateral Documents did not exist.  The rights of the Second Priority Agents and the Second Priority Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(d) The First Lien Agents shall have no obligation whatsoever to any Second Priority Agent or any Second Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Agents under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee for each Second Priority Agent for purposes of perfecting the Lien held by the Second Priority Secured Parties.

(e) The First Lien Agents shall not have by reason of the Second Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of any Second Priority Agent or any Second Priority Secured Party and the Second Priority Agents and the Second Priority Secured Parties hereby waive and release the First Lien Agents from all claims and liabilities arising pursuant to the First Lien Agents’ role under this Section 5.5, as agent and gratuitous bailee with respect to the Common Collateral.

(f) Upon the Discharge of Senior Lender Claims, the relevant First Lien Agent shall deliver to the Second Priority Designated Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) and to the extent such Pledged Collateral is in the pos-session or control of such First Lien Agent (or its agents or bailees) together with any necessary endorsements (or otherwise allow the Second Priority Designated Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct.

(g) Neither the First Lien Agents nor the Senior Lenders shall be required to marshal any present or future collateral security for the Borrower’s or its Subsidiaries’ obligations to the First Lien Agents or the Senior Lenders under the Credit Agreement or the Senior Collateral Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 14.06. Second Priority Designated Agent as Gratuitous Bailee for Perfection.

(a) Upon the Discharge of Senior Lender Claims, the Second Priority Designated Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the other Second Priority Agents and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the applicable Second Priority Collateral Agreement, subject to the terms and conditions of this Section 5.6.

(b) In the event that the Second Priority Designated Agent (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the Senior Guarantee and Collateral Agreement) that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, upon the Discharge of Senior Lender Claims, the Second Priority Designated Agent agrees to hold such Liens as gratuitous bailee for the other Second Priority Agents and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the applicable Second Priority Collateral Agreement, subject to the terms and conditions of this Section 5.6.

(c) The Second Priority Designated Agent, in its capacity as gratuitous bailee, shall have no obligation whatsoever to the other Second Priority Agents or the First Lien Agent to as-sure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.6.  The duties or responsibilities of the Second Priority Designated Agent under this Section 5.6 upon the Discharge of Senior Lender Claims shall be limited solely to holding the Pledged Collateral as gratuitous bailee for the other Second Priority Agents for purposes of perfecting the Lien held by the applicable Second Priority Secured Parties.

(d) The Second Priority Designated Agent shall not have by reason of the Second Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the other Second Priority Agents (or the Second Priority Secured Parties for which such other Second Priority Agents are agents) and the other Second Priority Agents hereby waive and release the Second Priority Designated Agent from all claims and liabilities arising pursuant to the Second Priority Designated Agent’s role under this Section 5.6, as agent and gratuitous bailee with respect to the Common Collateral.

(e) In the event that the Second Priority Designated Agent shall cease to be so designated the Second Priority Designated Agent pursuant to the definition of such term, the then Second Priority Designated Agent shall deliver to the successor Second Priority Designated Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any), together with any necessary endorsements (or otherwise allow the successor Second Priority Designated Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct, and such successor Second Priority Designated Agent shall perform all duties of the Second Priority Designated Agent as set forth herein.

SECTION 14.07. No Release Upon Discharge of Senior Lender Claims.   Notwithstanding any other provisions contained in this Agreement, on the date of Discharge of Senior Lender Claims, the Second Priority Liens on the Second Priority Collateral securing the Second Priority Claims will not be released except to the extent such Second Priority Collateral or any portion thereof was disposed of in compliance with the terms of this Agreement in order to repay Senior Lender Claims secured by such Second Priority Collateral.

ARTICLE XV Insolvency or Liquidation Proceedings.

SECTION 15.01. Financing Issues.  If the Borrower or any of its Subsidiaries that is a Grantor shall be subject to any Insolvency or Liquidation Proceeding and any First Lien Agent shall desire to permit the use of cash collateral or to permit the Borrower or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that it will raise no objection to, and will not support any objection to, and will not otherwise contest (a) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.3) and, to the extent the Liens securing the Senior Lender Claims under the Senior Lender Documents are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral and any other collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Claims are so subordinated to Liens securing Senior Lender Claims under this Agreement, (b) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Lender Claims made by any First Lien Agent or any holder of Senior Lender Claims, (c) any lawful exercise by any holder of Senior Lender Claims of the right to credit bid Senior Lender Claims at any sale in foreclosure of Senior Lender Collateral, (d) any other request for judicial relief made in any court by any holder of Senior Lender Claims relating to the lawful enforcement of any Lien on Senior Lender Collateral or (e) any order relating to a sale of assets of any Grantor for which any First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Senior Lender Claims and the Second Priority Claims will attach to the proceeds of the sale on the same basis of priority as the Liens securing the Senior Lender Collateral do to the Liens securing the Second Priority Collateral in accordance with this Agreement.

SECTION 15.02. Relief from the Automatic Stay.  Until the Discharge of Senior Lender Claims has occurred, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral or any other collateral, without the prior written consent of all First Lien Agents and Required Lenders.

SECTION 15.03. Adequate Protection.  Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that none of them shall contest (or support any other Person contesting) (a) any request by any First Lien Agent or Senior Lenders for adequate protection or (b) any objection by any First Lien Agent or Senior Lenders to any motion, relief, action or proceeding based on such First Lien Agent’s or the Senior Lenders’ claiming a lack of adequate protection.  Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the Senior Lenders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law, then each Second Priority Agent, on behalf of itself and any applicable Second Priority Secured Party, (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the Senior Lender Claims and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Claims are so subordinated to the Liens securing Senior Lender Claims under this Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event any Second Priority Agent, on behalf of itself or any applicable Second Priority Secured Party, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Priority Agent, on behalf of itself or each such Second Priority Secured Party, agrees that the First Lien Agents shall also be granted a senior Lien on such additional collateral as security for the applicable Senior Lender Claims and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Claims shall be subordinated to the Liens on such collateral securing the Senior Lender Claims and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the Senior Lenders as adequate protection on the same basis as the other Liens securing the Second Priority Claims are so subordinated to such Liens securing Senior Lender Claims under this Agreement.

SECTION 15.04. Avoidance Issues.  If any Senior Lender is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto the Senior Lender Claims shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and the Senior Lenders shall be entitled to a Discharge of Senior Lender Claims with respect to all such recovered amounts and shall have all rights hereunder until such time.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

SECTION 15.05. Application.  This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding.  All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession.  The relative rights as to the Common Collateral and other collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

SECTION 15.06. Waivers.  Until the Discharge of Senior Lender Claims has occurred, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, (a) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the Senior Lender Claims for costs or expenses of preserving or disposing of any Common Collateral or other collateral, and (b) waives any claim it may now or hereafter have arising out of the election by any Senior Lender of the application of Section 1111(b)(2) of the United States Bankruptcy Code.

ARTICLE XVI Reliance; Waivers; etc.

SECTION 16.01. Reliance.  The consent by the Senior Lenders to the execution and delivery of the Second Priority Documents to which the Senior Lenders have consented and all loans and other extensions of credit made or deemed made on and after Closing Date by the Senior Lenders to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement.  Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, acknowledges that it and the applicable Second Priority Secured Parties is not entitled to rely on any credit decision or other decisions made by any First Lien Agent or any Senior Lender in taking or not taking any action under the applicable Second Priority Document or this Agreement.

SECTION 16.02. No Warranties or Liability.  Neither any First Lien Agent nor any Senior Lender shall have been deemed to have made any express or implied representation or warranty upon which the Second Priority Agent or the Second Priority Secured Parties may rely, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Lender Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon.  The Senior Lenders will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Lender Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Lenders may manage their loans and extensions of credit without regard to any rights or interests that any Second Priority Agent or any of the Second Priority Secured Parties have in the Common Collateral or otherwise, except as otherwise provided in this Agreement.  Neither any First Lien Agent nor any Senior Lender shall have any duty to any Second Priority Agent or any Second Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any Subsidiary thereof (including the Second Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the First Lien Agents, the Senior Lenders, the Second Priority Agents and the Second Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Second Priority Claims, the Senior Lender Claims or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Borrower’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 16.03. Obligations Unconditional.  All rights, interests, agreements and obligations of the First Lien Agents and the Senior Lenders, and the Second Priority Agents and the Second Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Lender Documents or any Second Priority Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Lender Claims or Second Priority Claims, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Lender Document or of the terms of the Second Priority Senior Secured Notes Indenture or any other Second Priority Document;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Lender Claims or Second Priority Claims or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense avail-able to, or a discharge of, the Borrower or any other Grantor in respect of the Senior Lender Claims, or of any Second Priority Agent or any Second Priority Secured Party in respect of this Agreement.

ARTICLE XVII Miscellaneous.

SECTION 17.01. Conflicts.  Subject to Section 8.19, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Lender Document or any Second Priority Document, the provisions of this Agreement shall govern.

SECTION 17.02. Continuing Nature of this Agreement; Severability.  Subject to Section 6.4, this Agreement shall continue to be effective until the Discharge of Senior Lender Claims shall have occurred or such later time as all the Obligations in respect of the Second Priority Claims shall have been paid in full.  This is a continuing agreement of lien subordination and the Senior Lenders may continue, at any time and without notice to each Second Priority Agent or any Second Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor constituting Senior Lender Claims in reliance hereon.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 17.03. Amendments; Waivers.  Subject to Section 8.22 hereof, no amendment, modification or waiver of any of the provisions of this Agreement by any Second Priority Agent or any First Lien Agent shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  The Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are adversely affected (in which case the Borrower shall have the right to consent to or approve any such amendment, modification or waiver).

SECTION 17.04. Information Concerning Financial Condition of the Borrower and the Subsidiaries.  Neither any First Lien Agent nor any Senior Lender shall have any obligation to any Second Priority Agent or any Second Priority Secured Party to keep the Second Priority Agent or any Second Priority Secured Party informed of, and the Second Priority Agents and the Second Priority Secured Parties shall not be entitled to rely on the First Lien Agents or the Senior Lenders with respect to, (a) the financial condition of the Borrower and the Subsidiaries and all endorsers, pledgors and/or guarantors of the Second Priority Claims or the Senior Lender Claims and (b) all other circumstances bearing upon the risk of nonpayment of the Second Priority Claims or the Senior Lender Claims.  The First Lien Agents, the Senior Lenders, each Second Priority Agent and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event that any First Lien Agent, any Senior Lender, any Second Priority Agent or any Second Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the First Lien Agents, the Senior Lenders, the Second Priority Agents and the Second Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 17.05. Subrogation.  Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Lender Claims has occurred.

SECTION 17.06. Application of Payments.  Except as otherwise provided herein, all payments received by the Senior Lenders may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Lender Claims as the Senior Lenders, in their sole discretion, deem appropriate, consistent with the terms of the Senior Lender Documents.  Except as otherwise provided herein, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, assents to any such extension or postponement of the time of payment of the Senior Lender Claims or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Lender Claims and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 17.07. Consent to Jurisdiction; Waivers.  The parties hereto consent to the nonexclusive jurisdiction of any state or federal court located in New York County, New York (the “New York Courts”), and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.8 for such party.  Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid.  The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto in connection with the subject matter hereof.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction, except that each Second Priority Secured Party and each Second Priority Agent agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts, and (b) in any such action or proceeding brought against any Second Priority Agent or any Grantor or any Second Priority Secured Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Second Priority Secured Party from asserting or seeking the same in the New York Courts.

SECTION 17.08. Notices.  All notices to the Second Priority Secured Parties and the Senior Lenders permitted or required under this Agreement may be sent to the Trustee, the First Lien Agents or any Second Priority Agent as provided in the Second Priority Senior Secured Notes Indenture, the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents, the other relevant Senior Lender Documents or the other relevant Second Priority Documents, as applicable.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. The First Lien Agents hereby agree to promptly notify each Second Priority Agent upon payment in full in cash of all Obligations under the applicable Senior Lender Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

SECTION 17.09. Further Assurances.  Each of the Second Priority Agents, on behalf of itself and each applicable Second Priority Secured Party, and each applicable First Lien Agent, on behalf of itself and each Senior Lender, agrees that each of them shall take such further action and shall execute and deliver to each other First Lien Agent and the Senior Lenders such additional documents and instruments (in recordable form, if requested) as each other First Lien Agent or the Senior Lenders may reasonably request, to effectuate the terms of and the lien priorities contemplated by this Agreement.

SECTION 17.10. Governing Law.  This Agreement has been delivered and accepted in and shall be deemed to have been made in New York, New York and shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

SECTION 17.11. Binding on Successors and Assigns.  This Agreement shall be binding upon the First Lien Agents, the Senior Lenders, the Second Priority Agents, the Second Priority Secured Parties and their respective permitted successors and assigns.

SECTION 17.12. Specific Performance.  Each First Lien Agent may demand specific performance of this Agreement.  Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any First Lien Agent.

SECTION 17.13. Section Titles.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 17.14. Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document.

SECTION 17.15. Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.  The First Lien Agents represent and warrant that this Agreement is binding upon the Senior Lenders.  The Trustee represents and warrants that this Agreement is binding upon the Indenture Secured Parties.

SECTION 17.16. No Third Party Beneficiaries; Successors and Assigns.  This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of Senior Lender Claims and Second Priority Claims.  No other Person shall have or be entitled to assert rights or benefits hereunder.  Notwithstanding the foregoing, the Borrower and each Grantor is an intended beneficiary and third party beneficiary hereof with the right and power to enforce with respect to Sections 5.1, 5.2, 5.3, 8.3, 8.16 and 8.22 and Article VI hereof and as otherwise provided herein.

SECTION 17.17. Effectiveness.  This Agreement shall become effective when executed and delivered by the parties hereto.  This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding.  All references to the Borrower or any other Grantor shall include the Borrower or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

SECTION 17.18. First Lien Agents and Second Priority Agents.  It is understood and agreed that (a) Morgan Stanley Senior Funding, Inc. is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to Morgan Stanley Senior Funding, Inc. as administrative agent and collateral agent thereunder shall also apply to Morgan Stanley Senior Funding, Inc. as Credit Agreement Agent hereunder, and (b) Wells Fargo Bank, National Association is entering into this Agreement in its capacity as Trustee, and the provisions of Article 7 of the Second Priority Senior Secured Notes Indenture applicable to the trustee thereunder shall also apply to the Trustee hereunder.

SECTION 17.19. Relative Rights.  Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.3(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Senior Lender Documents or Second Priority Documents entered into in connection with the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Senior Lender Document or Second Priority Document or permit Holdings, the Borrower or any Subsidiary to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Lender Documents entered into in connection with the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Second Priority Documents, (b) change the relative priorities of the Senior Lender Claims or the Liens granted under the Senior Lender Documents on the Common Collateral (or any other assets) as among the Senior Lenders, (c) otherwise change the relative rights of the Senior Lenders in respect of the Common Collateral as among such Senior Lenders or (d) obligate Holdings, the Borrower or any Subsidiary to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents or any other Senior Lender Document entered into in connection with the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Second Priority Documents.

SECTION 17.20. References.  Notwithstanding anything to the contrary in this Agreement, any references contained herein to any Section, clause, paragraph, definition or other provision of the Second Priority Senior Secured Notes Indenture (including any definition contained therein) shall be deemed to be a reference to such Section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided that any reference to any such Section, clause, paragraph or other provision shall refer to such Section, clause, paragraph or other provision of the Second Priority Senior Secured Notes Indenture, as applicable (including any definition contained therein), as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Second Priority Senior Secured Notes Indenture, and (2) approved in writing by, or on behalf of, the requisite Senior Lenders as are needed under the terms of the Credit Agreement and the Other First-Priority Lien Obligations Credit Documents, to approve such amendment or modification.

SECTION 17.21.  [Reserved]

SECTION 17.22. Joinder Requirements.  The Borrower and/or any First Lien Agent and/or any Second Priority Agent, without the consent of any other First Lien Agent or Second Priority Agent, any Senior Lender or any Second Priority Secured Party, may designate additional obligations as Other First-Priority Lien Obligations or Future Second Lien Indebtedness if the incurrence of such obligations is permitted under each of the Credit Agreement, each Other First-Priority Lien Obligations Credit Document, the Second Priority Senior Secured Notes Indenture, all other relevant Senior Lender Documents and Second Priority Documents and this Agreement.  If so permitted, as a condition precedent to the effectiveness of such designation, the applicable Other First-Priority Lien Obligations Agent or the administrative agent or trustee and collateral agent for such Future Second Lien Indebtedness shall execute and deliver to each First Lien Agent and Second Priority Agent, a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Credit Agreement Agent.  Notwithstanding anything to the contrary set forth in this Section 8.22 or in Section 8.3 hereof, any First Lien Agent and/or any Second Priority Agent may, and, at the request of the Borrower, shall, in each case, without the consent of any other First Lien Agent or Second Priority Agent, any Senior Lender or any Second Priority Secured Party, enter into a supplemental agreement (which may take the form of an amendment, an amendment and restatement or a supplement of this Agreement) to facilitate the designation of such additional obligations as Other First-Priority Lien Obligations or Future Second Lien Indebtedness.  Any such amendment may, among other things, (i) add other parties holding Future Second Lien Indebtedness (or any agent or trustee therefor) to the extent such Indebtedness is not prohibited by the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Second Priority Document governing Future Second Lien Indebtedness, (ii) add other parties holding Obligations arising under the Other First-Priority Lien Obligations Credit Documents (or any agent or trustee thereof) to the extent such Obligations are not prohibited by the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Second Priority Document governing Future Second Lien Indebtedness, (iii) in the case of Future Second Lien Indebtedness, (a) establish that the Lien on the Common Collateral securing such Future Second Lien Indebtedness shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Senior Lender Claims and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any Second Priority Claims, and (b) provide to the holders of such Future Second Lien Indebtedness (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the First Lien Agents) as are provided to the holders of Second Priority Claims under the foregoing Agreement prior to the incurrence of such Future Second Lien Indebtedness, and (iv) in the case of Obligations arising under Other First-Priority Lien Obligations Credit Documents, (a) establish that the Lien on the Common Collateral securing such Obligations shall be superior in all respects to all Liens on the Common Collateral securing any Second Priority Claims and any Future Second Lien Indebtedness and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any other Senior Lender Claims, and (b) provide to the holders of such Obligations arising under the Other First-Priority Lien Obligations Credit Documents (or any agent or trustee thereof) the comparable rights and benefits as are provided to the holders of Senior Lender Claims under the foregoing Agreement prior to the incurrence of such Obligations.  Any such additional party, each First Lien Agent and each Second Priority Agent shall be entitled to rely on the determination of officers of the Borrower that such modifications do not violate the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents, the Second Priority Senior Secured Notes Indenture or any other Second Priority Document governing Future Second Lien Indebtedness if such determination is set forth in an officers’ certificate delivered to such party, the First Lien Agents and each Second Priority Agent; provided, however, that such determination will not affect whether or not the Borrower has complied with its undertakings in the Credit Agreement, the Other First-Priority Lien Obligations Credit Documents, the Senior Collateral Documents, the Second Priority Senior Secured Notes Indenture, any other Second Priority Document governing Future Second Lien Indebtedness or the Second Priority Collateral Documents.

SECTION 17.23. Intercreditor Agreements.  Each party hereto agrees that the Senior Lenders (as among themselves) and the Second Priority Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the applicable First Lien Agent or Second Priority Agent governing the rights, benefits and privileges as among the Senior Lenders or the Second Priority Secured Parties, as the case may be, in respect of the Common Collateral, this Agreement and the other Senior Collateral Documents or Second Priority Collateral Documents, as the case may be, including as to application of proceeds of the Common Collateral, voting rights, control of the Common Collateral and waivers with respect to the Common Collateral, in each case so long as (A) the terms thereof do not violate or conflict with the provisions of this Agreement or the other Senior Collateral Documents or Second Priority Collateral Documents, as the case may be, (B) in the case of any such intercreditor agreement (or similar arrangement) affecting any Senior Lenders, the First Lien Agent acting on behalf of such Senior Lenders agrees in its sole discretion to enter into any such intercreditor agreement (or similar arrangement) and (C) in the case of any such intercreditor agreement (or similar arrangement) affecting the Senior Lenders holding Senior Lender Claims under the Credit Agreement, such intercreditor agreement (or similar arrangement) is permitted under the Credit Agreement or the Required Lenders otherwise authorize the applicable First Lien Agent to enter into any such intercreditor agreement (or similar arrangement).  Notwithstanding the preceding clauses (B) and (C), to the extent that the applicable First Lien Agent is not authorized by the Required Lenders to enter into any such intercreditor agreement (or similar arrangement) or does not agree to enter into such intercreditor agreement (or similar arrangement), such intercreditor agreement (or similar arrangement) shall not be binding upon the applicable First Lien Agent but, subject to the immediately succeeding sentence, may still bind the other parties party thereto.  In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other Senior Collateral Document or Second Priority Collateral Document, and the provisions of this Agreement and the other Senior Collateral Documents and Second Priority Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MORGAN STANLEY SENIOR FUNDING, INC.

as Credit Agreement Agent

By:             ________________________________

Name:

Title:

Address:

Attention:

Telecopier:

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

By:             ________________________________

Name:

Title:

Address:

Attention:

Telecopier:
Acknowledgement of Intercreditor Agreement

The Borrower and each other Grantor has read the foregoing Agreement and consents thereto.  The Borrower and each other Grantor agrees not to take any action that would be contrary to the provisions of the foregoing Agreement and agrees that, except as otherwise provided therein, including with respect to those provisions of which the Borrower and each Grantor is an intended third party beneficiary, no Second Priority Agent, First Lien Agent, Senior Lender or Second Priority Secured Party shall have any liability to the Borrower or any Grantor for acting in accordance with the provisions of the foregoing Agreement and the Credit Agreement, the Second Priority Senior Secured Notes Indenture and other collateral, security and credit documents referred to therein.  The Borrower and each Grantor understands that it is not an intended beneficiary or third party beneficiary of the foregoing Agreement except that it is an intended beneficiary and third party beneficiary thereof with the right and power to enforce with respect to Sections 5.1, 5.2, 5.3, 8.3, 8.16 and 8.22 and Article VI thereof and as otherwise provided therein.  The Borrower and each Grantor agrees to be bound by Section 8.22 of the foregoing Agreement.

Notwithstanding anything to the contrary in the foregoing Agreement or provided herein, each of the undersigned and each party to the foregoing Agreement agree, on behalf of itself and in its capacity as agent under the foregoing Agreement, that (i) the Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of the foregoing Agreement except to the extent their rights are adversely affected (in which case the Borrower shall have the right to consent to or approve any such amendment, modification or waiver) and (ii) upon the Borrower’s request in connection with a designation of additional obligations as Other First-Priority Lien Obligations or Future Second Lien Indebtedness, any First Lien Agent and/or any Second Priority Agent shall enter into such supplemental agreements (which may each take the form of an amendment, an amendment and restatement or a supplement of the foregoing Agreement) to facilitate the designation of such additional obligations as contemplated by Section 8.22 of the foregoing Agreement as the Borrower may request.

Without limitation of the foregoing, the undersigned agree, at the Borrower’s expense, to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as any of the Borrower, the Credit Agreement Agent, the Trustee or any other First Lien Agent or Second Priority Agent may reasonably request to effectuate the terms of the foregoing Agreement.

For the purposes hereof, the address of the Borrower and each Grantor shall be as set forth in the Credit Agreement.

[Remainder of page intentionally left blank]

COLUMBIA LAKE ACQUISITION CORP.

By:         ______________________________

Name:

Title:

CKE RESTAURANTS, INC.

By:         ______________________________

Name:

Title:

[Other Guarantors]

By:         ______________________________

Name:

Title:

Acknowledged and Agreed:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Credit Agreement Agent

By:        ____________________________
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:        ____________________________
Name:
Title:

Schedule 1.01A

Certain Subsidiaries

Entities to be Dissolved:
1.	Hardee's LTD, Fribourg (Swiss Subsidiary)

Not-for-Profit Entities:
1.	Carl's Jr, National Production Fund
2.	Carl's Jr. Media Fund

Schedule 1.01B

Mortgaged Properties

Rocky Mount Property, 1405-1625 N. Church Street (f/k/a 1233 Hardee's Boulevard) Rocky Mount, N.C.

Schedule 1.01C

EBITDA Scheduled Adjustments

1.           Facility action charges relating primarily to the impairment or closure of Company owned restaurants including the sublease of closed facilities at amounts below the Company’s primary lease obligation, impairments of long lived assets to be disposed of or held and used, gains or losses upon the disposal of surplus property and refranchising transactions and amortization of discount for obligations related to closed or subleased facilities.

2.           Share-based compensation expense representing equity-based compensation expense.

3.           Transaction costs relating primarily to payments pursuant to the Company's terminated merger agreement with affiliates of Thomas H. Lee Partners L.P. (“THL”), which obligated the Company to pay a termination fee plus certain out of pocket fees, expenses and also includes fees related to the Merger Agreement.

4.           Losses on asset and other disposals representing losses on the sale of property and equipment, capital leases, investments, and the extinguishment of debt which are not included in the Company's facility action charges.

5.           Differences between US GAAP rent and cash rent representing the removal of the non-cash portion of rent expense primarily relating to the impact of straight-line rent and the amortization of cash allowances received from landlords.

6.           Sponsor fees representing the annual management fee to be paid to the Sponsor.

7.           Cost savings relating primarily to estimated cost savings resulting from the Company no longer having publicly traded equity securities upon the closing of the Transactions.

8.           Losses and associated costs relating to the La Salsa Fresh Mexican Grill restaurant discontinued operation which was sold in fiscal year 2008 and, subsequent to the disposition includes costs relating to contingent and retained liabilities, offset by the interest on the note receivable from the buyer of the operation.

Schedule 1.01D

Subsidiary Loan Parties

1.	Carl Karcher Enterprises, Inc.
2.	Hardee’s Food Systems, Inc.
3.	Flagstar Enterprises, Inc.
4.	Spardee’s Realty, Inc.
5.	HED, Inc.
6.	Burger Chef Systems, Inc.
7.	CKE Distribution, LLC
8.	Aeroways, LLC
9.	Santa Barbara Restaurant Group, Inc.
10.	GB Franchise Corporation
11.	Channel Islands Roasting Company
12.	Carl's Jr. Region VIII, Inc.
13.	CKE REIT II, Inc.

Schedule 2.01

Commitments

Lender	Revolving Facility Commitment
Morgan Stanley Bank, N.A.	$30,833,333.34
Citicorp North America, Inc.	$30,833,333.33
Royal Bank of Canada	$30,833,333.33
Wells Fargo Bank, National Association	$7,500,000.00
Total:	$100,000,000.00

Schedule 3.04

Filings and Other Actions

Following execution of the Merger Agreement (the “Merger”), in order to continue offering and selling Franchises (as defined in the Merger Agreement), the entities listed below will be required to amend any franchise disclosure document prepared in accordance with the FTC Rule (or its predecessor) or any applicable FTC Rule and any other Law  (as defined in the Merger Agreement) regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships.  In addition, the entities listed below will be required to amend their franchise registrations in the following states to describe the Transactions (as defined in the Merger Agreement):

Carl Karcher Enterprises, Inc.:
Hawaii
Minnesota
Wisconsin

Hardee’s Food Systems, Inc.:
Minnesota
Rhode Island
Virginia
Wisconsin

Schedule 3.07(e)

Options on Mortgaged Property

RBC Centura Bank has a right of first refusal to purchase the Rocky Mount Property located at 1405-1625 N. Church Street (f/k/a 1233 Hardee’s Boulevard) Rocky Mount, North Carolina.

Schedule 3.08(a)

Subsidiaries

Subsidiary	Record Owner	Jurisdiction of Incorporation, Formation or Organization	Percent Owned
Columbia Lake Acquisition Holdings, Inc.	Apollo CKE Holdings LP	Delaware	100%
Columbia Lake Acquisition Corp. Note: To be merged with and into CKE Restaurants, Inc. on the Closing Date (as defined in the Credit Agreement)	Columbia Lake Acquisition Holdings, Inc.	Delaware	100%
CKE Restaurants, Inc.	Columbia Lake Acquisition Holdings, Inc.	Delaware	100%
Aeroways, LLC	CKE Restaurants, Inc.	California	100%
Carl Karcher Enterprises, Inc.	CKE Restaurants, Inc.	California	100%
Channel Islands Roasting Company	CKE Restaurants, Inc.	California	100%
CKE Distribution, LLC	CKE Restaurants, Inc.	California	100%
CKE REIT II, Inc.	CKE Restaurants, Inc.	Delaware	100%
Hardee’s Food Systems, Inc.	CKE Restaurants, Inc.	North Carolina	100%
Hardee’s LTD, Fribourg	Hardee’s Food Systems, Inc.	Switzerland	98%
Santa Barbara Restaurant Group, Inc.	CKE Restaurants, Inc.	Delaware	100%
Spardee’s Realty, Inc.	Flagstar Enterprises, Inc.	Alabama	100%
Burger Chef Systems, Inc.	Hardee’s Food Systems, Inc.	North Carolina	100%
Carl’s Jr. Region VIII, Inc.	Hardee’s Food Systems, Inc.	Delaware	100%
Flagstar Enterprises, Inc.	Hardee’s Food Systems, Inc.	Alabama	100%
HED, Inc.	Hardee’s Food Systems, Inc.	North Carolina	100%
GB Franchise Corporation	Santa Barbara Restaurant Group, Inc.	California	100%

The following additional entities are not-for-profit entities:

1.	Carl's Jr, National Production Fund
2.	Carl's Jr. Media Fund

Schedule 3.08(b)

Subscriptions

After giving effect to the Transactions, none.

Schedule 3.13

Taxes

Amended tax returns will be filed as follows:

Federal 1120X for FY08.  The Borrower has been undergoing a multi-year project to implement into the PeopleSoft Fixed Asset Management System the accounting method changes filed in FY2007 related to depreciation and expensing of incidental repairs.  When assets for FY08 were fully uploaded and corrected within AMS during FY10, we compared the tax depreciation and gain/loss calculations prepared when the original tax return was filed to the data output of the AMS system.  The results indicate that a tax benefit of $4.6M was taken on the originally filed tax return that is not sustainable.  The tax deduction taken during FY08 related to restricted stock awards was miscalculated, resulting in an unfavorable tax impact in this fiscal year of approximately $.1M.  Although the Borrower is under notice of audit for this tax year by the Internal Revenue Service, the 1120X is being prepared for filing.

Schedule 3.16

Environmental Matters

1.         The property(ies) owned and operated by the Borrower located at 317 and 401 Jeffreys Road, Rocky Mount, NC is listed (as the Fawn Plastics, Inc. site) on the North Carolina Inactive Hazardous Waste Sites Priority List with respect to contamination associated with historic operations at the property.  The Borrower receives periodic written notifications from the North Carolina Department of Environment and Natural Resources regarding the listing.

2.         The State of California, through the District Attorney for Orange County, alleged that the Borrower and the owner of a property formerly leased by the Company located at 1301 North Anaheim Boulevard, CA, failed to properly close underground storage tanks (USTs) at the property and violated certain UST regulations.  Borrower and the property owner entered into a Final Judgment and Permanent Injunction Pursuant to Stipulation with the State of California effective as of May 24, 2010, which included an aggregate penalty of $19,000 (which has been paid) and a permanent injunction requiring the Borrower and the property owner to comply with UST regulations in the State of California.

Schedule 3.20

Labor Matters

Alfonso Guzman et al. v. CKE Restaurants, Inc.  State of California, Kings County Superior Court, Case No.: 05C-0423.  On or about September 15, 2005, plaintiffs filed a class action lawsuit alleging that CKE violates the California Labor Code and Unfair Competition laws by failing to provide adequate meal and rest breaks to its employees.  Plaintiffs seek injunctive relief and monetary compensation.  CKE denies these allegations and intends to vigorously defend this action.  To date, no class has been certified.  CKE considers the likelihood of a material adverse judgment or settlement to be probable.  A predicted range of loss is difficult to determine with certainty at this stage of litigation; however, it is estimated that it would be between $150,000 and $300,000.

James Toston et al. v. CKE Restaurants. Inc.  Superior Court of the State of California, San Bernardino County, Case No.: 706431.  On or about September 21, 2007, plaintiffs filed a class action lawsuit alleging that CKE violates the California Labor Code and Unfair Competition laws by failing to provide adequate meal and rest breaks to certain drivers at the distribution center.  Plaintiffs seek injunctive relief and monetary compensation.  CKE denies these allegations and intends to vigorously defend this action.  To date, no class has been certified.  CKE considers the likelihood of a material adverse judgment or settlement to be reasonably possible.  A predicted range of loss is difficult to determine with certainty at this stage of litigation; however, it is estimated that it would be between $500,000 and $2,000,000.

Alyssa M. Coleman et al. v. Carl Karcher Enterprises, Inc.  Superior Court of California, County of Santa Barbara, Case No.: 1342304.  On or about March 5, 2010, plaintiffs filed a class action lawsuit alleging that CKE violates the California Labor Code and Unfair Competition laws by failing to provide adequate meal and rest breaks to its employees.  Plaintiffs seek compensatory damages.  CKE denies these allegations and intends to vigorously defend this action.  CKE considers the likelihood of a material adverse judgment or settlement to be reasonably possible.  A predicted range of loss is difficult to determine at this stage of litigation.

Jose Cubias v. Carl Karcher Enterprises, Inc.  Superior Court of California, County of Los Angeles, Case No.: BC430282.  On January 21, 2010, plaintiff filed a class action lawsuit against CKE alleging that CKE’s classification of restaurant managers as salaried, exempt employees violated the California Labor Code and Unfair Competition Laws and, accordingly, CKE failed to pay these managers overtime and terminated employee wages and failed to provide meal and rest breaks.  CKE denies these allegations and intends to vigorously defend this case.  CKE considers the likelihood of a material adverse judgment or settlement to be reasonably possible.  A predicted range of loss is difficult to determine at this stage of the litigation.

John A. Duerst v. Carl Karcher Enterprises, Inc.  Superior Court of California, County of Sacramento, Case.: 34-2010-00078072.  On or about May 2010, plaintiff filed a class action lawsuit against CKE alleging that CKE failed to pay its combo technicians overtime wages and failed to provide meal and rest breaks in violation of the California Labor Code and Unfair Competition Laws.  CKE denies these allegations and intends to vigorously defend this case.  CKE considers the likelihood of a material adverse judgment or settlement to be reasonably possible.  A predicted range of loss is difficult to determine at this stage of litigation.

Shannon Hansen v. Carl Karcher Enterprises, Inc.  Superior Court of California, County of Santa Barbara, Case No.: 1340452.  In November 2009, plaintiff filed a class action lawsuit against CKE alleging that CKE’s classification of restaurant managers as salaried, exempt employees violated the California Labor Code and Unfair Competition Laws and, accordingly, CKE failed to pay these managers overtime and terminated employee wages and failed to provide meal and rest breaks.  CKE denies these allegations and intends to vigorously defend this case. CKE considers the likelihood of a material adverse judgment or settlement to be reasonably possible.  A predicted range of loss is difficult to determine at this stage of the litigation.

Felton Henderson v. Carl Karcher Enterprises, Inc.  Superior Court of the State of California, County of Orange, Case No.: BC434473.  On or about March 24, 2010, plaintiff filed a class action lawsuit alleging that CKE failed to pay non-exempt employees overtime wages, accrued vacation, and terminated employee wages and failed to provide meal and rest breaks in violation of the California Labor Code and Unfair Competition Laws.  CKE denies these allegations and intends to vigorously defend this case.  CKE considers the likelihood of a material adverse judgment or settlement to be reasonably possible.  A predicted range of loss is difficult to determine at this stage of litigation.

Ramona Macias v. Carl Karcher Enterprises, Inc.  Superior Court of State of California, County of Los Angeles, Case No.: BC432908.  On or about March 1, 2010, plaintiff filed a class action lawsuit against CKE alleging that CKE’s classification of restaurant managers as salaried, exempt employees violated the California Labor Code and Unfair Competition Laws and, accordingly, CKE failed to pay these managers overtime and terminated employee wages and failed to provide meal and rest breaks.  CKE denies these allegations and intends to vigorously defend this case.  CKE considers the likelihood of a material adverse judgment or settlement to be reasonably possible.  A predicted range of loss is difficult to determine at this stage of the litigation.

Belinda Pinto v. CKE Restaurants, Inc.  Superior Court of California, County of Orange, Case No. 00357288.  On or about March 25, 2010, plaintiff filed a class action lawsuit alleging that CKE failed to pay non-exempt employees overtime wages, accrued vacation, and terminated employee wages and failed to provide meal and rest breaks in violation of the California Labor Code and Unfair Competition Laws.  CKE denies these allegations and intends to vigorously defend this case.  CKE considers the likelihood of a material adverse judgment or settlement to be reasonably possible.  A predicted range of loss is difficult to determine at this stage of litigation.

Juan Rodriguez v. Carl Karcher Enterprises, Inc.; Norma Perez v. Carl Karcher Enterprises, Inc.  Superior Court of the State of California, County of Santa Barbara, Case Nos.: 1265083 and 1265187.  In December 2007, plaintiffs filed class action lawsuits alleging that CKE failed to pay non-exempt employees overtime wages, accrued vacation, and terminated employee wages and failed to provide meal and rest breaks in violation of the California Labor Code and Unfair Competition Laws.  CKE denies these allegations and intends to vigorously defend this case.  CKE considers the likelihood of a material adverse judgment or settlement to be reasonably possible.  A predicted range of loss is difficult to determine at this stage of litigation.

Schedule 3.22

Intellectual Property

None.

Schedule 4.02(b)

Local Counsel

1.	Parker Poe Adams & Bernstein LLP, North Carolina counsel to Loan Parties
2.	Burr & Forman LLP, Alabama counsel to Loan Parties

Schedule 6.01

Indebtedness

After giving effect to the payoff and termination of the Existing Credit Agreement, long-term debt and Capital Lease Obligations in an aggregate amount equal to $52 million.

Schedule 6.02(a)

Liens

Liens securing Capital Lease Obligations and long-term debt described on Schedule 6.01 on property and assets of the Borrower or any Subsidiary subject to the applicable lease or security interest securing such long-term debt.

Schedule 6.04

Investments

Second Amended and Restated Secured Promissory Note by LAS Acquisition, LLC, in favor of Santa Barbara Restaurant Group, Inc. in the principal amount of $3,241,373.

Schedule 6.07

Transactions with Affiliates

Item 13 of the Borrower’s Form 10-K/A filed on May 25, 2010 is hereby incorporated by reference.

Schedule 9.01

Notice Information

1.	To Any Loan Party:

Address:
6307 Carpinteria Avenue, Suite A
Carpinteria, CA 93013-2901

E-mail:  TAbajian@CKR.com

Phone Number:  805-745-7725

Telecopier Number:  714-781-2729

2.	To Administrative Agent, Collateral Agent, L/C Issuer and Swingline Lender:

Address:

Morgan Stanley Senior Funding, Inc.
One Pierrepont Plaza, 7th Floor
Brooklyn, New York 11201
Attention:  James H. Park

Email:  James.H.Park@morganstanley.com
Phone Number:  718-754-7422
Telecopier Number:  212-507-6680